Exhibit 10.1

CREDIT AGREEMENT

Dated as of October 14, 2004

among

WEST MARINE PRODUCTS, INC.,

as Borrower,

THE LENDERS NAMED HEREIN,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Arranger

and

UNION BANK OF CALIFORNIA, N.A.,

as Syndication Agent

and

BANK OF AMERICA, N.A.,

as Documentation Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

(continued)

The exhibits listed below have been omitted. A copy of the omitted exhibits will be furnished to the Securities and Exchange Commission upon their request.

Exhibits

A	-	Form of Assignment and Acceptance
B	-	Form of Compliance Certificate
C	-	Form of Letter of Credit Agreements
D	-	Form of Note
E-1	-	Form of Opinion of Counsel (Dow, Lohnes & Albertson, PLLC)
E-2	-	Form of Opinion of Counsel (Pam Fields, Esq.)
F	-	Form of Request for Borrowing
G	-	Form of Request for Continuation/Conversion
H	-	Form of Notice of Payment/Prepayment
I	-	Last Days of Borrower’s Fiscal Quarters
J	-	Reserved
K	-	Form of Control Agreement
L	-	Form of Landlord Subordination

The schedules listed below have been omitted. A copy of the omitted schedules will be furnished to the Securities and Exchange Commission upon their request.

Schedules

1.1	Lender Commitments/Pro Rata Shares
1.2	Material Contracts
1.3	Existing Owned Real Property
2.5	Existing Letters of Credit
4.4	Subsidiaries
4.6	Material Contingent Liabilities
4.7	Title and Leasehold Interests Disclosure
4.7A	Existing Liens, Negative Pledges and Rights of Others
4.7B	Location of Property
4.8	Intangible Assets; Restrictions on Use
4.9	Material Litigation
4.16	Projections
4.17	Hazardous Materials Matters
4.21	Brokerage Commissions
4.22	Real Property
4.24	Operating Accounts
4.29	Government Accounts Receivable
6.10	Existing Indebtedness and Guaranty Obligations
6.11	Affiliate Transactions
6.16	Existing Investments

-vii-

CREDIT AGREEMENT

Dated as of October 14, 2004

This CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into by and among WEST MARINE PRODUCTS, INC., a California corporation (“Borrower”), each lender whose name is set forth on the signature pages of this Agreement and each lender that may hereafter become a party to this Agreement pursuant to Section 11.8 or that otherwise becomes a party to this Agreement pursuant to Section 2.6(c) (each a “Lender” and collectively, “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Arranger, UNION BANK OF CALIFORNIA, N.A., as Syndication Agent, and BANK OF AMERICA, N.A., as Documentation Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. Unless otherwise indicated in this Agreement or any other Loan Document, each term set forth below, when used in this Agreement or any other Loan Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

“AAA” shall have the meaning given to that term in Section 11.25(b).

“Acquired Person” means (a) any Person that is the subject of an Acquisition after the Closing Date and (b) any assets constituting a discrete business or operation unit that is the subject of an Acquisition on or after the date hereof.

“Acquired Portion” shall have the meaning given to that term in Section 2.6(c)(v) hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower, Parent, or any of their collective Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation, any other Person or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires in one transaction or as the most recent transaction in a series of transactions control of Securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Acquisition Cost” means, with respect to any After Acquired Real Estate, the aggregate cost, expense and compensation (whether in cash or other property) paid or otherwise provided by Borrower, Parent or any of their collective Subsidiaries and capitalized on the balance sheet of the entity acquiring such After Acquired Real Estate in accordance with GAAP.

“Administrative Agent” means Wells Fargo when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

“Advance” means any advance made or to be made by any Lender as provided in Section 2.1(a) and, unless the context otherwise requires, any Swing Line Loans.

“Affiliate” means, as to any Person, (a) any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person or (b) each of such Person’s officers, directors, joint venturers and partners; provided, however, that in no case shall the Administrative Agent or any Lender be deemed to be an Affiliate of Borrower, Parent or any of their Subsidiaries for purposes of this Agreement. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the Securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such Securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

“After Acquired Real Estate” means any fee interest in real estate acquired by Borrower, Parent or any their collective Subsidiaries after the Closing Date.

“Aggregate Commitment Amount” shall have the meaning given to that term in Section 2.6(b) hereof.

“Aggregate Effective Amount” means, as of any date of determination and with respect to all Letters of Credit then outstanding, the sum of (a) the aggregate effective undrawn face amounts of all such Letters of Credit after giving effect to any issuance, renewal, extension or increase in the amount of any Letter of Credit occurring on such date plus (b) the aggregate amounts paid by Issuing Lender under such Letters of Credit not then reimbursed to Issuing Lender by Borrower pursuant to Section 2.5(d) and not the subject of one or more Advances made pursuant to Section 2.5(e) or (f).

“Alternate Base Rate” means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the higher of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate in effect on such date plus  1/2 of 1% (50 basis points).

“Alternate Base Rate Advance” means an Advance that bears interest in relation to the Alternate Base Rate as provided in Section 3.1(b).

“Applicable Alternate Base Rate Margin” means, with respect to any Alternate Base Rate Advance, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin
I	50.0
II	50.0
III	25.0
IV	0.0
V	0.0

“Applicable Commitment Fee Margin” means, for each Pricing Period, the margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin
I	25.0
II	25.0
III	25.0
IV	20.0
V	20.0

“Applicable Eurodollar Rate Margin” means, with respect to any Eurodollar Rate Advance, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin
I	200.0
II	175.0
III	137.5
IV	112.5
V	100.0

“Applicable Letter of Credit Fee Rate” means, as of any date of determination, the then effective Applicable Eurodollar Rate Margin.

“Applicable Pricing Level” means, for each Pricing Period the pricing level set forth below opposite the ratio of Funded Debt plus six times Rental Expense to EBITDAR achieved by Borrower as of the first day of that Pricing Period for the four quarter period then most recently ended:

Pricing Level	Funded Debt Plus Six Times Rental Expense to EBITDAR
I	> 3.75x
II	> 3.50x ≤ 3.75x
III	> 3.25x ≤ 3.50x
IV	> 3.00x ≤ 3.25x
V	≤ 3.00x

Notwithstanding anything to the contrary herein, until any adjustment called for in connection with the first Pricing Occurrence arising after the delivery of the financial statements and Compliance Certificate for the Fiscal Quarter ending October 2, 2004, the Applicable Pricing Level for each of the Applicable Alternate Base Rate Margin, the Applicable Commitment Fee Margin and the Applicable Eurodollar Rate Margin (and by definition the Applicable Letter of Credit Fee Rate) shall be “IV”.

“Approved Communication” and “Approved Communications” shall have the meaning set forth in Section 11.6(b).

“Arranger” means Wells Fargo Bank, National Association.

“Assignment and Acceptance” means an assignment and acceptance agreement substantially in the form of Exhibit A.

“Banking Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California or New York.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same type.

“Canadian Security Agreement” means that certain General Security Agreement, dated as of the date hereof, between West Marine Canada Corp. and the Administrative Agent.

“Capital Expenditure” means any expenditure that is treated as a capital expenditure under GAAP, including any expenditure that is required to be capitalized in accordance with GAAP that relates to an asset subject to a Capital Lease, provided that the purchase price of a Permitted Acquisition shall not be deemed to be a Capital Expenditure.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with GAAP (including Financial Accounting Standards Board Statement No. 13, as amended or superseded from time to time, or if such Statement is not then in effect, such other statement of GAAP as may be applicable) recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP.

“Capital Lease Obligations” means all monetary obligations of a Person under any Capital Lease that in accordance with GAAP would be treated as principal or interest.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP.

“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:

(a) Government Securities due within one year after the date of the making of the Investment;

(b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof or the District of Columbia given on the date of such Investment a credit rating of at least Aa by Moody’s or AA by S&P, in each case due within one year from the making of the Investment;

(c) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any Lender or any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

(d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any Lender or any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

(e) repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(f) readily marketable commercial paper or other debt Securities issued by corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or the District of Columbia or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody’s or A-1 by S&P, in each case due within 270 days after the date of the making of the Investment;

(g) “money market preferred stock” issued by a corporation incorporated under the Laws of the United States of America or any State thereof or the District of Columbia (i) given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clauses (c) or (d) above; provided that the aggregate amount of all such Investments does not exceed $5,000,000;

(h) a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P; and

(i) corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America, or a participation interest therein; provided that (i) commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P and (ii) the aggregate amount of all such Investments does not exceed $5,000,000.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person, its parent company or any of their Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Certificate” means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

“Change in Control” means any of the following events: (a) the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Borrower, Parent and their Subsidiaries taken as a whole to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act, but not including the merger of any Subsidiary into Parent or into another Domestic Subsidiary of Parent), (b) Parent shall fail to own, directly or indirectly, 100% of the outstanding capital stock or other equity interests of any Subsidiary of Parent, including Borrower, (c) any Person or two or more Persons acting in concert shall have acquired beneficial ownership or control by contract or otherwise, directly or indirectly, of the greater of 33 1/3% or more of the outstanding capital stock or other equity interests of Borrower or Parent, or that percentage or more of such stock or other equity interests currently owned or controlled by Randolph K. Repass, such that Randolph K. Repass ceases to be the majority shareholder, provided that the foregoing shall not apply to transfers by Randolph K. Repass and his estate, executors, administrators and heirs, and his lineal descendants, any private foundation or other charitable entity controlled by him or his estate, executors, administrators or heirs, and any corporation, partnership, limited liability company, trust or other entity in which he or his estate, executors, administrators or heirs, or his lineal descendants have a direct or indirect beneficial interest or voting control of greater than 50%, (d) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24-month period were directors of Borrower or Parent (together with any new director whose election by Borrower’s or Parent’s board of directors or whose nomination for election by Borrower’s or Parent’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Borrower or Parent then in office or (e) any transaction or series of related transactions constituting a “change in control” or similar occurrence under documentation evidencing or governing Indebtedness of Borrower, Parent and/or any of their collective Subsidiaries of $5,000,000 or more, which gives the holder(s) of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

“Closing Date” means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrower and the Closing Date Lenders of the date that is the Closing Date.

“Closing Date Lenders” means Wells Fargo, Union Bank of California, N.A., Bank of America, N.A., U.S. Bank National Association, Bank of the West and any other lender party to this Agreement as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Collateral” means, collectively, all of the collateral (including any cash collateral) subject to the Liens, or intended to be subject to the Liens, created by the Security Documents or any one of them.

“Commercial Letter of Credit” means any of the commercial letters of credit issued by the Issuing Lender under the Revolving Facility pursuant to Section 2.5, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Commitment” means with respect to each Lender, the commitment of such Lender to make Advances and to purchase participation interests in Letters of Credit (expressed as the maximum aggregate amount of the Advances to be made and participation interests to be purchased by such Lender hereunder), as such commitment may be (a) reduced and increased from time to time pursuant to Section 2.6 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.8. The initial amount of each Lender’s Commitment is set forth on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $190,000,000.

“Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.

“Consigned Inventory” shall have the meaning set forth in Section 6.26.

“Continuation,” “Continue” and “Continued” each refers to a continuation of Eurodollar Rate Advances from one Eurodollar Period to the next Eurodollar Period pursuant to Section 2.4(c).

“Contractual Obligation” means, as to any Person, any obligation under any material indenture, note, lease, loan agreement, Security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of material contractual obligation or undertaking to which such Person is a party or by which such Person or any of its Property is bound.

“Control Agreement” means a control agreement among the applicable Party, the Administrative Agent and the applicable financial institution or securities intermediary substantially in the form attached hereto as Exhibit K or in such other form as the Administrative Agent may agree to in its reasonable discretion.

“Conversion,” “Convert” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.4(a) or 2.4(b).

“Current Assets” means, as of any applicable date of determination, all Cash, Cash Equivalents, non-affiliated customer receivables, claims against the United States government and inventories, or other assets that should be classified as current in accordance with GAAP.

“Current Liabilities” means, as of any applicable date of determination, on a consolidated basis, (i) all liabilities of a Person that should be classified as current in accordance with GAAP plus (ii) all of the following liabilities of a Person whether or not they should be classified as current in accordance with GAAP: the principal amount of all Indebtedness of Borrower, Parent and their collective Subsidiaries which constitutes a revolving facility or revolving loan obligation irrespective of its maturity date and the current portion of any term loans, the aggregate principal Indebtedness outstanding under the Loan Documents and the Aggregate Effective Amount of all outstanding Letters of Credit, plus (iii) to the extent not otherwise included, all liabilities of such Person to any of its Affiliates (including officers, directors, shareholders, subsidiaries and commonly held companies), whether or not classified as current in accordance with GAAP.

“Current Ratio” means, as of any applicable date of determination, the ratio of Current Assets to Current Liabilities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Debt Rating” means, as of each date of determination, (a) in the event such a credit rating is issued by either Moody’s or S&P, the bank debt credit rating assigned to the long term senior unsecured Indebtedness of Parent by that credit reporting agency, or (b) if no bank debt credit rating is assigned, the most creditworthy credit rating, actual or implicit, assigned to senior unsecured Indebtedness of Parent by that credit rating agency.

“Decreasing Lender” shall have the meaning given to that term in Section 2.6(c)(v) hereof.

“Default” means any event or circumstance which, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

“Default Rate” means the interest rate prescribed in Section 3.7.

“Designated Deposit Account” means a deposit account to be maintained by Borrower with Wells Fargo or one of its Affiliates, as from time to time designated by Borrower by written notification to the Administrative Agent.

“Designated Eurodollar Market” means, with respect to any Eurodollar Rate Advance, the London Eurodollar Market.

“Disqualified Stock” means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt Security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

“Disposition” means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of Borrower, Parent or any of their collective Subsidiaries.

“Distribution” means, with respect to any equity interest or Security issued by a Person, or any warrant or right to acquire any equity interest or Security of a Person, (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such equity interest or Security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property (other than in common stock or an equivalent equity interest of such Person) on or with respect to any such equity interest or Security, (c) any Investment by such Person in the holder of any such equity interest or Security, and (d) any other payment by such Person constituting a distribution under applicable Laws with respect to such equity interest or Security.

“Dollars” or “$” means United States of America dollars.

“Domestic Subsidiary” means a Subsidiary that is organized under the laws of a political subdivision of the United States.

“EBITDA” means, with respect to any fiscal period, the sum of (a) Net Income for that period, plus (b) any extraordinary loss to the extent deducted in determining such Net Income, minus (c) any extraordinary gain to the extent added in determining such Net Income, plus (d) Interest Expense of Borrower, Parent and their collective Subsidiaries for that period, plus (e) the aggregate amount of foreign, federal, state and local taxes on or measured by income of Borrower, Parent and their collective Subsidiaries for that period (whether or not payable during that period), plus (f) depreciation and amortization expense of Borrower, Parent and their collective Subsidiaries for that period, plus (g) all other non-cash, expenses of Borrower, Parent and their collective Subsidiaries for that period, plus (h) transaction costs related to the closing of the transactions contemplated by this Agreement (and transaction costs related to any Permitted Acquisition) plus (i) the costs and expenses incurred within the first six months after a Permitted Acquisition related to the closing of any stores which are stores acquired in connection with any such Permitted Acquisition or are stores located within 15 miles of any stores acquired in such Permitted Acquisition in an aggregate amount not to exceed $500,000 for each such Permitted Acquisition, in each case as determined in accordance with GAAP, consistently applied and, in the case of items (d), (e), (f), (g), (h) and (i) only to the extent deducted in determining such Net Income for that period. In determining EBITDA attributable to an Acquired Person acquired during such period, such Acquired Person shall be treated as if owned on the first day of the applicable period and companies (or business units or divisions) or stores sold, transferred, closed or otherwise disposed of during such period will be treated as if not owned during the entire applicable period.

“EBITDAR” means, with respect to any fiscal period, EBITDA plus Rental Expense of Borrower, Parent and their collective Subsidiaries for that period.

“Effective Greenshoe Amount” shall have the meaning given to that term in Section 2.6(c)(i) hereof.

“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $500,000,000 or more, (d) any (i) savings bank, savings and loan association, finance company or similar financial institution or entity or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $500,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank (as reasonably determined by the assigning Lender) and (e) any other financial institution (including a mutual fund or other fund) having total assets of $500,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (x) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (y) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any final or temporary regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means, with respect to any Person, any other Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

“Eurodollar Banking Day” means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

“Eurodollar Base Rate” means with respect to any Eurodollar Rate Advance comprising part of the same Borrowing, the interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in Dollars are offered by the Eurodollar Reference Lender to prime banks in the Designated Eurodollar Market at or about 10:00 a.m. local time in the Designated Eurodollar Market, two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of the Eurodollar Rate Advance comprising part of such Borrowing and for a period of time comparable to the number of days in the applicable Eurodollar Period. The determination of the Eurodollar Base Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

“Eurodollar Lending Office” means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

“Eurodollar Market” means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

“Eurodollar Obligations” means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Lender.

“Eurodollar Period” means, as to each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date specified by Borrower pursuant to Section 2.1(b) and ending 7, 14 or 21 days, or 1, 2, 3 or 6 months, or any other period (with the written consent of all of the Lenders) thereafter, as specified by Borrower in the applicable Request for Borrowing or Request for Continuation/Conversion provided that:

(a) The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

(b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the immediately succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the immediately preceding Eurodollar Banking Day;

(c) No Eurodollar Period for any Eurodollar Rate Advance shall extend beyond the date of any scheduled reduction in the Commitments set forth in Section 2.6(b), if after giving effect to the reductions scheduled to occur on any such date any Eurodollar Rate Advance would be required to be prepaid.

(d) No Eurodollar Period for any Eurodollar Rate Advance shall extend beyond the Maturity Date.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of one percent) determined pursuant to the following formula:

Eurodollar Base Rate
Eurodollar Rate	=	1.00-Eurodollar Reserve Percentage

The Eurodollar Rate shall be adjusted automatically as to all Eurodollar Rate Advances then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Advance” means an Advance that bears interest in relation to the Eurodollar Rate as provided in Section 3.1(c).

“Eurodollar Reference Lender” means Wells Fargo or the Administrative Agent if Wells Fargo is no longer the Administrative Agent.

“Eurodollar Reserve Percentage” means, with respect to any Eurodollar Rate Advance comprising part of the same Borrowing, the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to the nearest 1/100th of one percent) in effect on the date the Eurodollar Base Rate for the Borrowing of which such Eurodollar Rate Advance is a part is determined (whether or not such reserve percentage is applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) having a term comparable to the Eurodollar Period for such Eurodollar Rate Advance. The determination by the Administrative Agent of any applicable Eurodollar Reserve Percentage shall be conclusive in the absence of manifest error.

“Event of Default” shall have the meaning provided in Section 9.1.

“Existing Credit Facilities” means the credit facilities provided to Borrower, Parent or their collective Subsidiaries pursuant to that certain Credit Agreement dated as of January 14, 2003, among Borrower, the banks that were party thereto, and Wells Fargo Bank, National Association, as administrative agent.

“Existing Letters of Credit” means the letters of credit described on Schedule 2.5.

“Existing Owned Real Estate” means any real estate owned on the Closing Date by any Party which is a party to the loan documents on the Closing Date and described on Schedule 1.3.

“Federal Funds Rate” means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such date opposite the caption “Federal Funds (Effective)”. If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such date under the caption “Federal Funds Effective Rate”. If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means the letter agreement dated as of August 27, 2004 between Borrower and Wells Fargo regarding certain fees payable by Borrower in connection with the Revolving Facility as indicated therein.

“Fiscal Quarter” means any fiscal quarter of Borrower, Parent and their collective Subsidiaries.

“Fiscal Year” means the fiscal year of Borrower, Parent and their collective Subsidiaries ending on the Saturday closest to each December 31.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (x) EBITDAR less maintenance capital expenditures made during the applicable period, to (y) the aggregate of Net Interest Expense during the applicable period plus Rental Expense during the applicable period, plus scheduled principal payments during the applicable period (including, without limitation, scheduled payments made under Capital Leases that should be treated as payment of principal in accordance with GAAP). For purposes of this definition, the term “maintenance capital expenditure” shall mean a Capital Expenditure for the maintenance or repair of Borrower’s, Parent’s and their Subsidiaries’ Property, but excluding: (i) any capital expenditures made from the proceeds of insurance; and (ii) the acquisition of new Property, except as such acquisition may be required to complete such maintenance or repair, and shall be calculated in a manner that is consistent with the Projections.

“Foreclosure Property” shall have the meaning provided in Section 10.10(c).

“Foreign Plan” means any employee benefit plan maintained by Borrower or any of its Subsidiaries which is mandated or governed by any Governmental Rule of any Governmental Agency other than the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means, as of any date of determination, without duplication, the sum of (a) all principal Indebtedness of Borrower, Parent and their collective Subsidiaries for borrowed money without respect to their maturity (including Subordinated Obligations and any other subordinated indebtedness, debt Securities issued by Borrower, Parent and any of their collective Subsidiaries, the aggregate principal Indebtedness outstanding under the Loan Documents including, without limitation, the Notes and the Aggregate Effective Amount of all outstanding Letters of Credit) on that date plus (b) the aggregate amount of the principal portion of all Capital Lease Obligations of Borrower, Parent and their collective Subsidiaries plus (c) any Guaranty Obligations of Borrower, Parent and their collective Subsidiaries with respect to the Indebtedness of others of the types referred to in (a) and (b) above.

“GAAP” means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or any State thereof or obligations unconditionally guaranteed by the full faith and credit of the United States of America or any State thereof and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America or any State thereof that are generally considered in the securities industry to be implicit obligations of the United States of America or any State thereof.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.

“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Agency.

“Guarantor” means, collectively, each of West Marine, Inc., a Delaware corporation, West Marine Canada Corp., a Nova Scotia unlimited liability company,

West Marine Puerto Rico, Inc., a California corporation, W Marine Management Company, Inc., a California corporation, West Marine LBC, Inc., a California corporation, West Marine IHC I, Inc., a California corporation, and any other Subsidiary of Parent or Borrower now or hereafter existing that is required to issue a Guaranty pursuant to this Agreement.

“Guaranty” means any one or more of the following: that certain Guaranty of even date herewith executed by each Guarantor (other than West Marine Canada Corp.), that certain Guarantee Agreement executed by West Marine Canada Corp. and each other guaranty provided after the Closing Date in respect of any of the Obligations.

“Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Hazardous Materials” means oil or petrochemical products, poly-chlorinated biphenyls, asbestos, urea formaldehyde, flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including any substances considered “hazardous substances,” “hazardous wastes,” “hazardous materials,” “infectious wastes”, “pollutant substances”, “solid waste” or “toxic substances” under any Hazardous Materials Laws.

“Hazardous Materials Laws” means all Laws pertaining to the treatment, transportation or disposal of Hazardous Materials on or about any Real Property owned or leased by Borrower, Parent or any of their collective Subsidiaries thereof, or any portion thereof, including without limitation the following: the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.) and the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, as amended (44 U.S.C. § 1801, et seq.), the Toxic Substances Control

Act, 15 U.S.C. § 2601 et seq., the California Health and Safety Code (Section 25100, et seq.), the California Water Code and the California Administrative Code, in each case as such Laws are amended from time to time.

“Income Taxes” means any and all present or future taxes that (i) are imposed on a Person’s overall net income by the United States, (ii) are imposed on a Person’s overall net income (and franchise taxes imposed on or measured by income, earnings or retained earnings in lieu thereof) by the state or foreign jurisdiction under the laws of which such Person is organized or any political subdivision thereof, and (iii) are imposed on a Person’s overall net income (and franchise taxes imposed on or measured by income, earnings or retained earnings in lieu thereof) by the state or foreign jurisdiction of its principal office, Eurodollar Lending Office or in which such Person is “doing business” or any political subdivision thereof.

“Increase Effective Date” shall have the meaning given to that term in Section 2.6(c)(iv) hereof.

“Increasing Lender” shall have the meaning given to that term in Section 2.6(c)(i) hereof.

“Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding accounts payable in the ordinary course of business not more than ninety (90) days past due), (b) all Capital Lease Obligations of such Person, (c) indebtedness of such Person arising under bankers’ acceptance facilities or under facilities for the discount of accounts receivable of such Person, (d) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person, (e) any net obligations of such Person under Interest Rate Protection Agreements, (f) all Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (e) above; and (g) all obligations of other Persons of the types described in clauses (a) - (f) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Person to the extent of the fair market value of such assets as determined in good faith by such Person, even though such Person has not assumed or become liable for the payment of such obligations.

“Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, covenants not to compete, copyrights, trade names, trademarks and patents.

“Intellectual Property Security Agreement” means that certain Security Agreement (Intellectual Property), dated as of the date hereof, among Borrower, other Persons from time to time party thereto and the Administrative Agent.

“Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, plus (c) the net amounts paid or payable (or minus the net amounts received or receivable) under Interest Rate Protection Agreements for that fiscal period by that Person.

“Interest Rate Protection Agreement” means a written agreement between Borrower and one or more financial institutions providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other Securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership, limited liability company and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment. For the avoidance of doubt, (i) any such investment by or of that Person is not a Capital Expenditure but the use of the proceeds of any such investment by or of such Person for the purpose of improvement or expansion of any property (that would otherwise constitute a Capital Expenditure as defined in this Agreement) is a Capital Expenditure and (ii) a guarantee by Parent, Borrower or any of their Domestic Subsidiaries of any obligation of any Foreign Subsidiary is an Investment for purposes of Section 6.16.

“ISP” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice or such later version thereof as may be in effect at the time of determination.

“Issuing Lender” means Wells Fargo, when acting in its capacity as Issuing Lender under any of the Loan Documents (including such other Persons that may act as agent for and on behalf of Wells Fargo) or any successor Issuing Lender.

“Landlord Subordination” means (i) a landlord subordination agreement executed in favor of the Administrative Agent by the landlord of a leased location of Parent, Borrower or any of their Subsidiaries or any one or more of them substantially in the form attached hereto as Exhibit L, complete and in recordable form or (ii) provisions similar to those in the agreement attached as Exhibit L contained in any lease for any such leased location.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

“Lender” means each Closing Date Lender and each lender that may hereafter become a party to this Agreement pursuant to Section 11.8 or that otherwise becomes a party to this Agreement pursuant to Section 2.6(c) and includes the Issuing Lender and the Swing Line Lender (unless the context otherwise requires); provided that, for the purpose of the term “Lender Interest Rate Protection Agreement” the term “Lender” shall also include any counterparty to an Interest Rate Protection Agreement that was a Lender or an Affiliate of a Lender at the time such Interest Rate Protection Agreement was entered into and any Affiliate of a Lender which enters into an Interest Rate Protection Agreement which expressly relates to the Indebtedness evidenced by this Agreement and the Loan Documents.

“Lender Interest Rate Protection Agreement(s)” means one or more Interest Rate Protection Agreement with respect to the Indebtedness evidenced by this Agreement between Borrower and any counterparty that was a Lender, or an Affiliate of a Lender, on the date such Interest Rate Protection Agreement was entered into. Each Lender Interest Rate Protection Agreement shall be a Loan Document and shall be secured by the Liens created by the Security Documents to the extent set forth in Section 2.9(a).

“Letter of Credit” means any of the Commercial Letters of Credit and the Standby Letters of Credit issued by the Issuing Lender under the Revolving Facility pursuant to Section 2.5, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted. Letters of Credit shall include the Existing Letters of Credit.

“Letter of Credit Agreement” means either of the Commercial Letter of Credit Agreement or Standby Letter of Credit Agreement to be executed by Borrower as applicable, in the form of Exhibit C, either as originally executed or as it may from time to time be supplemented, modified, amended, extended, restated or supplanted.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a letter of credit in form and substance reasonably satisfactory to the Issuing Lender.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the aggregate amount of the Lenders’ Commitments and (b) $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the aggregate amount of the Lenders’ Commitments.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, or the agreement to provide any of the foregoing and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable Law of any jurisdiction with respect to any Property.

“Loan Documents” means, collectively, this Agreement, the Notes, any Guaranty, any Letter of Credit Agreement, any Request for Borrowing, any Request for Continuation/Conversion, the Security Documents, the Fee Letter, any Letter of Credit Application, any Compliance Certificate, and any other agreements of any type or nature heretofore or hereafter executed and delivered by Borrower or any other Party to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, including any Interest Rate Protection Agreement relating to Advances made under this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U and X, as applicable.

“Material Adverse Effect” means any event, occurrence or circumstance which (a) has had or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) has been or could reasonably be expected to have any material adverse effect whatsoever upon the business, assets, condition (financial or otherwise) or operations of Parent, Borrower and their Subsidiaries, taken as a whole, (c) has materially impaired or could reasonably be expected to materially impair the ability of Borrower to pay or perform the Obligations, (d) has materially impaired or could reasonably be expected to materially impair the ability of the Guarantors to pay or perform their obligations in accordance with the terms of the Guarantees, (e) has had or could reasonably be expected to have any material adverse effect whatsoever on the rights and remedies of the Administrative Agent or any Lender under this Agreement, the other Loan Documents or any related document, instrument or agreement or (f) has had or could reasonably be expected to have any material adverse effect whatsoever on the value of the Collateral (taken as a whole), the Administrative Agent’s or any Lender’s security interest in the Collateral or the perfection or priority of such security interests.

“Material Contracts” means, collectively, (i) the agreements identified on Schedule 1.2 attached hereto and (ii) any other agreement that would, if terminated, materially adversely affect the business, condition (financial or otherwise) or operations of Borrower, Parent and their collective Subsidiaries, taken as a whole.

“Material Documents” means (i) Material Contracts and (ii) Material Governing Documents.

“Material Governing Documents” means the articles of incorporation, certificate of incorporation, by-laws and other organizational documents of any Party.

“Maturity Date” means the earlier of (a) October 14, 2009 and (b) the termination or cancellation of the Revolving Facility (and all of the Commitments pertaining thereto) pursuant to the terms of this Agreement.

“Maximum Revolving Credit Amount” means, as of any date of determination, the aggregate amount of all of the Lenders’ Commitments as in effect on such date.

“Moody’s” means Moody’s Investor Service, Inc. and its successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contributes, is obligated to contribute or has had within the last five years an obligation to contribute.

“Negative Pledge” means a Contractual Obligation which contains a covenant binding on Borrower, Parent or any of their collective Subsidiaries that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Permitted Encumbrance which affects only the Property that is the subject of such Permitted Encumbrance, (b) any such covenant that does not apply to Liens securing the Obligations, (c) any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or other contract or the assignment, encumbrance or hypothecation of such lease, license or other contract (but such encumbrance or restriction shall not affect the Liens created under the Security Documents to the extent permitted by such lease, license or contract, the UCC or other applicable Law), (d) any restriction related solely to the assets subject to a sale or other disposition permitted pursuant hereto imposed pursuant to an agreement entered into in connection with a sale or other disposition permitted pursuant hereto pending the closing of such sale or other disposition, (e) any restriction contained in the agreements governing any Indebtedness permitted pursuant to Section 6.10 so long as such restriction does not affect or restrict in any way the Liens created under the Security Documents or the ability of Parent, Borrower or any of their Subsidiaries to create any Liens in favor of the Administrative Agent or the Lenders in the future.

“Net Income” means, with respect to any fiscal period, the consolidated net income of Borrower, Parent and their collective Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“Net Interest Expense” means Interest Expense minus cash interest income; provided that in no event shall Net Interest Expense be less than zero.

“Net Proceeds” means:

(a) With respect to any Disposition of any asset or Property by any Person (other than the Borrower or a Guarantor), the aggregate consideration received by such Person from such Disposition less the sum of (i) the actual amount of the fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the legal expenses and other costs and expenses directly related to such Disposition that are to be paid by such Person, (ii) the amount of any Indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such Disposition, (iii) the amount of any consent payment required to be paid to any unrelated non-Affiliate third party holder of any Indebtedness whose consent to such Disposition is required, (iv) the amount of all taxes paid (or reasonably estimated to be payable) by such Person (or, in the case of a member of a consolidated group, its parent), and the amount of any reserves established by such Person to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such event (as determined reasonably and in good faith by such Person); provided that as the amount of such liabilities are known, any unexpended portion of such reserve related to such contingent liabilities shall be deemed to be “Net Proceeds” from a Disposition and shall be subject to the terms and conditions of this Agreement at such time, and (v) in the case of the sale of an entity in which Persons other than Borrower, Parent and their Subsidiaries hold a minority interest but the full amount of the proceeds relating to the sale of such entity are received by Borrower, Parent or a Subsidiary, any amounts required to be paid to such minority interest holder in connection with such sale; provided such amounts are not in excess of such minority interest holder’s pro rata share of the proceeds from such sale; provided further that to the extent such proceeds are not paid to such minority holder within 30 days of receipt by Borrower, Parent or a Subsidiary such proceeds shall be deemed to be “Net Proceeds” from a Disposition and shall be subject to the terms and conditions of this Agreement at such time;

(b) With respect to any issuance or incurrence of any Indebtedness by any Person, the aggregate consideration received by such Person from such issuance or incurrence less the sum of the actual amount of the fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the legal expenses and the other costs and expenses directly related to such issuance or incurrence that are to be paid by such Person; and

(c) With respect to any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received in respect of such Casualty Event net of expenses of repair or replacement and costs and expenses of recovery incurred by Parent, Borrower and their collective Subsidiaries in connection with such Casualty Event.

“New Lender” shall have the meaning given to that term in Section 2.6(c)(ii) hereof.

“Note” means the Swing Line Note and any of the promissory notes made by Borrower to a Lender evidencing Advances under that Lender’s Commitment, substantially in the form of Exhibit D, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Notice” shall have the meaning set forth in Section 11.6(b).

“Notice of Payment/Prepayment” means a written notice of payment or prepayment as applicable in the form of Exhibit H, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

“Obligations” means all present and future obligations of every kind or nature of Borrower at any time and from time to time owed to the Lenders, the Swing Line Lender, the Administrative Agent and/or the Issuing Lender, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent including obligations with respect to the reimbursement of Letters of Credit, and obligations of performance as well as obligations of payment, and including all interest (including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower), fees, charges, expenses, attorneys’ fees and accountants’ fees payable by Borrower hereunder and thereunder.

“Operating Accounts” means the deposit, checking, securities, brokerage or other similar accounts of Parent, Borrower or any of their Subsidiaries described on Schedule 4.24, and each other deposit, savings, securities, brokerage or similar account hereafter established by Parent, Borrower or any of their Subsidiaries.

“Opinion of Counsel” means the favorable written legal opinion of Dow, Lohnes & Albertson, PLLC, special counsel to Borrower, substantially in the form of Exhibit E-1 and the favorable written legal opinion of Pam Fields, Esq., general counsel to Borrower, substantially in the form of Exhibit E-2.

“Other Taxes” shall have the meaning given to such term in Section 3.11(b).

“Parent” means West Marine, Inc., a Delaware corporation.

“Party” means Parent, Borrower and any of their collective Subsidiaries that now or hereafter is a party to any of the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “pension plan” (as such term is defined in Section 3(2) of ERISA) that is subject to the minimum funding rules of Section 302 of ERISA or Title IV of ERISA or is a 401(k) plan, other than a Multiemployer Plan, which is maintained by Borrower, Parent or any of their collective Subsidiaries or to which Borrower, Parent or any of their collective Subsidiaries contributes or has or has had within the last five years an obligation to contribute.

“Permitted Acquisition” means an Acquisition by Borrower, Parent or any wholly-owned Subsidiary of Borrower or Parent of all or substantially all of the assets of, or all of the capital stock or other equity interests of, an Acquired Person engaged in the same, substantially the same or related line(s) of business as Parent or any of its Subsidiaries; provided, that:

(a) if such Acquisition is of all of the capital stock or other equity interests of the Acquired Person, such Acquired Person is merged with and into Borrower or Parent or such Subsidiary substantially simultaneously with such party’s acquisition of such capital stock or other equity interests or becomes a wholly-owned Subsidiary of Borrower or Parent or such Subsidiary;

(b) in the case of the Acquisition of the capital stock or other equity interest of an Acquired Person, the board of directors (or comparable governing body) of such Acquired Person shall have duly approved such Acquisition;

(c) with respect to Acquisitions with a cash purchase price which individually exceeds $2,500,000 or in the aggregate during any Fiscal Quarter exceeds $5,000,000, Borrower shall have delivered a pro-forma Compliance Certificate for the most recently completed Rolling Period, demonstrating that, upon giving effect to the proposed Acquisition as of the last day of such Rolling Period, Borrower, Parent and their collective Subsidiaries shall be in compliance with the covenants set forth in Article 6 hereof;

(d) for each target Acquired Person involving the assumption of Indebtedness and/or aggregate consideration with a fair market value of $10,000,000 or more, such target Acquired Person shall have had a positive “EBITDA” for the twelve-month fiscal period immediately preceding the date of such Acquisition (with EBITDA calculated for such Acquired Person in a manner consistent with the calculation of EBITDA for Borrower, Parent and their collective Subsidiaries specified herein);

(e) at the time of such Acquisition, (i) each of the representations and warranties contained in the Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date), (ii) no Default or Event of Default shall have occurred and remain in effect and (iii) after giving effect to such Acquisition, on a pro forma combined basis, Borrower, Parent and their collective Subsidiaries, on a projected basis, will be in compliance with Article 6 hereof, as of each of the four Fiscal Quarters ending after the date of the Acquisition, as reflected in updated projections, to the extent a pro-forma Compliance Certificate is required pursuant to clause (c) above, provided by Borrower to the Administrative Agent and the Lenders prior to the effective date of such Acquisition;

(f) if such Acquisition involves the purchase of an interest in a partnership between Borrower or Parent (or a Subsidiary of Borrower or Parent) as a general partner and entities unaffiliated with Borrower or Parent or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate or other limited liability holding company directly or indirectly wholly-owned by Borrower or Parent newly formed for the sole purpose of effecting such transaction;

(g) with respect to any Acquisition consummated by a wholly owned Subsidiary organized outside of the United States of America, such Acquisition shall only be consummated using funds previously funded to such Subsidiary in compliance with the terms and conditions of the Loan Documents, including, without limitation, Section 6.16 of this Agreement;

(h) the Indebtedness assumed and/or consideration paid or payable in cash in connection with any Acquisition of an Acquired Person in a related line of business to Parent (as opposed to the same or similar line of business to Parent), when taken together with (i) each other Permitted Acquisition of an Acquired Person in a related line of business to Parent (as opposed to the same or similar line of business to Parent) consummated since the Closing Date and (ii) any Investments in Subsidiaries engaged in a related line of business to Parent (as opposed to the same or similar line of business to Parent) shall not exceed $10,000,000 in the aggregate;

(i) the Indebtedness assumed and/or consideration paid or payable in cash in connection with such Acquisition, when taken together with each other Permitted Acquisition consummated since the Closing Date shall not exceed $35,000,000 in the aggregate; and

(j) if such Acquisition is not otherwise permitted by the terms and conditions set forth in this Agreement, such Acquisition is consented to by the Requisite Lenders in writing prior to the consummation of any such Acquisition, which consent may be given or denied for any reason or no reason in their sole discretion.

“Permitted Encumbrances” means:

(a) Liens incident to construction on or maintenance of Property for which adequate reserves in accordance with GAAP have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have been stayed and have not proceeded to final judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to an impending risk of loss or forfeiture;

(b) Liens for taxes, assessments or other governmental charges or levies on Property which are not yet past due; or Liens for taxes, assessments or other governmental charges or levies on Property for which adequate reserves in accordance with GAAP have been set aside and are being contested in good faith by appropriate proceedings and have been stayed and have not proceeded to final judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to an impending risk of loss or forfeiture;

(c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

(g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

(h) present or future zoning Laws or other Laws restricting the occupancy, use, or enjoyment of Property;

(i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings; provided that, if delinquent, adequate reserves in accordance with GAAP have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to an impending risk of loss or forfeiture;

(j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(k) landlord Liens and other Liens and rights of lessors and tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property to the extent of such Property and to the extent such leases and rental agreements are permitted under this Agreement;

(l) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business; provided the aggregate value of all such pledges and deposits (excluding the property subject to such lease) in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

(n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(o) Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(p) Liens consisting of deposits of Property to secure statutory obligations of Borrower;

(q) Liens consisting of deposits of Property to secure (or in lieu of) surety or customs bonds in the ordinary course of business;

(r) Judgment or judicial attachment liens in respect of which no Event of Default under Section 9.1(i) shall have occurred, and Liens consisting of deposits of Property to secure appeal bonds in respect of any such judgment or judicial attachment liens;

(s) Liens in favor of customs and revenue authorities arising as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods;

(t) Liens on Property acquired by Borrower, Parent or any of their Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition provided that the aggregate amount of Indebtedness of Borrower, Parent and their Subsidiaries secured by such liens shall not at any time exceed $10,000,000;

(u) Liens securing Indebtedness permitted by Sections 6.10(d) and/or 6.10(e) on and limited to the capital assets acquired, constructed or financed with the proceeds of such Indebtedness; and

(v) Permitted Rights of Others.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance or other encumbrance permitted pursuant to Section 6.9, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

“Platform” shall have the meaning set forth in Section 11.6(b).

“Post Foreclosure Plan” shall have the meaning provided in Section 10.10(c).

“Potential Real Estate Collateral” means all After Acquired Real Estate with an Acquisition Cost of $1,000,000 or more; provided that Potential Real Estate Collateral shall exclude After Acquired Real Estate to the extent the aggregate Acquisition Cost of all such After Acquired Real Estate does not exceed $10,000,000; provided further that (a) if any After Acquired Real Estate has an Acquisition Cost greater than $10,000,000, then such After Acquired Real Estate shall be Potential Real Estate Collateral and shall not be subject to the exclusion above and (b) if any After Acquired Real Estate (a “Subject Property”) causes the aggregate Acquisition Cost of all After Acquired Real Estate to exceed $10,000,000, then such Subject Property shall be Potential Real Estate Collateral and shall not be subject to the exclusion above.

“Pricing Occurrence” means with respect to any change in the ratio of Funded Debt plus six times Rental Expense to EBITDAR as calculated pursuant to Section 6.13 which results in a change in the Applicable Pricing Level, the date which is five (5) days after the due date for the financial statements described in Section 7.1(a) for first three Fiscal Quarters in each Fiscal Year (beginning with the Fiscal Quarter ending October 2, 2004) (each a “Quarterly Pricing Adjustment Date”) and the date which is five (5) days after the due date for the financial statements described in Section 7.1(b) for each Fiscal Year (for each Fiscal Year ending after October 2, 2004) (each an “Annual Pricing Adjustment Date”) so long as the Administrative Agent has received a Compliance Certificate pursuant to Section 7.2 and the accompanying financial statements under Section 7.1(a) or 7.1(b) (as applicable) reflecting evidence of such change; provided that if Borrower fails to deliver a Compliance Certificate pursuant to Section 7.2 or the accompanying financial statements under Section 7.1(a) or 7.1(b) (as applicable) prior to the applicable Quarterly Pricing Adjustment Date or Annual Pricing Adjustment Date (as applicable), then the Applicable Pricing Level shall be “I” until the earlier of (i) five (5) Banking Days after such Compliance Certificate and financial statements have been delivered and (ii) the date the Default Rate is effective and at such time and thereafter the Applicable Pricing Level shall be adjusted as contemplated herein.

“Pricing Period” means (a) the period commencing on the Closing Date and ending on the first Pricing Occurrence to occur thereafter and (b) each subsequent period commencing on the date of a Pricing Occurrence and ending on the next Pricing Occurrence to occur.

“Prime Rate” means the rate of interest most recently announced within Wells Fargo, at its principal office in San Francisco, California, as its “prime rate.” The “prime rate” is one of several base rates used by Wells Fargo and serves as the basis upon which effective rates of interest are calculated for loans and other credits making reference thereto. The “prime rate” is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in the Prime Rate shall take effect on the day the change is announced within Wells Fargo.

“Projections” means the five year financial projections of Borrower, Parent and their collective Subsidiaries heretofore distributed by or on behalf of Borrower to the Administrative Agent reflecting the consummation of the transactions contemplated by the Loan Documents (including the initial Borrowings on the Closing Date), a true and correct copy of which is attached to the Certificate of Senior Officer described in Section 8.1(a)(8).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Commitment (or, if such Commitment shall have expired or been terminated, the amount of such Lender’s Advances), and the denominator of which is the aggregate Commitments or Advances, as the case may be, at such time, multiplied by (b) such amount. Schedule 1.1 sets forth the Pro Rata Shares of the Closing Date Lenders as of the Closing Date.

“Quarterly Payment Date” means the last day of each of Borrower’s Fiscal Quarters as set forth in Exhibit I attached hereto.

“Real Estate Collateral” means any real estate that becomes Collateral after the Closing Date.

“Real Property” means, as of any date of determination, all real property then owned, leased or occupied by Borrower, Parent or any of their collective Subsidiaries.

“Referenced Financing Statement(s)” shall have the meaning given to that term in Section 4.30.

“Register” shall have the meaning given to that term in Section 11.8(d).

“Regulation D” means Regulation D, as at any time amended, of the Federal Reserve Board, or any other regulation in substance substituted therefor.

“Regulations T, U and X” means Regulations T, U and X, respectively, as at any time amended, of the Federal Reserve Board, or any other regulations in substance substituted therefor.

“Rental Expense” means, to the extent not calculated as Interest Expense, the sum of (a) all rental payments under building leases (including base rent, percentage rent, common area payments and real estate taxes), plus (b) all rent payments under equipment operating leases, plus (c) all other rental expense, minus (d) all sublease revenue. In determining the Rental Expense attributable to an Acquired Person acquired during such period, such Acquired Person shall be treated as if owned on the first day of the applicable period and companies (or business units or divisions) sold, transferred or otherwise disposed of during such period will be treated as if not owned during the entire applicable period.

“Request for Borrowing” means a written request for a Borrowing substantially in the form of Exhibit F, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

“Request for Continuation/Conversion” means a written request to Continue or Convert a Borrowing substantially in the form of Exhibit G, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, Governmental Rule, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Lenders” means at any time Lenders owed or holding in the aggregate more than 50% of the sum of (a) the then aggregate unpaid principal amount of the Advances plus (b) the then Aggregate Effective Amount (to the extent not then included as Advances) plus (c) the then aggregate unused portion of the Commitments, provided that if there are two (2) or more Lenders, in no event shall Requisite Lenders be fewer than two (2) Lenders.

“Responsible Official” means, as to any Person, (a) when used with reference to a Person other than an individual, for a corporation, a senior vice president or higher corporate officer of such Person (including any Senior Officer), general partner of such Person, corporate officer of a corporate general partner of such Person, corporate officer of a corporate general partner of a partnership that is a general partner of such Person, manager or managing member (in the case of a Person that is a limited liability company), or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower, Parent or any of their collective Subsidiaries as having been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of Borrower, Parent or such Subsidiary.

“Revolving Credit Facility Usage” means, as of any date of determination, the sum of (a) the aggregate principal amount of funded Indebtedness then outstanding under the Advances plus (b) the Aggregate Effective Amount under all outstanding Letters of Credit plus (c) the Swing Line Outstandings.

“Revolving Facility” means the revolving credit facility provided hereunder in respect of the aggregate Commitments.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“Rolling Period” means any period of four consecutive Fiscal Quarters of Borrower, Parent and their collective Subsidiaries.

“Rules” shall have the meaning given to that term in Section 11.24(b).

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback” means, with respect to any Person, the sale of Property owned by that Person (the “Seller”) to another Person (the “Buyer”), together with the substantially concurrent leasing of such Property by the Buyer to the Seller.

“Security” means any capital stock, share, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, limited partnership interest, member interest, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, among Borrower, other Persons from time to time party thereto and the Administrative Agent.

“Security Documents” means and includes the Security Agreement, the Intellectual Property Security Agreement, the Canadian Security Agreement, any Control Agreements, each pledge agreement or security agreement delivered in accordance with Section 5.12 and all other instruments, agreements, or documents (including UCC financing statements and fixture filings) delivered to the Administrative Agent or any Lender in connection with any Collateral or to secure the Obligations or the obligation of a Guarantor under any Guaranty.

“Senior Officer” means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) the chief financial officer, the (e) vice president of finance, (f) chief accounting officer or (g) the treasurer or controller, in each case of any Person. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Senior Officer of Borrower, Parent or any of their collective Subsidiaries as having been authorized by all necessary corporate, partnership, limited liability company and/or action on the part of Borrower, Parent or such Subsidiary.

“Solvent” means, as of any date of determination, and as to any Person, that on such date: (a) the fair valuation of the assets of such Person is greater than the fair valuation of such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, which would leave such Person with assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction (including, in the case of Borrower, the transactions occurring on the Closing Date); and (d) such Person is generally paying its debts as they become due. For purposes of the foregoing (1) the “fair valuation” of any assets means the amount realizable within a reasonable time, either through collection or sale, of such assets at their regular market value, which is the amount obtainable by a capable and diligent businessman under no compulsion to sell from an interested buyer willing to purchase such assets within a reasonable time under ordinary circumstances; and (2) the term “debts” includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent.

“Special Eurodollar Circumstance” means the occurrence after the Closing Date of any of the following: the application or adoption of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

“Standby Letter of Credit” means any of the standby letters of credit issued by the Issuing Lender under the Revolving Facility pursuant to Section 2.5, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Stockholders’ Equity” means, as of any date of determination and with respect to Borrower, Parent and their collective Subsidiaries, the consolidated stockholders’ equity of Borrower, Parent and their collective Subsidiaries as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to Disqualified Stock.

“Subordinated Obligations” means, as of any date of determination (without duplication), any Indebtedness of Borrower, Parent or any of their collective Subsidiaries on that date which has been subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Requisite Lenders and contains such other protective terms with respect to senior debt (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Requisite Lenders may reasonably require.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the Securities having ordinary voting power for the election of directors or other governing body (other than Securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries and (c) in any event, any other Person included in the financial statements of such Person on a consolidated basis. Any reference to a “Subsidiary” or “Subsidiaries” shall, unless otherwise provided, be deemed to be a reference to a Subsidiary (or Subsidiaries, as the case may be) of Borrower and Parent, as applicable.

“Swing Line” means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.8.

“Swing Line Lender” means Wells Fargo.

“Swing Line Loans” means loans made by the Swing Line Lender to Borrower pursuant to Section 2.8.

“Swing Line Note” means the promissory note executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

“Swing Line Outstandings” means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding.

“Swing Line Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) the aggregate amount of the Lenders’ Commitments and (b) $20,000,000. The Swing Line Sublimit is part of, and not in addition to, the aggregate amount of the Lenders’ Commitments.

“Tangible Net Worth” means, as of any date of determination, on a consolidated basis for Parent, Borrower and their Subsidiaries, the aggregate of Stockholders’ Equity, minus the aggregate of any Intangible Assets and any Indebtedness due from stockholders, employees and/or affiliates.

“Taxes” shall have the meaning given to such term in Section 3.11(a).

“Termination Date” means the date on which the Advances and all other Obligations under this Agreement and the other Loan Documents are fully and finally paid in full, in Cash, and Borrower shall have no further right to borrow any monies or obtain other credit extensions or financial accommodations under this Agreement or any of the other Loan Documents.

“Termination Value” means, in respect of any one or more Interest Rate Protection Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Rate Protection Agreements, (a) for any date on or after the date such Interest Rate Protection Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Interest Rate Protection Agreements, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Protection Agreements which may include any Lender.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

“Type” refers to the distinction between Advances bearing interest at the Alternate Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as the same may from time to time be enacted and in effect in the State of California; provided that, in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Administrative Agent’s or any Lender’s Lien on any collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“UCP” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance of any Commercial Letter of Credit.

“U.S. Consigned Inventory” shall have the meaning set forth in Section 6.26.

“Vehicle Inventory” shall have the meaning set forth in Section 6.27.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Year 1” means the period beginning on the Closing Date and ending on October 1, 2005.

“Year 2” means the one year period beginning on first day after the end of Year 1 and ending on the last day of the fourth Fiscal Quarter thereafter.

“Year 3” means the one year period beginning on first day after the end of Year 2 and ending on the last day of the fourth Fiscal Quarter thereafter.

“Year 4” means the one year period beginning on first day after the end of Year 3 and ending on the last day of the fourth Fiscal Quarter thereafter.

“Year 5” means the one year period beginning on first day after the end of Year 4 and ending on the last day of the fourth Fiscal Quarter thereafter.

1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3 Accounting Terms; Covenant Calculations. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that any of Borrower, Parent or any of their Subsidiaries change their accounting practices as permitted by Section 6.21 or GAAP changes during the term of this Agreement such that the covenants contained herein would then be calculated in a different manner or with different components, (i) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s, Parent’s and/or any of their Subsidiaries’ financial condition to substantially the same criteria as were effective prior to such change in GAAP or such Person’s change in its accounting practices and (ii) Borrower, Parent and their Subsidiaries shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower, Parent and their Subsidiaries would have been in compliance therewith under GAAP or such accounting practices as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 7 to the Administrative Agent and the Lenders, on the dates therein specified, with financial data presented in a manner which conforms with GAAP and such accounting practices (as applicable) as in effect immediately prior to such change.

1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6 References to “Borrower, Parent and their collective Subsidiaries”. Any reference herein to “Borrower, Parent and their collective Subsidiaries” or the like shall refer solely to Borrower or to Parent during such times, if any, as Borrower or Parent shall have no Subsidiaries.

1.7 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive.

1.8 Time. All references in this Agreement and each of the other Loan Documents to a time of day shall mean San Francisco, California time, unless otherwise indicated.

1.9 References.

(a) References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

(b) References in this Agreement or any other Loan Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted hereby.

(c) References in this Agreement or any other Loan Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

(d) References in this Agreement or any other Loan Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

ARTICLE 2

ADVANCES AND LETTERS OF CREDIT

2.1 Advances-General.

(a) Subject to the terms and conditions set forth in this Agreement, from time to time on any Banking Day during the period from the Closing Date up to, but not including the Maturity Date, each Lender severally agrees to make advances in Dollars to Borrower under the Revolving Facility in such amounts as Borrower may request or be deemed to have requested hereunder (each an “Advance” and collectively, the “Advances”) provided that, after giving effect to such Advances, (i) Revolving Credit Facility Usage does not exceed the Maximum Revolving Credit Amount and (ii) as to each Lender, such Lender’s Pro Rata Share of Revolving Credit Facility Usage does not exceed such Lender’s Commitment. All Advances shall be made by the Lenders ratably according to their respective Commitments.

Within the limits of each Lender’s Commitment in effect from time to time and subject to the foregoing, Borrower may borrow under this Section 2.1(a), prepay Advances pursuant to Section 3.1 and reborrow under this Section 2.1(a).

(b) Subject to the next sentence, each Borrowing shall be made pursuant to a Request for Borrowing which shall specify (i) the date of such requested Borrowing, (ii) the Type of Advances comprising such Borrowing, (iii) the amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, the Eurodollar Period therefor. Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrower to the contrary not less than three (3) days prior to the date of any Borrowing, a Borrowing may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Borrowing (conforming to the preceding sentence) in person or by telecopier to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for a Borrowing purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

(c) Promptly following receipt of a Request for Borrowing, the Administrative Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date of the requested Borrowing, the Type of Advances comprising such Borrowing, the Eurodollar Period (if applicable), and the amount corresponding to that Lender’s ratable share of the Borrowing. Not later than 1:00 p.m., California time, on the date specified for any Borrowing (which must be a Banking Day), each Lender shall make its ratable share of the Borrowing in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account or remitted directly to one or more third parties, as directed by Borrower in writing and approved by the Administrative Agent.

(d) Anything in paragraph (b) above to the contrary notwithstanding, Borrower may not (a) request Alternate Base Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $500,000 (and any such Borrowing exceeding such minimum amount shall be in an integral multiple of $100,000); provided that the foregoing minimum amount shall not apply to an Alternate Base Rate Advance that causes the aggregate amount borrowed under the Revolving Facility to equal the full amount available for Advances hereunder, or (b) elect Eurodollar Rate Advances for any Borrowing (i) if the aggregate amount of such Borrowing is less than $1,000,000 (and any such Borrowing exceeding such minimum amount shall be in an integral multiple of $100,000) or (ii) if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.4, 3.5 or 3.6.

(e) The Advances made by each Lender under its Commitment shall be evidenced by that Lender’s Note.

(f) A Request for Borrowing shall be irrevocable upon the Administrative Agent’s first notification thereof.

(g) The Administrative Agent, on behalf of the Lenders, is hereby authorized to make Borrowings available to Borrower upon fulfillment of the applicable conditions set forth in Article 8. Upon fulfillment of such applicable conditions, the proceeds of Borrowings shall either be credited in immediately available funds to the Designated Deposit Account or remitted directly to one or more third parties, as directed by Borrower in writing and approved by the Administrative Agent (such approval not to be unreasonably withheld). The proceeds of any Borrowing consisting of Eurodollar Rate Advances shall be so credited or remitted on the first day of the applicable Eurodollar Period for such Borrowings.

2.2 Alternate Base Rate Advances. Each request by Borrower for a Borrowing comprised of Alternate Base Rate Advances shall be made pursuant to a Request for Borrowing (or telephonic or other request for Borrowing referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 1:00 p.m. California time, at least one (1) Banking Day before the requested Borrowing. All Advances shall constitute Alternate Base Rate Advances unless properly designated as a Eurodollar Rate Advance pursuant to Section 2.3 or 2.4.

2.3 Eurodollar Rate Advances.

(a) Each request by Borrower for a Borrowing comprised of Eurodollar Rate Advances shall be made pursuant to a Request for Borrowing (or telephonic or other request for Borrowing referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 11:00 a.m., California time, at least three (3) Eurodollar Banking Days before the first day of the applicable Eurodollar Period.

(b) On the date which is two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period, the Administrative Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

(c) Unless the Administrative Agent otherwise consents, Eurodollar Rate Advances may not be outstanding under more than ten separate Eurodollar Periods at any one time.

(d) No Borrowing comprised of Eurodollar Rate Advances may be requested during the continuation of a Default or Event of Default.

(e) Nothing contained herein shall require any Lender to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

2.4 Conversion and Continuation of Advances.

(a) Optional Conversion. Borrower may on any Banking Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (California time) on the third Eurodollar Banking Day prior to the date of a proposed Conversion if the Conversion is into Eurodollar Rate Advances, or one Banking Day prior to the date of a proposed Conversion if the

Conversion is into Alternate Base Rate Advances, and subject to the provisions of Sections 3.5 and 3.6, Convert all or any portion of the Advances of one Type outstanding under the Revolving Facility (and, in the case of Eurodollar Rate Advances, having the same Eurodollar Period) into Advances of the other Type under the Revolving Facility; provided that any Conversion of Eurodollar Rate Advances into Alternate Base Rate Advances on other than the last day of a Eurodollar Period for such Eurodollar Rate Advances shall be subject to Section 3.6(e), any Conversion of Alternate Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $1,000,000 or integral multiples of $100,000 in excess thereof and no Conversion of any Advances shall result in more than ten separate Eurodollar Periods being outstanding under the Revolving Facility. Each such notice of Conversion shall be made pursuant to a Request for Continuation/Conversion and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the aggregate amount and Type of the Advances (and, in the case of Eurodollar Rate Advances, the Eurodollar Period therefor) to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Eurodollar Period for such Advances. Each request for Conversion shall be irrevocable and binding on Borrower.

(b) Certain Mandatory Conversions.

(i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000 such Advances shall automatically Convert into Alternate Base Rate Advances.

(ii) If Borrower shall fail to select the duration of any Eurodollar Period for any outstanding Eurodollar Rate Advances in accordance with the provisions contained in Section 2.1(b) and in clause (a) or (c) of this Section 2.4, each such Eurodollar Rate Advance will automatically, on the last day of the then existing Eurodollar Period therefor, Convert into an Alternate Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Event of Default, upon notice from the Administrative Agent to Borrower, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Eurodollar Period therefor, Convert into an Alternate Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, or to Continue, Eurodollar Rate Advances shall be suspended.

(c) Continuations. Borrower may, on any Eurodollar Banking Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (California time) on the third Eurodollar Banking Day prior to the date of the proposed Continuation and subject to the provisions of Sections 3.5 and 3.6, Continue all or any portion of the Eurodollar Rate Advances outstanding under a Facility having the same Eurodollar Period; provided that any such Continuation shall be made only on the last day of a Eurodollar Period for such Eurodollar Rate Advances, no Continuation of Eurodollar Rate Advances shall be in an amount less than $1,000,000 and no Continuation of any Eurodollar Rate Advances shall result in more than ten separate Eurodollar Periods being outstanding under the Revolving Facility. Each such notice of Continuation shall be made pursuant to a Request for Continuation/Conversion and shall, within the restrictions specified above, specify (i) the date of such Continuation, (ii) the aggregate amount of, and the Eurodollar Period for, the Advances being Continued and (iii) the duration of the initial Eurodollar Period for the Eurodollar Rate Advances subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on Borrower.

2.5 Letters of Credit.

(a) Letters of Credit. On the terms and subject to the conditions hereof, at any time and from time to time from the Closing Date through the Maturity Date, the Issuing Lender shall issue such Standby Letters of Credit and Commercial Letters of Credit in Dollars and under the Revolving Facility as Borrower may request by submitting a completed Letter of Credit Application to the Issuing Lender as provided herein; provided that giving effect to all such Letters of Credit, (i) Revolving Credit Facility Usage does not exceed the Maximum Revolving Credit Amount, (ii) the Aggregate Effective Amount under all outstanding Letters of Credit shall not exceed the Letter of Credit Sublimit at such time, and (iii) as to each relevant Lender, such Lender’s Pro Rata Share of Revolving Credit Facility Usage does not exceed such Lender’s Commitment.

Each Letter of Credit shall be in a form acceptable to the Issuing Lender. Unless the Issuing Lender and the Requisite Lenders otherwise consent, the term of any Standby Letter of Credit shall not exceed 365 days, and the term of any Commercial Letter of Credit shall not exceed 180 days. Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, the term of any Letter of Credit shall not extend beyond the Maturity Date. A Letter of Credit Application shall be irrevocable absent the consent of the Issuing Lender. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) Each Letter of Credit Application shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least three (3) Banking Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Administrative Agent shall promptly notify the Issuing Lender whether such request, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent of the amount and terms thereof. A Letter of Credit Application may be delivered to the Issuing Lender by facsimile by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering the signed original Letter of Credit Application (conforming to the preceding sentence) to the Issuing Lender. The Issuing Lender shall incur no liability whatsoever hereunder in acting upon any Letter of Credit Application received by facsimile purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Issuing Lender from any loss, cost, expense or liability as a result of so acting.

(c) Upon issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Lender in proportion to that Lender’s Pro Rata Share of the Revolving Facility. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, each Lender shall, pro rata according to its Pro Rata Share of the Revolving Facility, pay to the Issuing Lender through the Administrative Agent in respect of such Lender’s participation interest promptly upon demand the amount not reimbursed by Borrower. The obligation of each Lender to pay for its participation interest shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such payment in respect of such Lender’s participation interest shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

(d) Borrower agrees to pay to the Issuing Lender through the Administrative Agent an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit within one (1) Banking Day after demand made by the Issuing Lender therefor, together with interest on such amount from the date of any payment made by the Issuing Lender at the rate applicable to Alternate Base Rate Advances under the Revolving Facility for the period commencing on the date of any such payment and continuing through the first Banking Day following such demand and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit. Upon receipt of any such reimbursement from Borrower after a Lender has funded its participation interest, the Issuing Lender shall pay the amount of such reimbursement to the Administrative Agent, for the ratable benefit of those Lenders that pursuant to Section 2.5(c) have paid for their participation interest.

(e) Borrower may, pursuant to a Request for Borrowing, request that Advances be made pursuant to Section 2.1(a) to provide funds for the payment required by Section 2.5(d). The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(f) If Borrower fails to make the payment required by Section 2.5(d) within the time period therein set forth, in lieu of the Lenders’ requirement to pay for their participation interest under Section 2.5(c), the Issuing Lender may unless Borrower or any Guarantor is the subject of any proceeding under any Debtor Relief Law (but is not required to), without notice to or the consent of Borrower, instruct the Administrative Agent to cause Advances to be made by the Lenders under the Revolving Facility in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply and any such Advances shall be deemed requested by Borrower hereunder. The proceeds of such Advances shall be paid to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit; provided that the payment of fees shall be in accordance with the Issuing Lender’s customary schedules for such services. Without limiting any other term or condition of the Loan Documents, the Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(h) Upon the occurrence and during the continuance of an Event of Default and, as applicable, as set forth in Section 3.1, Borrower shall deposit in an account with the

Issuing Lender (the “Letter of Credit Collateral Account”), an amount in cash, or shall deliver to Issuing Lender a standby letter of credit issued by a bank and having terms and conditions acceptable to Administrative Agent, in an amount equal to the aggregate amount of issued and outstanding Letters of Credit as of such date. The Issuing Lender shall retain the amounts in the Letter of Credit Collateral Account or the standby letter of credit as security for the payment and performance of all obligations of Borrower with respect to then outstanding Letters of Credit. In the event any Letter of Credit is drawn on subsequent to Borrower’s satisfaction of its obligations under this subparagraph (h), Issuing Lender may use funds in the Letter of Credit Collateral Account or draw on the standby letter of credit delivered hereunder to reimburse Issuing Lender for amounts paid by Issuing Lender under such drawn Letter of Credit. Upon the cure or waiver of any Event of Default (so long as no other Event of Default has occurred and is continuing) or, in the case of cash collateral held pursuant to Section 3.1, when all Letters of Credit have expired and/or are terminated, all amounts held in the Letter of Credit Collateral Account and any letter of credit delivered pursuant to this Section shall be returned to Borrower.

(i) The Issuing Lender shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Agency or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any directive (whether or not having the force of law) from any Governmental Agency with jurisdiction over the Issuing Lender shall require that the Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense (for which the Issuing Lender is not otherwise compensated by Borrower hereunder) which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender; or

(iii) such Letter of Credit is denominated in a currency other than Dollars.

(j) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit and to repay each Borrowing made in connection with any Letter of Credit shall be absolute, unconditional, and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and the other Loan Documents. Without limiting the foregoing, Borrower’s obligations shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from the Letter of Credit or any other agreement or instrument relating thereto, with the written consent of Borrower executed by a Responsible Official of Borrower;

(iii) the existence of any claim, counterclaim, setoff, defense, or other rights that Borrower may have at any time against the Issuing Lender, the Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any Persons for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions; provided that Borrower shall retain a claim against the Issuing Lender for losses directly related to the Issuing Lender’s failure in any material respect with its obligations under the UCP or the ISP, as the case may be, and applicable Law or Governmental Rules;

(iv) any draft, demand, certificate, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document reasonably appeared, on its face, to comply with the terms and conditions of the Letter of Credit as determined by the UCP or the ISP, as the case may be, and applicable Law or Governmental Rules;

(v) payment by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft, certificate or any accompanying document which does not strictly comply with the terms of the Letter of Credit; or any payment made by the Issuing Lender in good faith under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any Property;

(x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit (provided that Issuing Lender shall use best efforts to resolve any such error, neglect or default with such correspondent on Borrower’s behalf and further agrees to use its standard policies in selecting a correspondent);

(xii) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

(xiii) so long as the Issuing Lender in good faith determines that the contract or document appears to comply, on its face, with the terms and conditions of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; provided, however, that no such payment shall be deemed a waiver or release by Borrower of any claim it may have against the Issuing Lender; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

(k) The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Section 10.6 (subject to the standards set forth therein), mutatis mutandis.

(l) Unless otherwise expressly agreed by the Issuing Lender and Borrower when a Letter of Credit is issued (including any such agreement applicable to any Existing Letters of Credit), (i) the ISP shall apply to each Standby Letter of Credit, and (ii) the UCP shall apply to each Commercial Letter of Credit.

(m) In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application or any Letter of Credit Agreement, the terms hereof shall control.

2.6 Adjustments to the Commitments.

(a) Optional Reductions. Borrower may at any time or from time to time, upon not less than three (3) Banking Days’ notice to the Administrative Agent, terminate in whole or reduce in part the Commitments which notice shall be irrevocable; provided that each partial reduction of the Commitments shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof; provided, however, that:

(i) Borrower may not reduce the Commitments prior to the Maturity Date, if, after giving effect to such reduction, the Revolving Facility Credit Usage then outstanding would exceed the then applicable outstanding amount of all the Lenders’ Commitments;

(ii) Borrower may not cancel the Commitments prior to the Maturity Date, if, after giving effect to such cancellation, any Advance, Letter of Credit or any other payment obligation would then remain outstanding; and

(iii) if Borrower reduces or cancels the Commitment, then it shall not be entitled thereafter to increase the Commitment pursuant to Section 2.6(c).

(b) Mandatory Adjustments; Aggregate Commitment Amount.

(i) The Commitments shall be automatically (1) reduced and increased in accordance with the schedule below such that the aggregate amount of all the Lenders’ Commitments shall equal the Aggregate Commitment Amount set forth below for the applicable period set forth below and (2) reduced to zero on the Maturity Date in addition to all other mandatory reductions.

As used herein, “Aggregate Commitment Amount” means the sum of:

(A) the amount set forth below for the applicable period set forth below:

Applicable Period	Amount
Closing Date through June 15, 2005	$190,000,000
June 16, 2005 through December 14, 2005	$125,000,000
December 15, 2005 through June 15, 2006	$170,000,000
June 16, 2006 through December 14, 2006	$100,000,000
December 15, 2006 through June 15, 2007	$145,000,000
June 16, 2007 through December 14, 2007	$75,000,000
December 15, 2007 through June 15, 2008	$115,000,000
June 16, 2008 through December 14, 2008	$50,000,000
December 15, 2008 through June 15, 2009	$75,000,000
June 16, 2009 through the date prior to the Maturity Date	$25,000,000
Maturity Date	$0

PLUS

(B) subject to the limitations set forth in Section 2.6(c), the Effective Greenshoe Amount;

MINUS

(C) an amount equal to the maximum amount that would be required to be applied as a mandatory prepayment of the Swing Line Loans and the Advances and funding of cash collateral of Letters of Credit pursuant to Sections 3.1(d)(iii), (iv), or (v) as of the date any such mandatory prepayment is required to be made;

MINUS

(D) the amount of any reduction of the Commitments made pursuant to Section 2.6(a) or any other provision of this Agreement.

(c) Optional Increases.

(i) On the terms and subject to the conditions set forth below, Borrower may, at any time on or before June 15, 2009, increase the then effective amount of the Commitments; provided, that:

(A) after giving effect to the requested increase, the aggregate amount of the increases in the Commitments pursuant to this Section 2.6(c) in effect on the Increase Effective Date (as defined below) for such increase (the “Effective Greenshoe Amount”) shall not exceed the amounts set forth below as of the applicable Increase Effective Date occurring during the applicable period below:

Applicable Period	Amount
Closing Date through June 15, 2005	$50,000,000
June 16, 2005 through June 15, 2006	$100,000,000
June 16, 2006 through June 15, 2007	$125,000,000
June 16, 2007 through June 15, 2009	$150,000,000

(B) Borrower may not exercise its option to increase the Commitments under this Section 2.6(c) more than two times per Fiscal Year, but, in any case, not to exceed five times during the term of this Agreement,

(C) prior to the date of any proposed increase, the Commitments shall not have been decreased pursuant to Section 2.6(a),

(D) each such requested increase in the Commitments shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof,

(E) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of the increase in the Commitments, and

(F) Borrower shall have executed and delivered such new or amended Notes, any related fee letters, documents evidencing the increased Commitment of an Increasing Lender (as defined below), any joinder agreements related to a New Lender (as defined below) and such documents and instruments and taken such other actions in connection with any Real Estate Collateral (including insurance endorsements) and the Guarantors shall have executed and delivered reaffirmations of their Guarantees and such documents and instruments and taken such other actions in connection with any Real Estate Collateral (including insurance endorsements) and Borrower and the Guarantors shall have delivered to the Administrative Agent copies of resolutions regarding the increase in the Commitments and related actions taken by Borrower and the Guarantors certified as true and correct by a Senior Officer, in each case, as may be reasonably requested by the Administrative Agent in connection with such increases in the Commitments.

Any request under this Section 2.6(c) shall be submitted by Borrower to the Administrative Agent (which shall promptly forward copies to the Lenders), specify the proposed effective date and amount of such increase and be accompanied by a certificate of a Senior Officer stating that no Default or Event of Default exists or will occur as a result of such increase. If any fees are to be paid or offered in connection with an increase in the Commitments, the Administrative Agent (with the consent of Borrower) may also specify any fees offered to those Lenders (the “Increasing Lenders”) which agree to increase the amount of their respective Commitment, which fees may be variable based upon the amount by which any such Lender is willing to increase the amount of its Commitment; no Lender which is not an Increasing Lender shall be entitled to receive any such fees. No Lender shall have any obligation, express or implied, to offer to increase the amount of its Commitment. Only the consent of each Increasing Lender shall be required for an increase in the amount of the Commitments pursuant to this Section 2.6(c)(i). No Lender which elects not to increase the amount of its Commitment may be replaced in respect of its existing Commitment as a result thereof without such Lender’s written consent.

(ii) Each Increasing Lender shall, as soon as practicable after Borrower has submitted its request under Section 2.6(c)(i), specify the amount of the proposed increase in its Commitment which it is willing to offer. To the extent the increased Commitment of the Increasing Lenders is insufficient or there are no Increasing Lenders, Borrower may designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to the

Administrative Agent as additional Lenders hereunder in accordance with this Section 2.6(c)(ii) (each such new Lender being a “New Lender”), which New Lender may assume all or a portion of the increase in the amount of the Commitments. The Administrative Agent may agree to assist Borrower in identifying new lenders who qualify as Eligible Assignees and if the Administrative Agent so agrees, Borrower may pay a fee to the Administrative Agent solely for the account of the Administrative Agent in connection with such services. Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Commitments among Increasing Lenders and New Lenders.

(iii) Each New Lender designated by Borrower and reasonably acceptable to the Administrative Agent shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the amount of the Commitments upon its execution of an instrument of joinder (which may contain such modifications to this Agreement and terms and conditions relating thereto as may be necessary to ensure that such Commitments are treated as Commitments for all purposes under the Loan Documents), in each case in form and substance reasonably satisfactory to the Administrative Agent. Each New Lender shall provide the documentation required by Section 3.11(e).

(iv) Subject to the foregoing, any increase in the Commitments requested by Borrower shall be effective as of the date proposed by Borrower (the “Increase Effective Date”) and shall be in the principal amount equal to (i) the amount which the Increasing Lenders are willing to assume as increases to the amount of their Commitments, plus (ii) the amount offered by the New Lenders with respect to the Commitments, in either case as adjusted by Borrower and the Administrative Agent pursuant to the last sentence of Section 2.6(c)(ii).

(v) On or prior to the Increase Effective Date, the Administrative Agent shall notify each Lender of the amount required to be paid by or to such Lender so that the Advances held by the Lenders on the Increase Effective Date (before giving effect to any new Advances made on such date) shall be held by each Lender pro rata in accordance with the Commitments of the Lenders as adjusted pursuant to the last sentence of Section 2.6(c)(ii). Each Lender which is required to reduce the amount of Advances held by it (each such Lender, a “Decreasing Lender”) shall irrevocably assign, without recourse or warranty of any kind whatsoever (except that each Decreasing Lender warrants that it is the legal and beneficial owner) of the Advances assigned by it under this Section 2.6(c)(v) and that such Advances are held by such Decreasing Lender free and clear of adverse claims), to each Increasing Lender and New Lender, and each Increasing Lender and New Lender shall irrevocably acquire from the Decreasing Lenders, a portion of the principal amount of the Advances of each Decreasing Lender (collectively, the “Acquired Portion”) outstanding on the Increase Effective Date (before giving effect to any new Advances made on such date) in an amount such that the principal amount of the Advances held by each Increasing Lender, New Lender and Decreasing Lender as of the Increase Effective Date shall be held in accordance with each such Lender’s Pro Rata Share (if any) as of such date. Such assignment and acquisition shall be effective on the Increase Effective Date automatically and without any action required on the part of any party other than the payment by the Increasing Lenders and New Lenders to the Administrative Agent for the account of the Decreasing Lenders of an aggregate amount equal to the Acquired Portion, which amount shall be allocated and paid by the Administrative Agent at or before 12:00 p.m. on the

Increase Effective Date to the Decreasing Lenders pro rata based upon the respective reductions in the principal amount of the Advances held by such Lenders on the Increase Effective Date (before giving effect to any new Advances made on such date). Each of the Administrative Agent and the Lenders shall adjust its records accordingly to reflect the payment of the Acquired Portion. The payments to be made in respect of the Acquired Portion shall be made by the Increasing Lenders and New Lenders to the Administrative Agent in Dollars in immediately available funds at or before 11:00 a.m. on the Increase Effective Date, such payments to be made by the Increasing Lenders and New Lenders pro rata based upon the respective increases in the amount of the Commitments held by such Lenders on the Increase Effective Date.

(vi) To the extent any of the Advances acquired by the Increasing Lenders and New Lenders from the Decreasing Lenders pursuant to Section 2.6(c)(v) above are Eurodollar Rate Advances and the Increase Effective Date is not the last day of an Eurodollar Period for such Eurodollar Rate Advances, the Decreasing Lenders shall be entitled to compensation from Borrower as provided in Section 3.6 (as if Borrower had prepaid such Advances in an amount equal to the Acquired Portion on the Increase Effective Date).

(d) Reductions/Increases Pro Rata; No Reinstatements. Each reduction and increase of the Commitments shall be applied to the respective Commitments of the Lenders according to their respective Pro Rata Shares. Commitments once terminated or reduced may not be reinstated except as expressly set forth above in this Section 2.6.

2.7 Administrative Agent’s Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any relevant Lender no later than 10:00 a.m., California time, on the Banking Day of the proposed funding by the Administrative Agent of any Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the total amount of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.8 Swing Line.

(a) Subject to the terms and conditions of this Agreement, the Swing Line Lender shall from time to time from the Closing Date through the day prior to the Maturity Date make Swing Line Loans to Borrower in such amounts as Borrower may request; provided that (a) after giving effect to such Swing Line Loan, Revolving Credit Facility Usage does not exceed the Maximum Revolving Credit Amount, (b) after giving effect to such Swing Line Loan, the Swing Line Outstandings do not exceed the Swing Line Sublimit at such time and, (c) without the consent of all of the Lenders, no Swing Line Loan may be made during the continuation of an Event of Default if written notice of such Event of Default shall have been provided to Swing Line Lender by the Administrative Agent or a Lender sufficiently in advance of the making of such Swing Line Loan. Borrower may borrow, repay and reborrow under this Section. Borrowings under the Swing Line may be made in amounts which are integral multiples of $100,000 (or the remaining availability under the Swing Line) upon telephonic request by a Responsible Official of Borrower made to the Administrative Agent not later than 2:00 p.m., California time, on the Banking Day of the requested borrowing (which telephonic request shall be promptly confirmed in writing by telecopier). Promptly after receipt of such a request for borrowing, the Administrative Agent shall provide telephonic verification to the Swing Line Lender that, after giving effect to such request, availability for Advances will exist under Section 2.1(a) (and such verification shall be promptly confirmed in writing by telecopier). Each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000 (or the Swing Line Outstandings). Borrower shall notify the Swing Line Lender of its intention to make a repayment of a Swing Line Loan not later than 1:00 p.m. California time on the date of repayment. If Borrower instructs the Swing Line Lender to debit its demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Lender otherwise receives repayment, after 3:00 p.m., California time, on a Banking Day, such payment shall be deemed received on the next Banking Day. The Swing Line Lender shall promptly notify the Administrative Agent of the Swing Loan Outstandings each time there is a change therein.

(b) Subject to subsection (d) below, the principal amount of all Swing Line Loans shall be due and payable on the earlier of (i) the maturity date agreed to by the Swing Line Lender and Borrower with respect to such Swing Line Loan (which maturity date shall not be a date more than ten (10) consecutive Banking Days from the date of advance thereof) or (ii) the Maturity Date.

(c) Upon the making of a Swing Line Loan, each Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender’s Pro Rata Share of the Revolving Facility times the amount of the Swing Line Loan. Upon demand made by the Swing Line Lender, each Lender shall, according to its Pro Rata Share of the Revolving Facility, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional (except only demand made by the Swing Line Lender) and shall not be affected by the occurrence of a Default or Event of Default; provided that no Lender shall be obligated to purchase its Pro Rata Share of (i) Swing Line Loans to the extent that, after giving effect to such Swing Line Loan, Revolving Credit Facility Usage exceeds the Maximum Revolving Credit Amount, (ii) Swing Line Loans to the extent that, after giving effect to such Swing Line Loan, Swing Line Outstandings exceed the Swing Line Sublimit at such time and (iii) any Swing Line Loan made

(absent the consent of all of the Lenders) during the continuation of an Event of Default if written notice of such Event of Default shall have been provided to Swing Line Lender by the Administrative Agent or a Lender sufficiently in advance of the making of such Swing Line Loan. Upon receipt of any payment from Borrower after a Lender has funded its participation interest, the Swing Line Lender shall pay the amount of such payment to the Administrative Agent, for the ratable benefit of those Lenders that pursuant to this Section have paid for their participation interest (but only with respect to periods subsequent to the date such Lender paid the Swing Line Lender its purchase price).

(d) In the event that any Swing Line Loan remains outstanding for ten (10) consecutive Banking Days, then on the next Banking Day (unless Borrower has made other arrangements acceptable to the Swing Line Lender to repay such Swing Line Loan, in full), Borrower shall request an Advance pursuant to Section 2.1(a) sufficient to repay the aggregate principal amount of such Swing Line Loan. In addition, the Swing Line Lender may unless Borrower or any Guarantor is the subject of any proceeding under any Debtor Relief Law, at any time, in its sole discretion, by written notice to Borrower and the Lenders, demand payment of the Swing Line Loans by way of an Advance in the full amount or any portion of the Swing Line Outstandings. In each case, the Administrative Agent shall automatically provide the respective Advances made by each Lender to the Swing Line Lender (which the Swing Line Lender shall then apply to the Swing Line Outstandings). In the event that Borrower fails to request an Advance within the time specified by Section 2.2 on any such date, the Administrative Agent may, but is not required to, without notice to or the consent of Borrower, cause Alternate Base Rate Advances to be made by the Lenders under the Revolving Facility in amounts which are sufficient to reduce the Swing Line Outstandings as required above and such Advance shall be deemed requested by Borrower. The proceeds of such Advances shall be paid directly to the Swing Line Lender for application to the Swing Line Outstandings.

2.9 Security.

(a) Security Documents. The Advances, Swing Line Loans and Letters of Credit, together with all other Obligations, shall be secured by the Liens created by the Security Documents. So long as the terms thereof are in compliance with this Agreement, each Lender Interest Rate Protection Agreement shall be secured by the Lien of the Security Documents (a) on a pari passu basis to the extent of the associated Termination Value, and (b) to the extent of any excess, on a basis which is in all respects subordinated to all other Obligations.

(b) Further Assurances. Borrower shall, at its expense, deliver, and shall cause each Guarantor to deliver, to the Administrative Agent such additional security agreements, pledge agreements, deeds of trust, mortgages, Control Agreements, and other instruments, agreements, certificates, opinions and documents (including UCC financing statements and fixture filings) as the Administrative Agent may reasonably request to:

(i) grant, perfect, maintain, protect and evidence security interests in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in substantially all present and future personal property of Borrower and the Guarantors which would constitute Collateral under the Security

Documents prior to the Liens or other interests of any Person, except for Permitted Encumbrances; and

(ii) grant, perfect, maintain, protect and evidence security interests in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders (including cooperating with reasonable requests to assist in the issuance of any title insurance and related endorsements), in substantially all Potential Real Estate Collateral of Borrower and the Guarantors which would constitute Collateral under the Security Documents prior to the Liens or other interests of any Person, except for Permitted Encumbrances; and

(iii) otherwise establish, maintain, protect and evidence the rights provided to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, pursuant to the Security Documents.

Borrower shall fully cooperate with the Administrative Agent and perform all additional acts reasonably requested by the Administrative Agent to effect the purposes of this Section 2.9, including, without limitation, compliance with Sections 5.14 and 6.22 hereof.

ARTICLE 3

PAYMENTS AND FEES

3.1 Principal and Interest.

(a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after any Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

(b) Interest accrued on each Alternate Base Rate Advance (including each Swing Line Loan) shall be due and payable in arrears on each Quarterly Payment Date. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Alternate Base Rate Advance (including any Swing Line Loan) shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Alternate Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate. The Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender (subject to Section 2.8(c)).

(c) Interest accrued on each Eurodollar Rate Advance which is for a term of three months or less shall be due and payable on the last day of the related Eurodollar Period. Interest accrued on each other Eurodollar Rate Advance shall be due and payable on the date which is three months after the date such Eurodollar Rate Advance was made (and, in the event that all of the Lenders have approved a Eurodollar Period of longer than six months, every three months thereafter through the last day of the Eurodollar Period) and on the last day of the related Eurodollar Period. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Eurodollar Rate Advance shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Advance plus the Applicable Eurodollar Rate Margin.

(d) If not sooner paid, the principal amount of the Indebtedness under this Agreement shall be payable as follows:

(i) the amount, if any, by which the Revolving Credit Facility Usage at any time exceeds the Maximum Revolving Credit Amount shall be payable immediately, such prepayments shall be applied to the principal amount of the Indebtedness under this Agreement in the following order: (A) first, all then outstanding principal in connection with the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) second, all then outstanding principal in connection with all other Advances to the extent Advances in a sufficient amount are then outstanding and (C) otherwise, cash collateralize the Obligations in an amount equal to the then outstanding Letters of Credit in the manner set forth in Section 2.5(h), in an aggregate amount equal to such excess;

(ii) the principal amount of the Indebtedness under this Agreement shall in any event be due and payable on the Maturity Date;

(iii) if any Disposition of any assets of Borrower, Parent or any Subsidiary occurs excluding any Disposition permitted under Section 6.3(a), (b), (c) (to the extent such assets are replaced by other personal property by the time set forth in Section 6.3(c)), (d), (e), (f) and (g) (in the case of After Acquired Real Estate to the extent such assets are replaced by other property by the time set forth in Section 6.3(g)), Borrower shall thereupon prepay the principal amount of the Indebtedness under this Agreement in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds of such Disposition, such prepayments shall be applied to the principal amount of the Indebtedness under this Agreement in the following order: (A) first, all then outstanding principal in connection with the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) second, all then outstanding principal in connection with all other Advances to the extent Advances in a sufficient amount are then outstanding and (C) otherwise, cash collateralize the Obligations in an amount equal to the then outstanding Letters of Credit in the manner set forth in Section 2.5(h);

(iv) upon the incurrence by Borrower, Parent or any of their Subsidiaries of any Indebtedness, other than Indebtedness incurred pursuant to Section 6.10(a), (b), (c), (d), (e), (g) or (h), Borrower shall thereupon prepay the principal amount of the Indebtedness under this Agreement in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness, such prepayments shall be applied to the principal amount of the Indebtedness under this Agreement in the following order: (A) first, all then outstanding principal in connection with the Swing Line Loans to the extent

Swing Line Loans in a sufficient amount are then outstanding, (B) second, all then outstanding principal in connection with all other Advances to the extent Advances in a sufficient amount are then outstanding and (C) otherwise, cash collateralize the Obligations in an amount equal to the then outstanding Letters of Credit in the manner set forth in Section 2.5(h);

(v) upon the earlier of (A) the date of receipt by Borrower, Parent or their Subsidiaries or any of their Affiliates (or, if applicable, the Administrative Agent’s receipt as loss payee under any policy of insurance) of the proceeds of insurance (excluding business interruption insurance), condemnation award or other compensation in respect of any Casualty Event affecting any portion of the assets of Borrower, Parent, their Subsidiaries or any one or more of them if Borrower has decided not to repair or replace such Property or otherwise re-invest such proceeds in accordance with this Agreement in the business of any Party as of the date of such receipt, (B) if, after receiving such proceeds, the Borrower has decided not to repair or replace such Property or otherwise re-invest such proceeds in accordance with this Agreement in the business of any Party, promptly after making such decision, (C) if (x) such proceeds are equal to or greater than $10,000,000 with respect to any single Casualty Event and (y) Borrower has not completed the repair or replacement of the Property affected by such Casualty Event or otherwise re-invested such proceeds in accordance with this Agreement in the business of any Party before the date which is 180 days after such Casualty Event, the date which is 180 days after such Casualty Event if Borrower has not provided written notice to the Administrative Agent of its intent to repair or replace the Property affected by such Casualty Event or otherwise re-invest such proceeds in accordance with this Agreement in the business of any Party, and (D) the date which is 365 days after the date of such Casualty Event to the extent the Borrower has not repaired or replaced such Property or otherwise re-invested such proceeds in accordance with this Agreement in the business of any Party, Borrower shall thereupon prepay the principal amount of the Indebtedness under this Agreement in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds of such Casualty Event not previously applied to the repair or replacement of such Property or otherwise re-invested as described above, such prepayments shall be applied to the principal amount of the Indebtedness under this Agreement in the following order: (A) first, all then outstanding principal in connection with the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) second, all then outstanding principal in connection with all other Advances to the extent Advances in a sufficient amount are then outstanding and (C) otherwise, cash collateralize the Obligations in an amount equal to the then outstanding Letters of Credit in the manner set forth in Section 2.5(h); provided, however, that if an Event of Default has occurred and is continuing at the time of receipt by Borrower, Parent, their Subsidiaries or any one or more of them or their Affiliates (or the Administrative Agent’s receipt as loss payee under any policy of insurance) of such Net Proceeds or if an Event of Default occurs before all such funds are expended, the Advances shall be due and payable in an amount equal to the Net Proceeds from such Casualty Events and, to the extent there are insufficient Advances, the Obligations shall be cash collateralized, in each case as set forth above and any Net Proceeds from such Casualty Events shall be immediately paid to the Administrative Agent for the account of the Lenders.

(e) Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under Section 3.1(d), (A) a certificate signed by a Senior Officer of Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (B) to the extent practicable, at least three (3) Banking Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Advance (or portion thereof) to be prepaid. In the event that Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Advances (and/or, if applicable, the Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by a Senior Officer of Borrower demonstrating the derivation of the additional amount resulting in such excess.

(f) The principal amount of the Indebtedness under this Agreement may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this subsection, (i) any partial prepayment of any Eurodollar Rate Advance shall be not less than $1,000,000 and shall be an integral multiple of $100,000 and any partial prepayment of any Alternate Base Rate Advance shall be not less than $500,000 and shall be an integral multiple of $100,000, (ii) the Administrative Agent shall have received a Notice of Payment/Prepayment of any prepayment by 9:00 a.m. California time on the date that is (x) in the case of a Eurodollar Rate Advance three (3) Banking Days before the date of prepayment and (y) in the case of an Alternate Base Rate Advance, one (1) Banking Day before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Advance(s) being prepaid, (iii) each prepayment of principal on any Eurodollar Rate Advance shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, and (iv) any payment or prepayment of all or any part of any Eurodollar Rate Advance on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.6(e).

3.2 Unused Revolving Facility Commitment Fee. From the Closing Date through the Maturity Date, Borrower shall pay to the Administrative Agent, for the ratable accounts of the applicable Lenders in accordance with their respective Pro Rata Shares, a commitment fee equal to the Applicable Commitment Fee Margin times the average daily amount by which the Maximum Revolving Credit Amount exceeds the sum of (a) the aggregate principal amount then outstanding Advances (exclusive of all Swing Line Outstandings) plus (b) the Aggregate Effective Amount under all outstanding Letters of Credit. The commitment fee shall be payable quarterly in arrears on each Quarterly Payment Date.

3.3 Arrangement Fee; Agency Fee etc. Borrower shall pay to Wells Fargo the fees in the amounts and at such times heretofore agreed upon and set forth in the Fee Letter and in any other fee letter which may be executed in the future by Borrower and Wells Fargo in connection with an increase of the Commitments under Section 2.6(c). Such fees are fully earned as of the due date thereof and are non-refundable.

3.4 Letter of Credit Fees. With respect to each Letter of Credit, Borrower shall pay the following fees:

(a) Letters of Credit.

(i) Standby Letters of Credit. Concurrently with the issuance of each Standby Letter of Credit and on each Quarterly Payment Date thereafter so long as such Standby Letter of Credit shall remain outstanding, to the Administrative Agent for the ratable accounts of the Lenders in accordance with their respective Pro Rata Shares, a Standby Letter of Credit fee in an amount equal to the product of the then Applicable Letter of Credit Fee Rate per annum times the then outstanding undrawn amount of such Standby Letter of Credit, for the period commencing on such payment date and ending on the next succeeding Quarterly Payment Date or for the remaining term of such Standby Letter of Credit, whichever is shorter;

(ii) Commercial Letters of Credit. Concurrently with the issuance of each Commercial Letter of Credit, to the Administrative Agent for the ratable accounts of the Lenders in accordance with their respective Pro Rata Shares, a one-time Commercial Letter of Credit fee equal to 0.25% (25 basis points) of the stated amount of such Commercial Letter of Credit; provided, however, that the applicable Commercial Letter of Credit fee payable in connection with the original issuance of any Commercial Letter of Credit (and on each anniversary date thereof if such Commercial Letter of Credit is renewed or extended) shall be no less than $250; and

(b) concurrently with the issuance of each Letter of Credit, and on each Quarterly Payment Date thereafter so long as such Letter of Credit shall remain outstanding, to the Issuing Lender for its own account, a fronting fee equal to 0.125% per annum (12.5 basis points) on the face amount of such Letter of Credit.

Computation of Letter of Credit fees shall be calculated based on a year of 360 days. In addition to the foregoing, in connection with a Letter of Credit and activity relating thereto, Borrower also shall pay amendment, transfer, issuance, negotiation and such other fees as the Issuing Lender normally charges, in the amounts set forth from time to time as the Issuing Lender’s published scheduled fees for such services. Each of the fees payable with respect to Letters of Credit under this Section is earned when due and is nonrefundable. Each of the foregoing fees shall be applicable to the Existing Letters of Credit from and after the Closing Date.

3.5 Increased Commitment Costs. If any Lender shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Eurodollar Lending Office) or any corporation controlling such Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Lender’s or such corporation’s failure to comply with any other

Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within five (5) days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances; provided that (i) Lenders notify Borrower of such changes within 180 days after their occurrence, and (ii) Lenders are generally making claims for compensation for such changes against other similarly situated borrowers. Payments by Borrower under this subsection shall not include payments for (A) Taxes or Other Taxes covered by Section 3.11, and (B) the imposition of, or any change in the rate of, any Income Tax payable by Lenders. Each Lender shall promptly notify Borrower and the Administrative Agent of any event of which it has actual knowledge, occurring after the Closing Date, that will entitle such Lender to compensation pursuant to this Section and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it in any material respect. Any Lender demanding compensation under this Section shall include with its demand a statement setting forth in reasonable detail the basis upon which it has been determined that such compensation is due from Borrower and the calculation of the amount of compensation to be paid to it hereunder, which calculation shall be conclusive and binding, absent demonstrable error. In determining such amount such Lender may use any reasonable averaging and attribution methods. Each Lender’s determination of such amounts shall be conclusive in the absence of manifest error.

3.6 Eurodollar Costs and Related Matters.

(a) In the event that any Governmental Agency imposes on any Lender after the Closing Date any reserve or comparable requirement (including any emergency, supplemental or other reserve but excluding any such amount included in the calculation of the Eurodollar Rate) with respect to the Eurodollar Obligations of that Lender, Borrower shall pay that Lender within five (5) days after demand all amounts necessary to compensate such Lender (determined as though such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advances in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is 180 days preceding the date of such demand or is attributable to periods prior to the date which is 180 days preceding the date of such demand and shall not be obligated to pay any such amount unless such Lender is generally making claims for compensation for such imposition against other similarly situated borrowers). Any Lender’s determination of such amount shall be conclusive in the absence of manifest error.

(b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

(i) shall subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances or its obligation to make

Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances, excluding (A) Taxes or Other Taxes covered by Section 3.11, and (B) the imposition of, or any change in the rate of, any Income Tax payable by a Lender or its Eurodollar Lending Office;

(ii) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Federal Reserve Board, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office, but excluding any such amount included in the calculation of the Eurodollar Rate); or

(iii) shall impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (assuming such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advances in the Designated Eurodollar Market), then, within five (5) Banking Days after demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advances in the Designated Eurodollar Market); provided that Borrower shall not be obligated to pay any such amount (i) which arose prior to the date which is 180 days preceding the date of such demand or is attributable to periods prior to the date which is 180 days preceding the date of such demand and shall not be obligated to pay any such amount unless such Lender is generally making claims for compensation for any of the items listed in clauses (i), (ii) or (iii) above against other similarly situated borrowers. Payments by Borrower under this subsection shall not include (A) Income Taxes attributable to Lenders, and (B) any withholding taxes or other taxes based on gross income imposed by the United States of America on any Lender for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 3.11(e), to the extent such forms are then required by applicable Laws. A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.

(c) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Borrowing consisting of Eurodollar Rate Advances, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, then such Lender’s obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender’s affected Eurodollar Rate Advances, automatically shall be converted to Alternate Base Rate Advances on either (i) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (ii) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s) and any interest accrued up to the date of such conversion shall be paid on the next Quarterly Payment Date. Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause such Lender to notify Borrower as set forth in the first sentence of this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund any Eurodollar Rate Advance, such Lender shall fund such Eurodollar Dollar Rate Advance as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. In the event that any Lender’s obligation to make Eurodollar Rate Advances has been suspended under this Section, such Lender shall promptly notify the Administrative Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

(d) If, with respect to any proposed Borrowing comprised of Eurodollar Rate Advances:

(i) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Eurodollar Period; or

(ii) the Requisite Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (A) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (B) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar

Rate Advances shall be suspended. Each Lender shall promptly notify the Administrative Agent and Borrower of the cessation of the circumstances described in clause (d)(ii) above, and the Administrative Agent shall promptly notify Borrower when the circumstances described in clause (d)(i) above no longer apply and shall promptly notify Borrower when the Requisite Lenders have notified the Administrative Agent of the cessation of the circumstances described in clause (d)(ii) above. Upon such notice from the Administrative Agent, the restrictions set forth in this subsection 3.6(d) shall no longer apply.

(e) Upon payment or prepayment of any Eurodollar Rate Advance on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the breach by a Lender of its obligation pursuant to Section 2.1(a)) to borrow on the date or in the amount specified for a Borrowing comprised of Eurodollar Rate Advances in any Request for Borrowing, Borrower shall pay to the appropriate Lender within five (5) Banking Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market) equal to the sum of:

(1) $250; plus

(2) the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the Eurodollar Rate plus the Applicable Eurodollar Rate Margin if that amount had remained or been outstanding through the last day of the applicable Eurodollar Period exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the Designated Eurodollar Market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Eurodollar Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(3) all out-of-pocket expenses incurred by such Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

(f) Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to clause (a) or clause (b) of this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower and a reasonably detailed calculation of the amount due.

3.7 Late Payments and Default Rate. If all or any portion of the Obligations or any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the interest rate otherwise applicable thereto hereunder (or, if no interest rate is otherwise applicable thereto hereunder, the Alternate Base Rate) plus 2.00% (the “Default Rate”), to the fullest extent permitted by applicable Laws. While any Event of Default exists, at the option of the Requisite Lenders, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the principal amount of all outstanding Obligations, at the Default Rate, to the fullest extent permitted by Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

3.8 Computation of Interest and Fees. Computation of interest on Alternate Base Rate Advances and all fees under this Agreement (other than Letter of Credit fees) shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on Eurodollar Rate Advances shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that such latter calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Advance for the day on which the Advance is made; interest shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid. Any Advance that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

3.9 Non-Banking Days. Except as otherwise specifically provided herein, if any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.

3.10 Manner and Treatment of Payments.

(a) Each payment hereunder (except payments pursuant to Sections 3.4, 3.5, 3.6, 11.3, 11.11 and 11.21) or on the Notes or under any other Loan Document shall be made to the Administrative Agent at the Administrative Agent’s Office, in immediately available funds not later than 11:00 a.m. California time, on the day of payment (which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., California time, on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America and shall be made without setoff, counterclaim or deduction of any kind.

(b) Borrower hereby authorizes the Administrative Agent to debit the Designated Deposit Account to effect any payment due to the Lenders or the Administrative Agent pursuant to this Agreement. Any resulting overdraft in the Designated Deposit Account shall be payable by Borrower to the Administrative Agent on the next following Banking Day.

(c) Each payment or prepayment on account of any Borrowing shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Borrowing.

(d) Each Lender shall use its best efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to its Note and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower’s obligation to pay the Obligations.

3.11 Taxes.

(a) Any and all payments by or for the account of Borrower hereunder, or in respect of the Notes or any other Loan Document, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (x) Income Taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such tax levy, impost or withholding or any political subdivision or taxing authority thereof or therein, other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, the Notes or other Loan Documents, (y) any branch profits taxes imposed on the Administrative Agent or any Lender by the United States or any similar tax imposed by any other jurisdiction in which such Person is located, or any political subdivision thereof as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such tax levy, impost or withholding or any political subdivision or taxing authority thereof or therein, other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, the Notes or other Loan Documents, and (z) any interest, fees or penalties for failure to pay or the late payment of any of the foregoing described in clauses (x) and (y) above (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes or any other Loan Document being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or other Loan Documents to any Lender or the Administrative Agent, (i) the sum payable by Borrower shall be increased as may be necessary so that after Borrower and such Lender, as the case may be, have made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.11) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make all such deductions or withholdings and (iii) Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Law (except that Borrower shall not be required to pay any Taxes that are not yet past due, or are being contested in good faith by appropriate proceedings so long as the Borrower has established and maintains adequate reserves for the payment of the same in accordance with GAAP).

(b) In addition, Borrower shall pay to the relevant taxing authority in accordance with applicable Law, and indemnify and hold the Administrative Agent and Lenders harmless from, any present or future stamp, documentary, excise, sales, property or similar taxes, charges or levies that arise from the delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes, the Letters of Credit, the Collateral or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Borrower shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 3.11, imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor, which demand shall contain a reasonably detailed statement of the basis and calculation of the amount demanded.

(d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes pursuant to Section 3.11(a) or (b), Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.6, the original or a certified copy of a receipt evidencing such payment, to the extent that such receipt is issued therefor or such other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(e) On or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable) and on or before the date, if any, such Lender (or participant, as applicable) changes its applicable lending office by designating a different lending office (a “New Lending Office”), and from time to time thereafter as reasonably requested in writing by Administrative Agent or Borrower (but only so long thereafter as such Lender or participation holder remains lawfully able to do so): (i) each Lender, and each holder of a participation interest herein, that is a United States person that is not a “domestic” corporation (as defined in Section 7701 of the Code) shall provide each of the Administrative Agent and Borrower with one original Internal Revenue Service Form W-9, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed by a Responsible Official, and satisfactory to the Administrative Agent and Borrower; and (ii) each Lender, and each holder of a participation interest herein, that is organized under the laws of a jurisdiction outside the United States shall provide each of the Administrative Agent and Borrower with either: (A) two original Internal Revenue Service Forms W-8ECI, W-8BEN or W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed by a Responsible Official, and satisfactory to the Administrative Agent and Borrower, or (B) a certificate that it is not (I) a “bank” (as defined in Section 881(c)(3)(A) of the Code), (II) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower or (III) a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code), and two original Internal Revenue Service Form W-8BEN or Form W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed by a Responsible Official, satisfactory to the Administrative Agent and Borrower. Each Lender and holder of a participation interest herein shall deliver such new forms and documents prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered forms or other documents referred to in this Section, or after the occurrence of any event requiring a change in the most recent forms or other documents delivered by such Lender or holder. Such Lender or holder shall promptly provide written notice to each of the Administrative Agent and Borrower at any time it determines that it is no longer in a position to provide any previously delivered form or other document (or any other form of certification adopted by the Internal Revenue Service for such purpose). In the event that Borrower or the Administrative Agent becomes aware that a participation has been granted pursuant to Section 11.8(e) to a financial institution, then, upon request made by Borrower or the Administrative Agent to the Lender that granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and the Administrative Agent as would be required under this Section if such financial institution were a Lender. Each Lender (and each participant, as applicable) providing one or more forms or certificates pursuant to this paragraph (e) hereby represents, covenants and warrants the accuracy of the information provided therein.

(f) Borrower shall not be required to pay any additional amounts or any indemnification pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold any amounts with respect to such Taxes existed on the date such Lender became a party to this Agreement or, with respect to a participant, the date such participant received a participation interest herein pursuant to Section 11.8(e), or, with respect to payments to a New Lending Office, the date such Lender (or participant, as applicable) designated such New Lending Office; provided, however, that clause (i) of this paragraph (f) shall not apply (x) to any Lender (or participant, as applicable) or New Lending Office that becomes a Lender (or participant, as applicable) or New Lending Office as a result of any assignment, participation, transfer or designation made at the request of Borrower or (y) to the extent the additional amounts owing to any Lender (or participant, as applicable) that becomes a Lender (or participant, as applicable) as a result of any assignment, participation or transfer or to any Lender (or participant, as applicable), acting through a New Lending Office, would be entitled to receive (without regard to this paragraph (f)) do not exceed the additional amounts or indemnification that the Person making the assignment, participation, transfer or designation to such Lender (or participant, as applicable) or such New Lending Office would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such indemnification or additional amounts would not have arisen but for a failure by such Lender (or participant, as applicable) to comply with the provisions of paragraph (e) above or (iii) such Lender (or participant, as applicable) or New Lending Office is treated as a “conduit entity” within the meaning of U.S. Treasury Regulations Section 1.881-3, as in effect on the Closing Date; provided, however, that clause (iii) of this paragraph (f) shall not apply to the extent the additional amounts owing to any Lender (or participant, as applicable) that is so treated as a “conduit entity” do not exceed the additional amounts or indemnification that the financing entity (within the meaning of Treasury Regulations Section 1.881-3(a)(2) or any successor provision) or the Person who established or sponsored such Lender (or participant, as applicable) would have been entitled to receive if such financing entity or such Person had been a Lender under this Agreement as of the date such Lender had become a party to this Agreement.

(g) Each Lender (and participant, as applicable) agrees that, in the event of a payment of an increased amount with respect to such Lender or participant pursuant to paragraph (a) above or a demand for indemnification pursuant to paragraph (c) above, Borrower shall have the right, upon notice to the Administrative Agent and such Lender (or participant), to require such Lender (or participant) to use reasonable efforts to designate a New Lending Office for funding or booking its Loan under this Agreement or to assign its rights and obligations under this Agreement to another of its offices, branches or affiliates if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to paragraphs (a) or (c) above in the future, and (ii) would not subject such Lender (or participant) to any unreimbursed costs or expenses and (iii) would not, in such Lender’s (or participant’s) reasonable judgment, otherwise be materially disadvantageous to such Lender (or participant).

(h) Any Lender (or participant, as applicable) that becomes aware that it is entitled to receive a refund (whether by way of a direct payment or by offset) that such Lender (or participant, as applicable) can reasonably determine is allocable to or resulting from any increase in the amounts paid by Borrower or any indemnification by Borrower under paragraph (a) or (c) above, respectively, shall promptly notify Borrower of the availability of such refund and shall, within thirty (30) days after the receipt of a request from Borrower, apply for such refund with Borrower being responsible for any incremental costs associated with such refund request. If any Lender (or participant, as applicable) receives any such refund (as described in the preceding sentence), so long as no Default or Event of Default has occurred and is continuing, it shall promptly pay the amount of such refund (together with any interest received thereon) to Borrower; provided, however, that Borrower, upon the request of the applicable Lender (or participant), shall promptly repay the amount paid over to Borrower in the event such Lender (or participant) is required to repay such refund to the applicable authority.

(i) Nothing contained in this Section 3.11 shall require any Lender or the Administrative Agent to make available any of its tax returns or any other information that it deems to be confidential or proprietary. Nothing herein contained shall interfere with the rights of each Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, each Lender shall be under no obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it or to disclose any information relating to its tax affairs.

3.12 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

3.13 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under

Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

3.14 Administrative Agent’s Right to Assume Payments Will be Made. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment (or otherwise cause sufficient funds to be available in the Designated Deposit Account for debit pursuant to Section 3.10(b)), the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment (or caused funds sufficient to make such payment to be available) when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date, an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment (or caused funds sufficient to make such payment to be available) to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

3.15 Fee Determination Detail. The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

3.16 Survivability. All of Borrower’s obligations under Sections 3.4 and 3.5 shall survive for the one year period following the Termination Date, and Borrower shall remain obligated thereunder for all claims under such Sections made by any Lender to Borrower prior to the expiration of such period.

3.17 Replacement of Lenders under Certain Circumstances. Borrower shall be permitted to replace any Lender (or with respect to Section 3.11 only, any participant) that requests compensation, reimbursement, indemnification or other payment pursuant to Section 3.5, 3.6, 3.11 or 11.11 for a reason that is not generally applicable to any other Lender (or participant) or if no other Lender (or participant) is making a request for compensation, reimbursement, indemnification or other payment pursuant to such Sections; provided, however, that (a) such replacement does not conflict with any applicable Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender (or participant) shall have taken no action under Section 3.5, 3.6 or 3.11 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.5, 3.6, 3.11 or 11.11, (d) the replacement financial institution shall purchase or acquire, at par, all Notes and other amounts owing hereunder and under any other Loan Document to such replaced Lender (or participant) on or prior to the date of replacement, (e) the replacement financial institution, if not already a Lender (or participant), shall be reasonably satisfactory to the Administrative Agent, (f) Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5, 3.6, 3.11 or 11.11, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (g) any such replacement shall not be deemed to be a waiver of any rights that Borrower, the Administrative Agent or any other Lender (or participant) shall have against the replaced Lender (or participant), and (h) if such replacement is to become a Lender, such replacement shall meet the minimum criteria of an Eligible Assignee. In connection with any such replacement the replaced Lender (or participant) shall be obligated to make such replacement in accordance with the provisions of Section 11.8; provided, however, that to the extent required to be paid, Borrower shall be obligated to pay any registration and processing fee referred to therein.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and the other Loan Documents, to make Advances and to issue and participate in Letters of Credit hereunder, Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a corporation duly formed, validly existing and in good standing under the Laws of the State of California. Borrower is duly qualified or registered to transact business and is in good standing in the State of California, and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing could not reasonably be expected to have a Material Adverse Effect. Borrower has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. As of the date hereof, the chief executive office of Borrower is located in Watsonville, California. All outstanding capital stock of Borrower, is duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities or other Laws.

4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by Borrower, Parent or any of their collective Subsidiaries of the Loan Documents to which any of them is a Party have been duly authorized by all necessary corporate or company action, as applicable, and do not and will not:

(a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, member, security holder or creditor of Borrower, Parent or any of their collective Subsidiaries;

(b) Violate or conflict with any provision of any of Borrower’s, Parent’s or any of their collective Subsidiaries’ charter, certificate of incorporation, bylaws, or other organizational documents, as applicable;

(c) Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by Borrower, Parent or any of their collective Subsidiaries, except where the Lien or Right of Others could not reasonably be expected to have a Material Adverse Effect;

(d) Constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction;

(e) Violate any Requirement of Law applicable to Borrower, Parent or any of their collective Subsidiaries except where the violation could not reasonably be expected to have a Material Adverse Effect; or

(f) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which any of Borrower, Parent or any of their collective Subsidiaries is a party or by which any of Borrower, Parent or any of their collective Subsidiaries or any of their respective Property is bound or affected except where the default under any Contractual Obligation, or any indenture, loan or credit agreement could not reasonably be expected to have a Material Adverse Effect.

4.3 No Governmental Approvals Required. Except as previously obtained or made, or as timely made as required pursuant to the Security Documents, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower, Parent or any of their collective Subsidiaries of the Loan Documents to which any of them is a Party.

4.4 Parent and Subsidiaries.

(a) Schedule 4.4 hereto (as supplemented by Borrower pursuant to Section 5.12) correctly sets forth as of the date hereof (and the date of any such supplement pursuant to Section 5.12) the names, form of legal entity, number of shares of capital stock or membership or other equity interests, as applicable, issued and outstanding, number of shares of capital stock or membership or other equity interests, as applicable, owned by Borrower, Parent or any Subsidiary of Borrower or Parent (specifying such owner) and jurisdictions of organization of all Subsidiaries of Borrower or Parent. Except as described in Schedule 4.4 (as supplemented by Borrower on each Compliance Certificate), as of the date hereof (and the date any such Compliance Certificate is delivered pursuant to the terms of this Agreement) none of Borrower, Parent or any of their Subsidiaries owns any capital stock, membership interest, other equity interest or debt Security which is convertible, or exchangeable, for capital stock, membership interests or other equity interests in any Person, other than a Subsidiary of Parent, which in any such case has an original cost in excess of $250,000. Unless otherwise indicated in Schedule 4.4 (as supplemented by Borrower on each Compliance Certificate), as of the date hereof (and the date any such Compliance Certificate is delivered pursuant to the terms of this Agreement) all of the outstanding shares of capital stock, all of the outstanding membership interests or all of the units of other equity interest, as the case may be, of each Subsidiary are owned directly or indirectly by Borrower or Parent, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares, membership interests or other equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all adverse claims other than Permitted Encumbrances described in paragraph (b) of the definition of that term.

(b) Parent and each of Borrower’s or Parent’s Subsidiaries is a legal entity of the type described in Schedule 4.4 (as supplemented by Borrower on each Compliance Certificate) duly formed, validly existing and, if such concept is legally recognized in such Parent’s or Subsidiary’s jurisdiction of organization, in “good standing” under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and, if such concept is legally recognized in any applicable jurisdiction, is in “good standing” as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing could not reasonably be expected to have a Material Adverse Effect), and has all requisite corporate or other organizational power and authority to conduct its business and to own and lease its Properties.

(c) Parent and each of Borrower’s or Parent’s Subsidiaries is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, could not reasonably be expected to have a Material Adverse Effect.

4.5 Financial Statements. Borrower has furnished to the Lenders (a) the audited consolidated financial statements of Borrower, Parent and their collective Subsidiaries for the Fiscal Year ended January 3, 2004, and (b) the unaudited consolidated financial statements of Borrower, Parent and their collective Subsidiaries for the six month fiscal period ended July 3, 2004 subject to year end adjustments (none of which individually or in the aggregate are materially adverse to Parent, Borrower and their Subsidiaries taken as a whole) and the absence of footnotes. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flow of Borrower, Parent and their collective Subsidiaries, as of such dates and for such periods in conformity with GAAP consistently applied subject only to normal year-end accruals and audit adjustments as noted above.

4.6 No Other Liabilities; No Material Adverse Change. Borrower, Parent and their collective Subsidiaries do not have any material contingent liability as of the Closing Date or as of the last day of any Fiscal Quarter except (i) as of the Closing Date, as disclosed on Schedule 4.6 or as disclosed or provided for in the financial statements described in Section 4.5, or (ii) as of the last day of any Fiscal Quarter or Fiscal Year, as applicable, following the Closing Date, as disclosed or provided for in the financial statements delivered for such Fiscal Quarter or Fiscal Year to the Administrative Agent pursuant to clause (a) or (b) of Section 7.1 and in the Compliance Certificate delivered concurrently with such financial statements. None of Borrower, Parent or any of their Subsidiaries, other than an adequately capitalized limited liability company or corporate Subsidiary formed to invest in such partnership or joint venture, has any direct or indirect obligation or liability, contingent or otherwise, as a partner or joint venturer in any partnership or joint venture. No event, occurrence or development has occurred that could reasonably be expected to result in a material adverse change in the business, assets, operations or condition (financial or otherwise) of Borrower, Parent and their subsidiaries (taken as a whole) since the last day of the second quarter of Fiscal Year 2004.

4.7 Title to and Location of Property. Except as set forth on Schedule 4.7, Borrower, Parent and their collective Subsidiaries have valid title to, or a valid leasehold interest in the Property material to their respective business, other than items of Property or exceptions to title which are in each case immaterial and Property subsequently sold or disposed of in the ordinary course of business. Such Property is free and clear of all Liens and Rights of Others, other than Liens or Rights of Others described in Schedule 4.7A and Permitted Encumbrances, other encumbrances permitted pursuant to Section 6.9, and Permitted Rights of Others. As of the Closing Date and as of the last day of each Fiscal Quarter, all Property of Borrower, Parent and their collective Subsidiaries is located at one of the locations described in Schedule 4.7B (as supplemented by Borrower on each Compliance Certificate) other than (a) property in transit in the ordinary course of business and (b) non-material property temporarily removed from any such location in the ordinary course of business. Borrower, Parent and their collective Subsidiaries have complied in all material respects with all material obligations under all material leases to which any of them is a party and enjoys peaceful and undisturbed possession under such leases, the failure to comply with which could not reasonably be expected to result in a Material Adverse Effect.

4.8 Intangible Assets. Borrower, Parent and their collective Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and, except as set forth on Schedule 4.8, no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict could reasonably be expected to have a Material Adverse Effect. Schedule 4.8 (as supplemented by Borrower on each Compliance Certificate) sets forth all material patents, patent applications, trademarks, trade names and trade styles used by Borrower, Parent and their collective Subsidiaries on the Closing Date (and the date any such Compliance Certificate is delivered pursuant to the terms of this Agreement).

4.9 Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower, Parent or any of their Subsidiaries that could not reasonably be expected to have a Material Adverse Effect, (c) matters of an administrative nature not involving a claim or charge against Borrower, Parent or any

Subsidiary of Borrower or Parent and (d) matters set forth in Schedule 4.9, there are no actions, suits, proceedings or investigations pending as to which Borrower, Parent or any of their Subsidiaries have been served or have received notice or, to the actual knowledge of Borrower threatened against Borrower, Parent or any of their Subsidiaries or any Property of any of them before any Governmental Agency. None of Borrower, Parent or their collective Subsidiaries, has been indicted or convicted in connection with or is engaging in any criminal conduct which constitutes a felony, or is currently subject to any lawsuit or proceeding or, to the best of Borrower’s knowledge, under investigation in connection with any anti-racketeering or criminal conduct or activity which constitutes a felony nor, to the actual knowledge of Borrower, is any executive officer of any such Persons the subject of any of the foregoing where such action could reasonably be expected to have a Material Adverse Effect on Borrower, Parent or any of their Subsidiaries.

4.10 Binding Obligations. Each of the Loan Documents to which Borrower, Parent or any of their collective Subsidiaries is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of Borrower, Parent and any of their collective Subsidiaries to the extent they are a Party thereto, enforceable against Borrower, Parent and any of their collective Subsidiaries to the extent they are a Party thereto in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.11 No Default. No event has occurred and is continuing that is a Default or Event of Default.

4.12 ERISA.

(a) With respect to each Pension Plan:

(i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

(ii) such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

(iii) no “reportable event” (as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that could reasonably be expected to have a Material Adverse Effect; and

(iv) neither Borrower, Parent nor any of their Subsidiaries has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

(b) Neither Borrower, Parent nor any of their Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

(c) None of Borrower, Parent or any of their Subsidiaries has (i) engaged in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (ii) failed to make full payment when due of all amounts due as contributions to any Foreign Plan; or (iii) otherwise failed to comply with the requirements of any Governmental Rule applicable to any Foreign Plan; where singly or cumulatively, the above could reasonably be expected to result in a Material Adverse Effect.

4.13 Regulation T, U and X; Investment Company Act. No part of the proceeds of any Advance hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U or X. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such Margin Stock. Neither Borrower, Parent nor any of their collective Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.14 Disclosure. No written statement made by a Senior Officer of Borrower to the Administrative Agent or any Lender pursuant to this Agreement, or in connection with any Advance, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made. There is no fact known to Borrower (other than matters of a general economic nature or matters generally applicable to businesses of the types engaged in by Borrower) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Administrative Agent and the Lenders.

4.15 Tax Liability. Borrower, Parent and their collective Subsidiaries have (i) filed, or caused to be filed or included in, (a) all Federal tax returns, and (b) all state, local and foreign tax returns which are required to be filed, except for immaterial returns other than state income tax returns, and which returns are filed promptly upon receipt of notice that such returns have not been filed, and (ii) paid, or made provision for the payment of, all taxes shown thereon to be due or pursuant to any assessment received by Borrower, Parent or any of their collective Subsidiaries, except (A) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves in accordance with GAAP have been established and maintained and (B) immaterial taxes; in each case, so long as no material Property of Borrower, Parent or any of their Subsidiaries is at impending risk of being seized, levied upon or forfeited.

4.16 Projections.

(a) As of the Closing Date, to the best knowledge of Borrower the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower other than to the extent the disclosures set forth on Schedule 4.16 would affect such assumptions, and the Projections are reasonably based on such assumptions.

Nothing in this Section 4.16 shall be construed as a representation or covenant that the Projections in fact will be achieved.

(b) As of the date delivered, all projections furnished by Borrower to the Administrative Agent and the Lenders in connection with the Loan Documents and the transactions contemplated thereby have been prepared on a basis consistent with the historical financial statements described above, except as described therein, have been based upon reasonable assumptions and represent, as of their respective dates of presentation, Borrower’s good faith estimates of the future performance of Borrower, Parent and their respective Subsidiaries, and as of such respective dates Borrower had no reason to believe that such estimates and assumptions are not reasonable. Nothing in this Section 4.16 shall be construed as a representation or covenant that the projections in fact will be achieved.

4.17 Hazardous Materials. Except as described in Schedule 4.17, (a) neither Borrower, Parent nor any of their Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that could not individually or in the aggregate reasonably be expected to constitute a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by Borrower, Parent or any of their Subsidiaries as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower, Parent or any of their Subsidiaries on any Real Property, or transported to or from such Real Property by Borrower, Parent or any of their Subsidiaries, such use, generation, storage and transportation are in compliance with all Hazardous Materials Laws except to the extent such non-compliance could not reasonably be expected to constitute or create a Material Adverse Effect.

4.18 Employee Matters. There is no strike, work stoppage or labor dispute with any union or group of employees pending or, to the best knowledge of Borrower overtly threatened involving Borrower, Parent or any of their Subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.19 Fiscal Year. Borrower, Parent and their Subsidiaries each operate on a 52/53 week fiscal year ending on the Saturday closest to December 31.

4.20 Solvency. After giving effect to this Agreement and the other Loan Documents (including after giving effect to Advances under this Agreement as of the Closing Date), Borrower, Parent and each of their Subsidiaries shall be Solvent.

4.21 Brokerage Commissions. Except as set forth on Schedule 4.21, no Person, other than the Administrative Agent and the Lenders, is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Party. No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by Borrower, and Borrower agrees to indemnify the Administrative Agent and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, attorney’s fees incurred by the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

4.22 Real Property. Schedule 4.22 (as supplemented by Borrower on each Compliance Certificate) sets forth as of the Closing Date and as of the last day of each Fiscal Quarter a summary description and, to the extent readily available, legal description of (a) all real property leasehold estates held by the Borrower, Parent or their Subsidiaries consisting of or related to (i) stores, (ii) distribution centers, and (iii) all storage and other locations except, if the aggregate fair market value of all Property at all such storage and other locations is less than $500,000, such Schedule as so supplemented may exclude any such storage or other location at which the aggregate fair market value of all Property is less than $250,000 and (b) all real property owned by Borrower, Parent or their Subsidiaries, which summary is accurate and complete in all material respects. The leases creating such real property leasehold estates are in full force and effect and create a valid leasehold estate on the terms of such lease, and none of Borrower, Parent or their Subsidiaries is in default or breach of any thereof, except as could not reasonably be expected to have a Material Adverse Effect. The copies of such real property leases heretofore furnished to the Administrative Agent are true copies and there are no amendments thereto copies of which have not been furnished to the Administrative Agent.

4.23 Creation, Perfection and Priority of Liens. The execution and delivery of the Security Documents by the Parties, together with the filing of any UCC financing statements and the recording of the U.S. Patent and Trademark Office and U.S. Copyright Office filings delivered to the Administrative Agent for filing and recording, are effective to create in favor of the Administrative Agent for the benefit of itself and the Lenders, as security for the Obligations, a legal, valid and binding Lien on all of the Collateral with respect to which the creation of a security interest is governed by the UCC. In the case of any Securities pledged to the Administrative Agent under the Security Agreement (the “Pledged Securities”) and any pledged promissory notes, when any stock certificates representing such Pledged Securities and any such pledged promissory notes are delivered to the Administrative Agent duly endorsed in blank, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Parties in such Collateral, as security for the Obligations, assuming that the Administrative Agent does not have notice of any adverse claim to the security, free of all adverse claims other than Permitted Encumbrances described in paragraphs (b) or (c) of the definition of that term. In the case of deposit accounts and accounts with any securities intermediary maintained in the United States of America and pledged to the Administrative Agent under the Security Agreement, when the Control Agreements have been duly executed and delivered by the applicable Party, the Administrative Agent and the applicable depository bank or securities intermediary, as the case may be, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Parties in such Collateral, as security for the Obligations, in each case prior and superior to the Lien of any other Person (except as otherwise expressly provided in Sections 9327 and 9328 of Article 9 of the UCC). In the case of the other Collateral described in the Security Agreement a security interest in which may be perfected by the filing of a financing statement under the UCC, when UCC financing statements in appropriate form are filed in the applicable filing offices, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Parties in such Collateral, as security for the Obligations, prior and superior to the Lien of any other Person (except Permitted Encumbrances).

4.24 Operating Accounts. None of Borrower, Parent or their Subsidiaries maintains any deposit, checking, securities, brokerage or other similar account with any bank, savings association, financial institution or similar financial intermediary which is not listed on Schedule 4.24 or the existence of which has not been disclosed to the Administrative Agent in writing.

4.25 Policies of Insurance. Borrower has obtained and has caused each of its Parent, and each Subsidiary of Borrower and of Parent to obtain the insurance required pursuant to Section 5.4. None of Borrower, Parent or any of their Subsidiaries has received (i) a notice of non-payment of premium or termination related to any such policy or (ii) a notice of a breach related to any such policy which could reasonably be expected to result in the termination of any such policy in either case which has not been fully cured or waived unless replaced as set forth in the prior sentence; and such policies of insurance have not been terminated and are in full force and effect unless replaced as set forth in the prior sentence.

4.26 Consignments. Except as permitted by Section 6.26, none of Borrower, Parent or any of their Subsidiaries sells or otherwise disposes of inventory under a consignment or similar arrangement either as the consignor or consignee.

4.27 Vehicle Inventory. Except as permitted by Section 6.27, no inventory of Borrower, Parent or any of their Subsidiaries constitutes a vehicle requiring registration by Borrower, Parent or any of their Subsidiaries with the department of motor vehicles in any state or any similar agency.

4.28 Licenses/Inventory. No inventory of Borrower, Parent or any of their Subsidiaries incorporates the intellectual property of any Person which is incorporated into such inventory under a license to Borrower, Parent or any of their Subsidiaries and for which the disposition of any such inventory by the Administrative Agent or any Lender would require a consent from any such Person in order to dispose of such inventory.

4.29 Government Accounts Receivable. Schedule 4.29 (as supplemented by Borrower on each Compliance Certificate) sets forth as of the Closing Date and as of the last day of each Fiscal Quarter a detailed description of each account receivable of Borrower, Parent or any of their Subsidiaries in an amount in excess of $100,000 which arises out of a contract with the United States of America or any department, agency, subdivision or instrumentality thereof, the Administrative Agent.

4.30 Financing Statements. The following financing statements do not cover any property owned, used or in the possession of Borrower, Parent or any of their Subsidiaries except for property which is leased from or financed by the secured party listed on any such financing statement but only to the extent such lease or financing is permitted by this Agreement: (a) UCC financing statement #94060211 filed with the California Secretary of State on March 25, 1994 naming West Marine Products, Inc. as debtor and Northern Telecom Finance Corporation as secured party, (b) UCC financing statement #9814861117 filed with the California Secretary of

State on May 27, 1998 naming West Marine Products, Inc. as debtor and IBM Credit Corporation as secured party, (c) UCC financing statement #9802160376 filed with the California Secretary of State on January 15, 1998 naming West Marine Products, Inc. as debtor and IBM Credit Corporation as secured party, (d) UCC financing statement #0033360301 filed with the California Secretary of State on November 13, 2000 naming West Marine Products, Inc. as debtor and IBM Credit Corporation as secured party and (e) UCC financing statement #0129760792 filed with the California Secretary of State on October 24, 2001 naming West Marine, Inc. as debtor and General Electric Capital Corporation as secured party (each a “Referenced Financing Statement” and collectively, the “Referenced Financing Statements”).

4.31 Reaffirmation. Except (i) for representations and warranties which expressly speak as of a particular date or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, Borrower shall be deemed to have reaffirmed, for the benefit of the Lenders and the Administrative Agent, each representation and warranty contained in Article 4 in all material respects on and as of the date of each making of any Advance and the issuance, extension, renewal, amendment or increase in the amount of any Letter of Credit.

ARTICLE 5

AFFIRMATIVE COVENANTS

(OTHER THAN INFORMATION AND

REPORTING REQUIREMENTS)

So long as any Advance or Letter of Credit remains unpaid, or any other non-contingent Obligation remains unpaid or unperformed, or any portion of any of the Commitments remains in force, Borrower shall, and shall cause each of its Parent, and each Subsidiary of Borrower and of Parent to, unless the Requisite Lenders otherwise consent:

5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower, Parent and their collective Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same in accordance with GAAP or (b) any immaterial tax; in each case, so long as no material Property of Borrower, Parent or any of their Subsidiaries is at impending risk of being seized, levied upon or forfeited.

5.2 Preservation of Existence. Preserve and maintain their respective existences (except as permitted by Section 6.4) in their respective jurisdictions of formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so preserve, maintain, qualify or remain qualified could not reasonably be expected to have a Material Adverse Effect and except that any wholly owned Subsidiary of Borrower or Parent may dissolve or liquidate into Borrower or Parent or another wholly owned Subsidiary of Borrower or Parent.

5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties and maintain ownership of all intellectual property and licenses thereof necessary for the operation of their business, except (a) that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or that is not of significant value, either intrinsically or to the operations of Borrower, Parent and their collective Subsidiaries, shall not constitute a violation of this covenant, and (b) this covenant shall not be construed to prohibit any Disposition otherwise permitted pursuant to Section 6.3.

5.4 Maintenance of Insurance.

(a) Maintain, or cause to be maintained, liability, casualty and other insurance (other than insurance related to employee benefits), subject to customary deductibles and retentions, in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets; provided that any material reduction in the level or scope of insurance from the level or scope maintained as of the Closing Date shall not be made without the prior written consent of the Requisite Lenders;

(b) Furnish to the Administrative Agent, upon written request, full information as to the insurance carried;

(c) Carry and maintain each policy for such insurance with (A) a company which is rated A or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof or (B) any other insurer which is reasonably satisfactory to the Administrative Agent; and

(d) Obtain and maintain endorsements reasonably acceptable to the Administrative Agent for such insurance naming the Administrative Agent as an additional insured and as lender’s loss payee;

provided, however, that if any Party shall fail to maintain insurance in accordance with this Section 5.4, or if any Party shall fail to provide the required endorsements with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

5.5 Compliance With Laws. Comply with all Requirements of Law noncompliance with which could reasonably be expected to have a Material Adverse Effect.

5.6 Inspection Rights. Upon reasonable notice, at any time during regular business hours and, as requested by the Administrative Agent (but not so as to materially interfere with the business of Borrower, Parent or any of their collective Subsidiaries) permit the Administrative Agent, or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of (including any software or CD Rom or other computer or electronic files relating thereto), and to visit and inspect the Properties of, Borrower, Parent and their collective Subsidiaries and to discuss the affairs, finances and accounts of Borrower, Parent and their collective Subsidiaries with any of their Senior Officers or accountants and, upon reasonable request of the Administrative Agent, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of Borrower. If any of the Properties, books or records of Borrower, Parent or any of their collective Subsidiaries are in the possession of a third party, Borrower authorizes that third party to permit the Administrative Agent or any Lender or any agents thereof to have access to perform inspections or audits and to respond to the Administrative Agent’s or any Lender’s request for information concerning such Properties, books and records. Notwithstanding the foregoing, no request shall be required to be “reasonable” and no prior notice of any such examination, audit, visit, inspection or discussion shall be required if an Event of Default has occurred and remains in effect or if the Administrative Agent has reason to believe that an Event of Default then exists.

5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower, Parent and their collective Subsidiaries.

5.8 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or Event of Default or (b) then being contested by any of them in good faith by appropriate proceedings or (c) if the failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.9 Use of Proceeds. Use the proceeds of all Advances to (a) refinance certain Indebtedness of Borrower, Parent and their collective Subsidiaries, (b) finance certain acquisitions and (c) provide for the working capital and general corporate purpose needs of Borrower, Parent and their collective Subsidiaries.

5.10 Hazardous Materials Laws. Keep and maintain all Real Property and each portion thereof in compliance with all applicable Hazardous Materials Laws, except where the failure to so comply could not be reasonably expected to have a Material Adverse Effect, and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material), of any of the following which could reasonably be expected to have a Material Adverse Effect: (a) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all claims made or threatened in writing by any Person against Borrower, Parent or any of their collective Subsidiaries relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower, Parent or any of their collective Subsidiaries of any occurrence or condition on any real property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

5.11 Syndication Process. Perform its obligations regarding syndication as required by that certain commitment letter between Borrower and Wells Fargo dated August 27, 2004.

5.12 New Subsidiaries. Borrower shall, at its own expense, promptly, and in any event within ten (10) Banking Days after the formation or acquisition of any Subsidiary of Parent or Borrower, (A) notify the Administrative Agent of such event (which notice shall be deemed to constitute an update to Schedule 4.4), (B) amend the Security Documents as appropriate in light of such event to pledge to the Administrative Agent for the benefit of itself and the Lenders 100% (or 65% in the case of a Foreign Subsidiary) of the Securities of each such Person and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby, (C) cause each such Domestic Subsidiary to become a party to the appropriate Guaranty, the Security Agreement and each other applicable Security Document in accordance with the terms thereof, (D) if requested by the Administrative Agent (at the direction of the Requisite Lenders) when no Event of Default has occurred and is continuing, cause each such Foreign Subsidiary to execute such security agreements and guaranties as the Administrative Agent may reasonably request and that could not reasonably be expected to have a material adverse tax consequence to Parent, Borrower or any of their Subsidiaries, as reasonably determined by Parent, and if requested by the Administrative Agent (at the direction of the Requisite Lenders) when an Event of Default has occurred and is continuing, cause each such Foreign Subsidiary to execute such security agreements and guaranties as the Administrative Agent may reasonably request without regard to any tax effects on Parent, Borrower or any of their Subsidiaries, and, (E) deliver to the Administrative Agent all stock certificates and other instruments constituting Collateral thereby free and clear of all adverse claims, accompanied by undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be reasonably requested by the Administrative Agent to perfect the Administrative Agent’s Lien in such Collateral in compliance with any applicable laws of jurisdictions outside of the United States of America), (F) cause each document (including each UCC financing statement or the equivalent thereof and each filing with respect to intellectual property owned by each new Subsidiary) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Lenders a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent and (G) if requested by Administrative Agent, deliver an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent with respect to each new Subsidiary and the matters set forth in this Section.

5.13 Appraisals. Borrower agrees that (a) during the existence of an Event of Default or upon the written request of any Lender acting pursuant to any Requirement of Law, the Administrative Agent may, at the expense of Borrower, commission an appraisal of any property (including, without limitation, inventory) (i) to which any Party holds legal title and (ii) which is encumbered by any Security Document and (b) without limiting the foregoing, upon the written request of the Requisite Lenders, the Administrative Agent may commission an appraisal of any or all inventory to which any Party holds legal title; provided that Borrower shall only pay for two such inventory appraisals under this clause (b) during the term of this Agreement.

5.14 Additional Documents/Action.

(a) Use commercially reasonable efforts to obtain the items listed below and deliver such items to the Administrative Agent on a quarterly basis:

(i) for any locations leased by Parent, Borrower or any of their Subsidiaries after the Closing Date or for which a lease was renewed or extended after the Closing Date, a Landlord Subordination covering such location concurrent with the execution of any such lease or the execution of or the effective date (if no execution is required) of any such renewal or extension;

(ii) a warehouse agreement for each warehouse utilized by Borrower, Parent and any of their Subsidiaries;

(iii) a licensor’s consent from each licensor of intellectual property to Borrower, Parent and/or any of their Subsidiaries which is incorporated into such inventory under a license to Borrower, Parent and any of their Subsidiaries and for which the disposition of any such inventory by the Administrative Agent or any Lender would require a consent from any such Person in order to dispose of such inventory; and

(iv) a mortgagee waiver from each mortgagee of any real property owned by Borrower, Parent and any of their Subsidiaries, in the case of each of the foregoing, in form and substance reasonably acceptable to the Administrative Agent.

(b) Notify the Administrative Agent in writing if any account receivable of Borrower, Parent or any of their Subsidiaries in an amount in excess of $100,000 arises out of a contract with the United States of America or any department, agency, subdivision or instrumentality thereof, and execute any instruments and take any other action reasonably required or requested by the Administrative Agent to comply with the provisions of the Federal Assignment of Claims Act in respect of any such account receivable.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Advance or Letter of Credit remains unpaid, or any other non-contingent Obligation remains unpaid or unperformed, or any portion of any of the Commitments remains in force, Borrower shall not, and shall not permit its Parent or any of the Subsidiaries of Borrower or of Parent to, unless the Requisite Lenders or, if required by Section 11.2, all of the Lenders, otherwise consent:

6.1 Prepayment of Indebtedness. Prepay any principal or interest on any Indebtedness of Borrower, Parent or any of their collective Subsidiaries if an Event of Default exists or would result from such prepayment or otherwise prepay in excess of $10,000,000 per Fiscal Year prior to the date when due, or make any payment or deposit with any Person that has the effect of providing for the satisfaction of any Indebtedness of Borrower, Parent or any of their collective Subsidiaries prior to the date when due, except (a) Indebtedness to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, (b) Indebtedness to other Persons the prepayment of which is approved in advance by the Requisite Lenders in writing, and (c) Indebtedness in any amount if such Indebtedness is repaid with proceeds of any stock offering of Borrower, Parent, or any of their collective Subsidiaries made after the Closing Date.

6.2 Prepayment of Subordinated Obligations. Pay or prepay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase, redeem or otherwise acquire (or offer to purchase, redeem or otherwise acquire) any Subordinated Obligation or deposit any monies, Securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation or (b) scheduled interest on any Subordinated Obligation if the payment thereof is then prohibited under the terms of the subordination provisions governing such Subordinated Obligations.

6.3 Disposition of Property. Make any Disposition of its Property, whether now owned or hereafter acquired, except:

(a) Dispositions of obsolete Property and Property with no material remaining useful life, or no longer used or useful in the business of Parent, Borrower or their Subsidiaries,

(b) Dispositions of Cash, Cash Equivalents, Investments (other than Investments in a Subsidiary) and inventory sold, transferred or otherwise disposed of to retail or wholesale customers in the ordinary course of business of Borrower, Parent or any of their collective Subsidiaries,

(c) Dispositions of other personal property (not described in clause (b)) sold or otherwise disposed of where other personal property has been acquired with the proceeds of any such Disposition within 365 days after such Disposition, by the entity that made such Disposition,

(d) Dispositions of Property (i) from Parent or any Subsidiary to Borrower, or (ii) from Parent, Borrower or a Domestic Subsidiary to a Domestic Subsidiary (that is party to the Guaranty and the Security Agreement and such documents remain in full force and effect) and such disposed assets remain in the United States and subject to a valid first perfected security interest in favor of the Administrative Agent, subject only to Permitted Encumbrances, or (iii) from Parent, Borrower or a Domestic Subsidiary to a Foreign Subsidiary so long as such Disposition constitutes an Investment permitted pursuant to Section 6.16(e), or (iv) from a Foreign Subsidiary to Borrower, a Domestic Subsidiary or Foreign Subsidiary,

(e) Dispositions of any Existing Owned Real Estate,

(f) Dispositions of any After Acquired Real Estate to the extent the aggregate Acquisition Cost of all After Acquired Real Estate subject to Dispositions made pursuant to this clause (f) does not exceed $10,000,000,

(g) Dispositions of any other After Acquired Real Estate (not described in clause (f) and which may include Real Estate Collateral) and other Dispositions that are not Dispositions described in clauses (a) – (f) above in an aggregate amount not to exceed $5,000,000 for all such Dispositions in any Fiscal Year ending after the Closing Date; provided that, in the case of Dispositions of After Acquired Real Estate, the entity that made such Disposition shall have acquired other property (which may include After Acquired Real Estate) with the proceeds of such any Disposition within 365 days after such Disposition;

provided that (i) at the time of any such Disposition pursuant to clause (g) only, no Default or Event of Default shall exist or shall result from such Disposition and (ii) the sales price relating to a Disposition pursuant to clause (a), (b), (c), (e), (f) or (g) shall be paid in Cash except in the case of clauses (e) and (f) to the extent permitted by Section 6.16(j).

The proceeds of any Disposition permitted under clause (e) or (f) may be re-invested in the business of a Party in accordance with the terms of this Agreement (including the acquisition of real estate).

6.4 Mergers. Merge or consolidate with or into any Person, except mergers and consolidations of (i) a Subsidiary into Borrower or Parent (with Borrower or Parent as the surviving entity), or (ii) any Domestic Subsidiary with another Domestic Subsidiary, or (iii) any Foreign Subsidiary with another Foreign Subsidiary, or (iv) any Foreign Subsidiary with and into a Domestic Subsidiary with such Domestic Subsidiary as the surviving entity, or (v) any merger that constitutes a permitted Disposition under Section 6.3; provided that (a) no Default or Event of Default would result therefrom and (b) any such “surviving” entity shall have executed such amendments or supplements to the Loan Documents, if any, as the Administrative Agent may reasonably determine are appropriate as a result of such merger.

6.5 Hostile Tender Offers. Make any offer to purchase or acquire, or consummate a purchase or acquisition of, five percent (5%) or more of the voting interest in any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower or Parent that it opposes such offer or purchase and such notice has not been withdrawn or superseded.

6.6 Distributions. Declare or pay or make any form of Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, except:

(a) Distributions by any Subsidiary to Borrower or Parent or to any wholly-owned Subsidiary of Borrower or Parent;

(b) Distributions consisting of dividends payable solely in capital stock or rights to purchase capital stock; and

(c) Distributions made in cash to any holder of the capital stock of Borrower or Parent for the purpose of repurchasing such capital stock from such holder or any other purpose; provided that (i) in connection with the repurchase of capital stock, the aggregate amount of any such Distribution shall not be greater than the fair market value of the capital so repurchased and (ii) the aggregate amount of all such Distributions shall not to exceed (A) $1,000,000 during Year 1, (B) $2,000,000 during Year 2, (C) $5,000,000 during Year 3, (D) $7,500,000 during Year 4 and (E) $10,000,000 during Year 5 and each twelve month period thereafter;

provided that in each such case, no Default or Event of Default then exists or would result therefrom.

6.7 ERISA. (a) At any time, permit any Pension Plan to: (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed in (i), (ii), (iii), or (iv) above, could reasonably be expected to result in a Material Adverse Effect, (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect, or (c) with respect to each Party obligated in respect of a Foreign Plan, fail to comply in any material respect with the requirements of any Governmental Rule applicable to such Foreign Plan, if to do so could reasonably be expected to result in a Material Adverse Effect.

6.8 Change in Nature of Business. Make any material change in the nature of the business of Borrower, Parent or any of their collective Subsidiaries, as it is presently conducted.

6.9 Liens and Negative Pledges; Sale and Leasebacks. Create, incur, assume or suffer to exist any Lien, Right of Others or Negative Pledge of any nature upon or with respect to any of their respective Properties, or engage in any Sale and Leaseback transaction with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

(a) Liens and Negative Pledges existing on the Closing Date and disclosed in Schedule 4.7A and any renewals/extensions or amendments thereof; provided that the obligations secured or benefited thereby are not increased and such Liens and Negative Pledges do not extend to any assets other than those described on Schedule 4.7A;

(b) Liens and Negative Pledges under the Loan Documents;

(c) Permitted Encumbrances and Permitted Rights of Others;

(d) Liens, Negative Pledges and Sale and Leaseback transactions with respect to any Existing Owned Real Estate; and

(e) Liens, Negative Pledges and Sale and Leaseback transactions with respect to any After Acquired Real Estate to the extent the aggregate Acquisition Cost of all After Acquired Real Estate subject to such Liens, Negative Pledges and/or Sale and Leaseback transactions does not exceed $10,000,000.

6.10 Indebtedness and Guaranty Obligations. Create, incur, assume or suffer to exist any Indebtedness or Guaranty Obligation except:

(a) Indebtedness and Guaranty Obligations existing on the Closing Date and disclosed in Schedule 6.10 (other than Indebtedness described herein to be paid off with Advances hereunder), and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

(b) Indebtedness under the Loan Documents;

(c) Indebtedness and Guaranty Obligations owed to Borrower, Parent or any of their Subsidiaries by Parent, Borrower or any of their Subsidiaries (which are evidenced by a note or other instrument which has been pledged and delivered to the Administrative Agent under the Security Documents) and guarantees by Parent, Borrower or any of their Subsidiaries of any of the obligations of Parent, Borrower or any of their Subsidiaries that, in each case, are otherwise permitted to be incurred hereunder;

(d) Indebtedness consisting of Capital Lease Obligations; provided that the aggregate principal amount of such Indebtedness when added to the Indebtedness described in clause (e) below shall not exceed $25,000,000 at any one time outstanding (as determined in accordance with GAAP consistently applied);

(e) Indebtedness incurred to finance the purchase or construction of capital assets (which shall be deemed to exist if the Indebtedness is incurred at or within 90 days before or after the purchase or construction of the capital asset) of which at least 65% of each such financing is financed by Indebtedness other than Advances or Letters of Credit hereunder, or to refinance any such Indebtedness of which at least 65% is refinanced by Indebtedness other than Advances or Letters of Credit hereunder; provided that the aggregate principal amount of such Indebtedness incurred after the Closing Date when added to the Indebtedness described in clause (d) above shall not exceed $25,000,000 at any one time outstanding (as determined in accordance with GAAP consistently applied);

(f) Subordinated Obligations in such amount as may be approved in writing by the Requisite Lenders;

(g) Indebtedness consisting of Interest Rate Protection Agreements; and

(h) Unsecured Indebtedness and Guaranty Obligations not described in clauses (a)-(g) above for general business purposes of Borrower, Parent or their Subsidiaries (including unsecured Indebtedness and Guaranty Obligations in favor of a seller of a business acquired in a Permitted Acquisition) in an aggregate amount not to exceed $15,000,000 at any one time outstanding.

6.11 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower or Parent other than (without duplication): (a) salary, bonus, employee stock option and other compensation and employment arrangements with directors or officers in the ordinary course of business, (b) Distributions permitted pursuant to Section 6.6; (c) transactions on overall terms at least as favorable to Borrower, Parent or any of their collective Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, (d) transactions described on Schedule 6.11 attached hereto and (e) transactions among the Parent and any of its Subsidiaries that are otherwise permitted pursuant to the terms hereof.

6.12 Current Ratio. Permit the Current Ratio of Parent and its Subsidiaries, on a consolidated basis, at any time to be less than 1.40 to 1.00.

6.13 Leverage Ratio. Permit the ratio of Funded Debt as of the last day of any Fiscal Quarter plus six times Rental Expense for Parent and its Subsidiaries, on a consolidated basis, for the 12-month period then ended to EBITDAR for Parent and its Subsidiaries, on a consolidated basis, for the 12-month period then ended to exceed 3.75 to 1.00 on the last day of such Fiscal Quarter.

6.14 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for Parent and its Subsidiaries, on a consolidated basis, as of the last day of any Fiscal Quarter to be less than 1.50 to 1.0 for the 12-month period ending on the last day of such Fiscal Quarter.

6.15 Tangible Net Worth. Permit the Tangible Net Worth of Parent and its Subsidiaries, on a consolidated basis, at any time during the term of this Agreement to be less than, from and after the date hereof, 85% of Tangible Net Worth as of the end of the first Fiscal Quarter of Fiscal Year 2004, plus 75% of Net Income after the end of the first Fiscal Quarter of Fiscal Year 2004, excluding any quarters in which Net Income is negative, in each case, plus 75% of net equity offerings made on or after the Closing Date.

6.16 Investments and Acquisitions. Make any Acquisition or enter into any agreement to make any Acquisition unless approved in advance by the Requisite Lenders in writing, or make or suffer to exist any Investment, other than:

(a) Permitted Acquisitions;

(b) Investments in existence on the Closing Date and disclosed on Schedule 6.16;

(c) without limiting the requirements of Section 6.22, Investments consisting of Cash Equivalents;

(d) Investments consisting of extensions of credit to officers, directors and employees of Parent, Borrower and their Subsidiaries for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes provided that the aggregate amount of such Investments does not exceed $1,000,000 at any time outstanding;

(e) Investments since the date hereof in any Subsidiary of Parent which Subsidiary is operating in the same or substantially the same line of business as Parent outside of the United States; provided that the aggregate amount of such Investments does not exceed (i) $20,000,000 during Year 1, (ii) $30,000,000 during Year 2, or (iii) $40,000,000 during Year 3, Year 4, Year 5 or any twelve month period thereafter with not more than (i) $3,000,000 during Year 1, Year 2 or Year 3 or (ii) $5,000,000 during Year 4, Year 5 or any twelve month period thereafter in the aggregate in the form of equity at any one time (and which to the extent constituting Indebtedness are evidenced by a note or other instrument which has been pledged and delivered to the Administrative Agent under the Security Documents) and in each case less the aggregate amount of any Investment under clause (h) below; provided, further, that no Investment may be made after the occurrence and during the continuation of an Event of Default or if an Event of Default would result therefrom;

(f) Investments in any Domestic Subsidiary of Parent which Domestic Subsidiary is operating in the same or substantially the same line of business as Parent inside of the United States; provided that such Domestic Subsidiary’s financial statements and records are calculated on a consolidated basis with Parent (and which to the extent constituting Indebtedness are evidenced by a note or other instrument which has been pledged and delivered to the Administrative Agent under the Security Documents);

(g) Investments in limited liability business entities operating in the same or substantially the same line of business as Parent, and which entities’ financial statements and reports are not consolidated with Parent; provided that the aggregate amount of such Investments does not exceed $5,000,000 (and which to the extent constituting Indebtedness are evidenced by a note or other instrument which has been pledged and delivered to the Administrative Agent under the Security Documents); provided, further, that no Investment may be made after the occurrence and during the continuation of an Event of Default or if an Event of Default would result therefrom;

(h) Investments in Subsidiaries engaged in a related line of business to Parent (as opposed to the same or similar line of business to Parent); provided that the aggregate amount of such Investments when taken together with the Indebtedness assumed and/or consideration paid or payable in cash in connection with any Permitted Acquisition of an Acquired Person in a related line of business to Parent (as opposed to the same or similar line of business to Parent) consummated since the Closing Date does not exceed (i) $5,000,000 during Year 1, Year 2 or Year 3 or (ii) $10,000,000 during Year 4, Year 5 or any twelve month period thereafter;

(i) Investments consisting of the extension of credit to customers or suppliers of Parent, Borrower and their Subsidiaries in the ordinary course of business; and

(j) Investments consisting of seller notes received in connection with the sale or other disposition of (i) any After Acquired Real Estate to the extent the aggregate Acquisition Cost of all After Acquired Real Estate sold or disposed of in respect of which such seller notes are issued does not exceed $10,000,000 and (ii) any Existing Owned Real Estate.

6.17 Capital Expenditures. With respect to Borrower, Parent and each of their Subsidiaries, collectively, make any Capital Expenditure (other than Capital Expenditures made from the proceeds of insurance), if to do so would result in the aggregate of all such Capital Expenditures, to exceed $45,000,000 during any Fiscal Year. In the event the aggregate of all such Capital Expenditures made by Borrower, Parent and their Subsidiaries for any Fiscal Year is less than the amount of such Capital Expenditures permitted hereunder, then 50% of the difference between the amount of such Capital Expenditures permitted for such Fiscal Year and the actual amount of Capital Expenditures made by Borrower, Parent and their Subsidiaries shall be added to the permissible amount of Capital Expenditures for the following Fiscal Year only.

6.18 Amendments. Amend, modify, supplement or replace (or agree to amend, modify, supplement or replace) or consent to any departure from any term or provision of

(a) any indenture, agreement or instrument evidencing or governing any Subordinated Obligation or (b) if any such amendment, modification, supplement, replacement or consent in any respect could reasonably be expected to materially adversely affect the interest of the Lenders, any material provision of any Material Document.

6.19 Change in Location of Chief Executive Offices, Jurisdiction of Organization and Assets. Relocate the chief executive office or change the jurisdiction of organization of Borrower, Parent or any of their collective Subsidiaries without first giving the Administrative Agent thirty (30) days’ prior written notice of any relocation or change in the jurisdiction of organization. In the case of any change in the jurisdiction of organization as noted above, the Borrower shall, and shall cause Parent and any of their collective Subsidiaries to, execute such documents and take such action as may be reasonably requested by the Administrative Agent in connection with any such change in jurisdiction of organization.

6.20 Use of Lender’s Name. Use any Lender’s name (or the name of any of any Lender’s Affiliates) in connection with any of their business operations except to identify the existence of the Revolving Facility and the names of the Lenders in the ordinary course of Borrower’s business. Nothing contained in this Agreement is intended to permit or authorize Borrower to make any commitment or contract on behalf of any Lender or the Administrative Agent.

6.21 Change of Fiscal Periods or Accounting Practices. Change (a) its Fiscal Year or any other fiscal period with respect to which it reports financial results hereunder or otherwise or (b) its accounting practices in any material respect except as permitted by GAAP.

6.22 Deposit and Brokerage Accounts. Fail to use commercially reasonable efforts to provide the Administrative Agent with a fully executed Control Agreement with respect to each Operating Account promptly and in any event (i) within thirty days of the Closing Date as to Operating Accounts existing as of the Closing Date and (ii) by the date on which the Compliance Certificate for the Fiscal Quarter (or in the case of the fourth Fiscal Quarter, the Compliance Certificate for the Fiscal Year) in which such account is established is due pursuant to Section 7.1(a) or (b) as to Operating Accounts established after the Closing Date.

6.23 Interest Rate Protection Agreements. Enter into any Interest Rate Protection Agreement, except (i) Interest Rate Protection Agreements entered into to hedge or mitigate risks to which Parent, Borrower or any of their collective Subsidiaries has actual exposure (other than those in respect of Securities of Parent, Borrower or any of their collective Subsidiaries), and (ii) Interest Rate Protection Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent, Borrower or any of their collective Subsidiaries.

6.24 Limitation on Consolidated Tax Liability. Become liable for federal income taxes relating to the taxable income of any Affiliate of Parent or Borrower which is not a Party in excess of the amount of federal income taxes it would pay if reporting as a separate entity, unless such Party is fully reimbursed by such Affiliate on or before the payment of such taxes.

6.25 Referenced Financing Statements. Cause, allow or permit any property owned, used or in the possession of Borrower, Parent or any of their Subsidiaries to become subject to or covered by any of the Referenced Financing Statements except for property which is leased from or financed by the secured party listed on any such Referenced Financing Statement but only to the extent such lease or financing is permitted by this Agreement.

6.26 Consignments. Sell or otherwise dispose of inventory under a consignment or similar arrangement (“Consigned Inventory”) either as the consignor or consignee; provided that Borrower, Parent and any of their Subsidiaries may sell or otherwise dispose of Consigned Inventory either as the consignor or consignee so long as the aggregate amount of such Consigned Inventory does not exceed $5,000,000 at any one time; provided further that if Borrower, Parent or any of their Domestic Subsidiaries is the consignor in any such arrangement of any Consigned Inventory located in the United States of America or a state or political subdivision thereof (“U.S. Consigned Inventory”), then such Person shall use commercially reasonable efforts to cause (i) all UCC filings against the consignee of such U.S. Consigned Inventory to be filed, (ii) all notices to holders of conflicting security interests in the inventory of such consignee to be given, in each case, as necessary under the UCC to perfect and otherwise make public such Person’s interest in such U.S. Consigned Inventory and (iii) any relevant UCC filings to be assigned to the Administrative Agent.

6.27 Vehicle Inventory. Offer for sale or otherwise have inventory that constitutes a vehicle requiring registration by Borrower, Parent or any of their Subsidiaries with the department of motor vehicles in any state or any similar agency (collectively, “Vehicle Inventory”); provided that Borrower, Parent and any of their Subsidiaries may offer for sale or otherwise have Vehicle Inventory so long as the aggregate amount of such Vehicle Inventory does not exceed $5,000,000 at any one time; provided further that Borrower shall provide the Administrative Agent with a written description of such Vehicle Inventory on each Compliance Certificate to the extent not otherwise disclosed on any prior Compliance Certificate and Borrower shall, and shall cause Parent and each Domestic Subsidiary to, take such action and execute and deliver such documents as may be reasonably requested by the Administrative Agent to grant a Lien in favor of (to the extent not previously granted) and/or perfect the Administrative Agent’s Lien in such Vehicle Inventory so long as, upon any sale of any Vehicle Inventory permitted by the Loan Documents, the security interest in such Collateral shall be automatically released without any action on the part of the Administrative Agent or any Party. In connection with any such release pursuant to this Section, the Administrative Agent shall execute and deliver to the applicable Grantor (as defined in the Security Agreement), at the Borrower’s cost and expense, all Uniform Commercial Code termination statements, release statements and similar documents that such Grantor may reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or any other secured party. Without limiting the provisions of the Loan Documents, the Lenders hereby authorize the Administrative Agent to take all action contemplated by this Section 6.27.

ARTICLE 7

INFORMATION AND REPORTING REQUIREMENTS

7.1 Financial and Business Information. So long as any Advance or Letter of Credit remains unpaid, or any other non-contingent Obligation remains unpaid or unperformed, or any portion of any of the Commitments remains in force, Borrower shall, unless the Requisite Lenders otherwise consent, at Borrower’s sole expense, deliver to the Administrative Agent for distribution by it to the Lenders, a sufficient number of copies for all of the Lenders (or one copy for the Administrative Agent if such information or documents are to be distributed via a Platform) of the following:

(a) As soon as practicable, and in any event within the earlier of (i) forty five (45) days after the end of each of the first three Fiscal Quarters in each Fiscal Year (commencing with the third Fiscal Quarter of 2004) and (ii) five (5) days after the date required for filing with the Securities and Exchange Commission, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of income, operations and cash flows for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, together with a statement of Stockholders’ Equity as of the last day of such Fiscal Quarter, all in reasonable detail and setting forth in each case in comparative form the corresponding consolidated current Fiscal Quarter and year-to-date figures for the corresponding period in the preceding Fiscal Year and the consolidated figures for the corresponding period in the applicable projections. Such financial statements shall be certified by a Senior Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower, Parent and their collective Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b) As soon as practicable, and in any event within the earlier of (i) eighty-five (85) days after the end of each Fiscal Year and (ii) five (5) days after the date required for filing with the Securities and Exchange Commission, the audited consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year and the audited consolidated statements of income, operations, stockholders’ equity and cash flows, in each case of Parent and its Subsidiaries for such Fiscal Year, all in reasonable detail and setting forth in each case in comparative form the corresponding consolidated current Fiscal Quarter and year-to-date figures for the corresponding period in the preceding Fiscal Year and the consolidated figures for corresponding period in the applicable projections. Such financial statements shall be certified by a Senior Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower, Parent and their collective Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of Deloitte & Touche LLP or other independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Administrative Agent, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions;

(c) As soon as practicable, and in any event not later than sixty (60) days after the commencement of each Fiscal Year, a copy of the projected consolidated financial statements of Borrower, Parent and their collective Subsidiaries on a quarterly basis for each Fiscal Year through the Maturity Date together with narrative assumptions, including, in each case, projected consolidated balance sheets, statements of income and retained earnings and statements of cash flow of Borrower, Parent and their collective Subsidiaries, all in reasonable detail and in any event to include (A) projected Capital Expenditures and (B) annual Fiscal Year projections of Borrower’s compliance with each of the covenants set forth in Sections 6.12, 6.13, 6.14 and 6.15 of this Agreement;

(d) By the due date for the Compliance Certificate for the Fiscal Quarter (or in the case of the fourth Fiscal Quarter, the Compliance Certificate for the Fiscal Year) in which such items are delivered to Borrower or Parent, copies of (i) any material detailed audit reports and (ii) any management letters or material recommendations submitted to Borrower or Parent (or their respective board of directors) by independent accountants in connection with the accounts or books of Borrower, Parent or any of their collective Subsidiaries, or any audit of any of them;

(e) Promptly after the same are available, and in any event within five (5) Banking Days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, Parent or any of their collective Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which Borrower, Parent or any of their collective Subsidiaries may file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section 7.1 which reports or filings may be sent via electronic mail or Borrower may send a notice to the Agent and the Lenders that such reports or filings have been made with the Securities and Exchange Commission.

(f) Promptly after the reasonable request by any Lender through the Administrative Agent, copies of any other report or other document that was filed by Borrower, Parent or any of their collective Subsidiaries, with any Governmental Agency;

(g) Promptly upon a Senior Officer of Borrower or Parent, becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than five (5) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(h) As soon as practicable, and in any event within two (2) Banking Days after a Senior Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;

(i) By the due date for the Compliance Certificate for the Fiscal Quarter (or in the case of the fourth Fiscal Quarter, the Compliance Certificate for the Fiscal Year) in which a Senior Officer of Borrower becomes aware that any Person has commenced a legal proceeding with respect to a claim against Borrower, Parent or any of their Subsidiaries in which the claimant alleges damages in an amount that is equal to or greater than $2,500,000 but less than $10,000,000 in excess of the amount thereof that is fully covered by insurance, a written notice describing the pertinent facts relating thereto and what action Borrower, Parent and/or their applicable Subsidiaries are taking or propose to take with respect thereto;

(j) Promptly upon a Senior Officer of Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower, Parent or any of their Subsidiaries in which the claimant alleges damages in an amount that is $10,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $1,000,000 or more or any lessor under a lease involving aggregate rent of $1,000,000 or more has asserted a default thereunder on the part of Borrower, Parent or any of their Subsidiaries, or (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower, Parent or any of their Subsidiaries under a contract that is not a credit agreement or material lease with respect to a claim of in excess of $1,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action Borrower, Parent and/or their applicable Subsidiaries are taking or propose to take with respect thereto;

(k) Promptly upon a Senior Officer of Borrower or Parent, becoming aware, and in any event within five (5) Banking Days after becoming aware, that any Person or Persons have entered into one or more contracts or an arrangement that, upon consummation, will result in a Change in Control, a written notice with reasonable detail regarding such contracts or arrangement, including the parties involved, the financial terms, the amount of capital stock or other equity interest involved in such contracts or arrangement and the proposed closing date for such contracts or arrangement;

(l) (i) As soon as practicable, and in any event not less than 5 days prior to the proposed effective date thereof, written notice of any proposed amendment,

modification or waiver of the terms and provisions of any of the Material Contracts, which amendment, modification or waiver could reasonably be expected to be adverse to the Lenders in any material respect and (ii) as soon as practicable, and in any event not less than 10 days prior to the proposed effective date thereof, written notice of any proposed amendment, modification or waiver of the terms and provisions of any of the Material Governing Documents;

(m) As soon as practicable, and in any event within eighty (80) days after the end of each Fiscal Quarter in each Fiscal Year (commencing with the third Fiscal Quarter of 2004), a detailed report of store/location information and operating data of Parent and its Subsidiaries on a year-to-date basis, including, without limitation, square footage, sales, gross profit and contribution, in form and substance reasonably satisfactory to the Administrative Agent;

(n) As soon as practicable, and in any event at least thirty (30) days before the acquisition of any Potential Real Estate Collateral, written notice describing the acquisition of such Potential Real Estate Collateral including a description of and the location of such Potential Real Estate Collateral and a reasonable approximation of the Acquisition Cost of such Potential Real Estate Collateral; and

(o) Such other data and information as from time to time may be reasonably requested by the Administrative Agent or the Requisite Lenders.

7.2 Compliance Certificates. So long as any Advance or Letter of Credit remains unpaid, or any other non-contingent Obligation remains unpaid or unperformed, or any portion of any of the Commitments remain outstanding, Borrower shall, at Borrower’s sole expense, deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(b), a Compliance Certificate signed by a Senior Officer of Borrower.

ARTICLE 8

CONDITIONS

8.1 Initial Advances. The Closing Date and the obligation of each Closing Date Lender to make the initial Advance to be made by it, and the obligation of the Issuing Lender to issue the initial Letter of Credit (as applicable), is subject to the following conditions precedent, each of which shall be satisfied or waived in writing prior to the making of the initial Advances or the issuance of the initial Letter of Credit (as applicable) (unless all of the Closing Date Lenders, in their sole and absolute discretion, shall agree otherwise):

(a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

(1) at least one (1) executed counterpart of this Agreement, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Closing Date Lenders and Borrower;

(2) Notes executed by Borrower in favor of each Closing Date Lender, each in a principal amount equal to that Lender’s Commitment;

(3) the Letter of Credit Agreements executed by Borrower;

(4) the Swing Line Note executed by Borrower;

(5) the Guaranty dated as of even date herewith executed by each Guarantor;

(6) a certificate of the Secretary or an Assistant Secretary of each of Borrower, Parent and the other Parties, dated the Closing Date, (A) certifying that there have been no changes to Material Governing Documents delivered to Wells Fargo Bank, National Association on January 14, 2003 in connection with the Existing Credit Facilities or, if there have been changes, attaching true and correct copies of the same; (B) attaching true and correct copies of resolutions duly adopted by the board of directors of such Party and continuing in effect, which authorize the execution, delivery and performance by such Party of the Loan Documents executed or to be executed by such Party and the consummation of the transactions contemplated hereby and thereby; (C) certifying as to the incumbency of the Responsible Officials who may sign the Loan Documents and all other documents, instruments or agreements related thereto executed or to be executed by such Party, including therein a signature specimen of such officer or officers; and (D) attaching certificates of good standing (or comparable certificates) for such Party, certified as of a recent date prior to the Closing Date by the Secretaries of State (or comparable official) of the State of incorporation of such Party;

(7) the Opinion of Counsel;

(8) a Certificate of a Senior Officer of Borrower, certifying that attached thereto is a true and correct copy of the Projections, and further certifying that the representation contained in Section 4.16(a) is, to the best of his or her knowledge, true and correct;

(9) one or more Requests for Borrowing or Requests for Letters of Credit;

(10) a Certificate signed by a Senior Officer of Borrower certifying that the conditions specified in Sections 8.1(h) and 8.1(i) have been satisfied;

(11) the Security Agreement executed by Parent, Borrower and their collective Subsidiaries (other than West Marine Canada Corp.) and originals of all stock certificates, promissory notes (including, without limitation, intercompany notes) and other collateral where perfection may be effected by possession;

(12) the Intellectual Property Security Agreement executed by Parent, Borrower and their collective Subsidiaries;

(13) the Canadian Security Agreement executed by West Marine Canada Corp. and originals of all stock certificates, promissory notes (including, without limitation, intercompany notes) and other collateral where perfection may be effected by possession;

(14) Appropriate documents for filing with the United States Patent and Trademark Office and all other filings necessary to perfect the security interests granted to Lender by the Security Documents, all appropriately completed and duly executed by each Party and, where appropriate, notarized;

(15) A Power of Attorney in the form of Attachment 4 to the Intellectual Property Security Agreement, dated the Closing Date and otherwise appropriately completed, duly executed by each Party to the Intellectual Property Security Agreement and notarized;

(16) to the extent received prior to the date hereof, a Control Agreement executed by Parent, Borrower and their collective Subsidiaries and the relevant financial institutions for each deposit account, securities, brokerage or similar account of Parent, Borrower and any of their collective Subsidiaries;

(17) evidence that insurance, of the types and in the amounts specified in the Loan Documents, is maintained in force by Borrower, together with an executed form 438 BFU and other endorsements with respect thereto;

(18) a certificate signed by a Senior Officer of Borrower (A) certifying that there have been no changes to Material Contracts delivered to Wells Fargo Bank, National Association on January 14, 2003 in connection with the Existing Credit Facilities or, if there have been changes, attaching true and correct copies of the same, and (B) attaching true, correct and complete copies of each Material Contract (including, in each case, any amendments or modifications of the terms thereof entered into as of the Closing Date) not previously delivered to Wells Fargo Bank, National Association on January 14, 2003 in connection with the Existing Credit Facilities;

(19) evidence that, upon the filing of the applicable UCC financing statements and the recording of the U.S. Patent and Trademark Office filings contemplated by the Intellectual Property Security Agreement, all Collateral in which a Lien may be perfected by the filing of a financing statement under the UCC and the filing of such intellectual property filings shall be subject to a valid, perfected first priority Lien subject only to Permitted Encumbrances;

(20) With respect to each existing account receivable of Borrower, Parent or any of their Subsidiaries in an amount in excess of $100,000 which arises out of a contract with the United States of America or any department, agency, subdivision or instrumentality thereof, the Administrative Agent shall have received evidence that all action has been taken and all instruments executed that are required or have been reasonably requested by the Administrative Agent to comply with the provisions of the Federal Assignment of Claims Act in respect of such account receivable;

(21) such other assurances, certificates, documents, consents or opinions as the Administrative Agent and/or any Closing Date Lender reasonably may require.

(b) The fees payable on or before the Closing Date pursuant to Section 3.3 shall have been paid.

(c) The Administrative Agent and the Lenders shall have received and reviewed to their satisfaction the financial statements for Borrower, Parent and their subsidiaries.

(d) Each Party shall have obtained all material Governmental Authorizations and all material consents of other Persons, in each case that are necessary or advisable to have been obtained prior to the Closing Date in connection with the transactions herein and the continued operation of the business conducted by the Parties in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(e) No adverse change occurring in governmental regulation or policy that materially adversely affects Borrower, Parent and their Subsidiaries taken as a whole, the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender.

(f) No event, occurrence or development having occurred that could reasonably be expected to result in a material adverse change in the business, assets, operations or condition (financial or otherwise) of Borrower, Parent and their subsidiaries (taken as a whole), or in the ability of Borrower, Parent or any of their Subsidiaries to operate in accordance in all material respects with the financial projections and to comply with the financial covenants herein, in each case since the last day of the second quarter of Fiscal Year 2004.

(g) The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrower prior to the Closing Date, shall have been paid.

(h) The representations and warranties of Borrower, Parent and each Subsidiary contained in Article 4 shall be true and correct in all material respects.

(i) Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Advances or initial Letter of Credit (as applicable), no Default or Event of Default shall have occurred and be continuing.

(j) Borrower shall have delivered to the Administrative Agent, evidence, in form and substance satisfactory to the Lenders, that the Existing Credit Facilities have been or will be concurrently terminated (other than Existing Letters of Credit, which shall be subject to the terms and conditions of this Agreement).

(k) All legal matters relating to the Loan Documents shall be reasonably satisfactory to Orrick, Herrington & Sutcliffe LLP, special counsel to Lender.

(l) Except as set forth on Schedule 4.9, no litigation shall be pending or threatened against Borrower or any Guarantor as of the Closing Date which could reasonably be expected to have a Material Adverse Effect.

(m) There shall have been no material adverse change in the financial, bank loan, syndication or capital markets for credit facilities generally or similar in nature to the credit facility under this Agreement which could reasonably be expected to have a material adverse effect on the syndication of the financing contemplated by this Agreement, and there shall not have occurred and be continuing a material disruption of or material adverse change in the financial, banking or capital markets that could reasonably be expected to have a material adverse effect on such financial, bank loan, syndication or capital market, in each case as determined by the Administrative Agent in its sole discretion.

(n) The Closing Date shall have occurred on or before October 29, 2004.

8.2 Any Advance. The obligation of each Lender to make any Advance, and the obligation of the Issuing Lender to issue, extend, renew, amend or increase the amount of any Letter of Credit, is subject to the following conditions precedent (unless the Requisite Lenders or, in any case where the approval of all of the Lenders is required pursuant to Section 11.2, all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

(a) except (i) for representations and warranties which expressly speak as of a particular date or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 shall be true and correct in all material respects on and as of the date of the Advance or the Letter of Credit as though made on that date;

(b) no circumstance or event shall have occurred that constitutes a Material Adverse Effect since the last day of the second Fiscal Quarter of Fiscal Year 2004;

(c) no Default or Event of Default has occurred and is continuing or will result from the making of any such Advance or the issuance of any such Letter of Credit; and

(d) the Administrative Agent shall have timely received a Request for Borrowing (or telephonic or other request for Borrowing referred to in the second sentence of Section 2.1(b), if applicable), or the Issuing Lender shall have received a Letter of Credit Application, as the case may be, in compliance with Article 2.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

(a) Borrower fails to pay any principal on any of the Advances or any reimbursement obligation in respect of any Letter of Credit, or any portion thereof, on the date when due; or

(b) Borrower fails to pay any interest owing under the Loan Documents or any fees under Sections 3.2 or 3.4, or any portion thereof, within five (5) Banking Days after the date when due; or fails to pay any other fee or amount payable to the Lenders or the Administrative Agent under any Loan Document, or any portion thereof, within five (5) Banking Days after written demand therefor; or

(c) Borrower fails to comply with any of the covenants contained in Article 6 hereof or any of the covenants contained in Sections 5.17 or 5.18 of the Security Agreement (or the equivalent provisions of the Canadian Security Agreement or any other security agreement delivered after the Closing Date), or any other Party fails to comply with any of the covenants contained in any of the covenants contained in Article 6 hereof, or any of the covenants contained in Section 3(c) of the Guaranty (or the equivalent provision of any other Guaranty), or any of the covenants contained in Sections 5.17 or 5.18 of the Security Agreement (or the equivalent provisions of the Canadian Security Agreement or any other security agreement delivered after the Closing Date); or

(d) Borrower fails to perform any reporting requirement set forth in Article 7 within five (5) Banking Days of the date specified for performance therein; or

(e) Borrower or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed and such default shall continue unremedied for thirty (30) calendar days after notice to Borrower from the Administrative Agent on behalf of the Requisite Lenders of such Default; or

(f) Any representation or warranty of Borrower or any other Party made in any Loan Document, or in any certificate or other writing delivered by Borrower or such other Party pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any material respect; or

(g) Borrower, Parent or any Subsidiary of Borrower or Parent (i) fails to pay when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise, the principal, or any principal installment, in respect of any Indebtedness or Guaranty Obligation if the aggregate outstanding principal amount of such Indebtedness exceeds $5,000,000, or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness if the aggregate outstanding principal amount of such Indebtedness exceeds $5,000,000, or of any guaranty of present or future Indebtedness if the aggregate outstanding principal amount of such Indebtedness exceeds $5,000,000, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower, Parent or any such Subsidiary to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness; or

(h) Any Loan Document, at any time after its execution and delivery and for any reason other than by its terms or the agreement or action (or omission to act) of the Administrative Agent or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Lenders; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(i) A final judgment against Borrower, Parent or any Subsidiary of Borrower or Parent is entered for the payment of money in excess of $5,000,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of Borrower, Parent or any of their collective Subsidiaries and is not released, vacated or fully bonded within thirty (30) calendar days after its issue or levy; or

(j) Borrower, Parent or any of their collective Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days; or

(k) A Change in Control occurs; or

(l) The dissolution or liquidation of Borrower, Parent or any of their collective Subsidiaries, or Borrower, Parent or any such Subsidiary, any of their partners, members, directors or stockholders, as the case may be, shall take action seeking to effect the dissolution or liquidation of Borrower, Parent or such Subsidiary, other than any dissolution or liquidation permitted by Section 5.2; or

(m) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

(n) Any Pension Plan maintained by Borrower is finally determined by the PBGC to have a material “accumulated funding deficiency” as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the consolidated total assets of Borrower as of the most-recently ended Fiscal Quarter; or

(o) Any trustee for, or any holder of, a Subordinated Obligation asserts in writing that such Subordinated Obligation is not subordinated to the Obligations in accordance with its terms and Borrower does not promptly deny in writing such assertion and contest any attempt by such trustee or holder to take action based on such assertion; or

(p) Any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligation due before the date on which it otherwise would become due, or the right (other than by reason of a Change in Control or sale of assets if the right to receive payment thereof is subordinated to the Obligations on terms satisfactory to the Requisite Lenders) to require the issuer thereof, to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligation, or a final judgment is entered by a court of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

(q) Any Lien intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason other than as a result of any action of the Administrative Agent, unless such invalidation, subordination or cessation affects a non-material portion of the Collateral and is remedied by Borrower within ten Banking Days of its receipt of notice thereof; or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Party not to be, a valid, first priority (except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in the Collateral covered thereby, unless such cessation affects a non-material portion of the Collateral and is remedied by Borrower within ten Banking Days of its receipt of notice thereof; or any Party other than Parent shall issue, create or permit to be outstanding any Securities which shall not be subject to a first priority perfected Lien under the Security Documents to the extent required pursuant hereto or thereto; or

(r) The purported revocation of any Guaranty by any Guarantor; or

(s) Any event or circumstance (other than those listed in clauses (a) through (r) above) shall occur that constitutes, in the good faith determination of the Requisite Lenders, a Material Adverse Effect.

9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders (including the Issuing Lender) provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(j):

(1) the Commitments to make Advances and issue Letters of Credit shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitments and make further Advances and issue further Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

(2) the Issuing Lender may, with the approval of the Administrative Agent on behalf of the Requisite Lenders, demand immediate payment by Borrower of an amount equal to the Aggregate Effective Amount of all outstanding Letters of Credit to be held by the Administrative Agent, on behalf of the Lenders, in an interest-bearing cash collateral account as collateral for all of the Obligations; and

(3) the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Advances, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(b) Upon the occurrence of any Event of Default described in Section 9.1(j):

(1) the Commitments and the Issuing Lender’s obligation to issue Letters of Credit shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders;

(2) an amount equal to the Aggregate Effective Amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Administrative Agent, on behalf of the Lenders, in an interest-bearing cash collateral account as collateral for all of the Obligations; and

(3) the unpaid principal of all Advances, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(c) Upon the occurrence and during the continuance of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document or required pursuant to applicable Law and not effectively waived) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document or required pursuant to applicable Law and not effectively waived), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

(d) The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including attorneys’ fees and disbursements and the allocated costs of in-house attorneys employed by the Administrative Agent or by any Lender) of the Administrative Agent and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower’s Obligations hereunder and under the Loan Documents, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

ARTICLE 10

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authorization. (a) Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Revolving Facility and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity. The Administrative Agent is the agent of the Lenders only and does not assume any agency relationship with Parent, Borrower or their collective Subsidiaries, express or implied.

(b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Requisite Lenders to act for the Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 10 included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

10.2 Administrative Agent and Affiliates. Wells Fargo (and each successor Administrative Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” includes Wells Fargo in its individual capacity. Wells Fargo (and each successor Administrative Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof, or any Affiliate of Borrower or any Subsidiary thereof, as if it were not the Administrative Agent and without any duty to account therefor to the Lenders. Wells Fargo (and each successor Administrative Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or (subject to Section 11.10) for any monies received by it in its capacity as a Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary, trust or other special relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

10.3 Proportionate Interest in any Collateral. The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent’s and the Lenders’ rights to reimbursement for their costs and expenses hereunder

(including attorneys’ fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or a Lender) and subject to the application of payments in accordance with Section 9.2(d), each Lender shall have an interest in the Lenders’ interest in such collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents (other than Lender Interest Rate Protection Agreements) bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Any obligation owed to a Lender under a Lender Interest Rate Protection Agreement shall rank pari passu with the Obligations under the Loan Documents up to an amount equal to the Termination Value (as determined by the Administrative Agent) of that Lender Interest Rate Protection Agreement, and shall be subordinate to the Obligations under other Loan Documents to the extent of any excess over such amount.

10.4 Lenders’ Credit Decisions. Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

10.5 Action by Administrative Agent.

(a) The Administrative Agent may assume that no Default or Event of Default has occurred and is continuing, unless an officer of the Administrative Agent (or the Lender that is then the Administrative Agent) who is responsible for the administration of the Revolving Facility has received notice from Borrower stating the nature of the Default or Event of Default or has received notice from a Lender stating the nature of the Default or Event of Default and that such Lender considers the Default or Event of Default to have occurred and to be continuing.

(b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

(c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2) and those instructions shall be binding upon the Administrative Agent and all the Lenders; provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

(d) If the Administrative Agent has received a notice specified in clause (a), the Administrative Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2); provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Requisite Lenders (or all the Lenders, if required under Section 11.2) fail, for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders, until such time as it receives such a notice from the Requisite Lenders.

(e) The Administrative Agent shall have no liability to any Lender for acting as instructed by the Requisite Lenders, or for refraining from acting, if so instructed by the Requisite Lenders (or, in each case, all the Lenders, if required under Section 11.2), notwithstanding any other provision hereof.

10.6 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

(a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender’s interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender;

(b) May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower, Parent or any Subsidiary of Borrower or Parent and/or any of their Affiliates or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;

(c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;

(d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or any Guarantor of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or the Property, books or records of Borrower, Parent or any Subsidiary of Borrower or Parent;

(e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith or any collateral;

(f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties; and

(g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any Affiliate thereof or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, commitment fees, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) Borrower or its Affiliates shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

10.7 Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share of all of the then applicable Commitments (if any of the Commitments are then in effect) and/or in accordance with its proportion of the aggregate outstanding Indebtedness under the Loan Documents (if all of the Commitments have then been terminated), indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by the Administrative Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Loan Documents) or any action taken or not taken by it as Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender’s Pro Rata Share of any out-of-pocket cost or expense incurred by the Administrative Agent in connection with the use of any Platform (other than any use for the posting of items which are not Approved Communications) or the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other Party are required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower. To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by Borrower, it shall return the amounts paid to it by the Lenders in respect of such amount.

10.8 Successor Administrative Agent. The Administrative Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent (i) upon reasonable notice to the Lenders and Borrower effective upon acceptance of appointment by a successor

Administrative Agent or (ii) if the Administrative Agent determines that for it to continue as Administrative Agent would result in a conflict of interest affecting the Administrative Agent, or would create an unacceptable risk of significant liability of the Administrative Agent to a third party, or would otherwise be inadvisable under prevailing standards of banking prudence, at any time, and effective immediately upon written notice to Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, and so long as no Event of Default has occurred and is continuing, which successor Administrative Agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10, and Sections 11.3, 11.11 and 11.21, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent with Borrower’s approval as provided for above. Upon any resignation of Wells Fargo (or any successor Administrative Agent) as Administrative Agent, Wells Fargo (or such successor) shall be deemed to have concurrently resigned as Issuing Lender with respect to the issuance of any further Letters of Credit hereunder (including without limitation the extension of the expiration of any outstanding Letter of Credit), and the successor Administrative Agent shall (i) be deemed concurrently appointed as Issuing Lender, and (ii) shall promptly issue Letters of Credit to replace or support any outstanding Letters of Credit issued by Wells Fargo; provided that until Wells Fargo’s Letter of Credit are so replaced or supported, Wells Fargo shall continue to receive any fees, payments and rights available to the Issuing Lender.

10.9 Performance of Conditions. For the purpose of determining fulfillment by Borrower of conditions precedent specified in Section 8.1 only, each Lender shall be deemed to have consented to, and approved or accepted, or to be satisfied with each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required under Article 8 to be consented to, or approved by or acceptable or satisfactory to, that Lender, unless an officer of the Administrative Agent who is responsible for the transactions contemplated by the Loan Documents shall have received written notice from that Lender prior to the making of the requested Advance or the issuance of the requested Letter of Credit specifying its objection thereto and either (i) such objection shall not have been withdrawn by written notice to the Administrative Agent or (ii) in the case of any condition to the making of an Advance, that Lender shall not have made available to the Administrative Agent that Lender’s Pro Rata Share of such Advance.

10.10 Collateral Matters.

(a) The Administrative Agent is authorized by each Lender, without the necessity of any notice to or further consent from any Lender, and without the obligation to take any such action, to take any action with respect to any Collateral or any Security Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Security Documents.

(b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and the payment in full of all Advances and all other Obligations payable under this Agreement (other than the obligations which expressly survive the termination of this Agreement) and under the other Loan Documents; (ii) constituting Property of Borrower or its Affiliates which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Loan Documents; (iii) constituting Property leased to Borrower or its Affiliates under an operating lease which has expired or been terminated in a transaction not prohibited by this Agreement or the Loan Documents or which will concurrently expire and which has not been and is not intended by Borrower or its Affiliates to be, renewed or extended; (iv) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full; or (v) if approved or consented to by those of the Lenders required by Section 11.2. Upon request by the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10.

(c) If all or any portion of any interest in Real Estate Collateral (the “Foreclosure Property”) is acquired by the Administrative Agent as the result of a foreclosure or the acceptance of a deed, mortgage or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Borrower’s Obligations (or a Guarantor’s obligations under its Guaranty, as applicable), title to any such Foreclosure Property or any portion thereof shall be held in the name of the Administrative Agent or a nominee or subsidiary of the Administrative Agent, in any case as agent, for the ratable benefit of the Lenders as their interests may appear. The Administrative Agent shall within a reasonable time after the taking of title prepare a recommended course of action for such Foreclosure Property (the “Post Foreclosure Plan”), which shall include the fees and other compensation to be paid to the Administrative Agent for its role in the Post Foreclosure Plan, which Post Foreclosure Plan shall be subject to the approval of the Requisite Lenders. The Administrative Agent shall (on its own and/or through third parties retained by it) manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Foreclosure Property so acquired in accordance with the Post Foreclosure Plan and administer all transactions relating thereto, including, without limitation, employing a managing agent and other agents, contractors and employees, including agents for the sale of such Foreclosure Property, or any portion thereof, and the collecting of rent and other sums from such Foreclosure Property, and paying expenses of such Foreclosure Property in accordance with the Post Foreclosure Plan. The Lenders shall promptly contribute their Pro Rata Share of any operating loss for such Foreclosure Property, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary. To the extent there is net operating income from such Foreclosure Property, the Administrative Agent shall, in accordance with the Post Foreclosure Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to the Lenders in accordance with their Pro Rata Shares. The Administrative Agent at the direction of all of the Lenders shall undertake to sell the Foreclosure Property, at such price and upon such terms and conditions as the Administrative Agent and all of the Lenders shall determine. Any purchase money deed of trust or purchase money mortgage taken in connection with the disposition of the Foreclosure Property in accordance with the immediately preceding sentence shall name the Administrative Agent, as agent for the Lenders, as the beneficiary. In such case, the Lenders shall enter into an agreement with respect to such purchase money deed of trust or purchase money mortgage defining the rights of Lenders in the same Pro Rata Share as provided hereunder, which agreement shall be in all material respects similar to this Agreement insofar as this Agreement is appropriate or applicable.

10.11 No Obligations of Borrower. Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower’s obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement. In addition, Borrower may rely on a written statement by the Administrative Agent to the effect that it has obtained the written consent of the Requisite Lenders or all of the Lenders, as applicable under Section 11.2, in connection with a waiver, amendment, consent, approval or other action by the Lenders hereunder, and shall have no obligation to verify or confirm the same.

ARTICLE 11

MISCELLANEOUS

11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Borrowing or the issuance of any Letter of Credit without prejudicing the Administrative Agent’s or the Lenders’ rights to assert them in whole or in part in respect of any other Borrowing or the issuance of any Letter of Credit.

11.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the written approval of the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower, and, in the case of any amendment, modification or supplement to Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a) To amend or modify the principal of, or the amount of principal, principal repayments and prepayments (other than prepayment required under Section 3.1(d)(iii), (iv) and (v), which shall only require the written approval of the Requisite Lenders for any amendment, modification, supplement, termination, waiver or consent to be effective) or the rate of interest payable on, any Obligation, or (except pursuant to Section 2.6 or an assignment permitted pursuant to Section 11.8) the Pro Rata Share of any Lender or the amount of any commitment fee payable to any Lender, or any other fee or amount payable to any Lender (in its capacity as a Lender) under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee or any Event of Default under Section 9.1(j);

(b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Obligation or any installment of any fee, or to extend the term of the Revolving Facility, or to release any Collateral (except as specifically provided for in any Loan Document), or to release any Guarantor from its obligations arising from any Guaranty except upon a Disposition of such Guarantor to the extent permitted pursuant hereto;

(c) To amend the provisions of the definition of “Requisite Lenders” or “Maturity Date”;

(d) To amend or waive any provision of Article 8 or this Section 11.2; or

(e) To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders;

provided, that (i) no amendment, modification, supplement, termination, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Requisite Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Agreement relating to any Letter of Credit issued or to be issued by it.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

If any amendment, modification or supplement to or of any provision of any Loan Document to which Borrower is a party is made and is not signed by Borrower, such amendment, modification or supplement shall have no force or effect on the Loan Document purported to be so amended, modified or supplemented.

11.3 Costs and Expenses. Borrower agrees to pay within five (5) Banking Days after demand, accompanied by a reasonably detailed invoice therefor, all reasonable, out-of-pocket expenses (except in the case of the Administrative Agent’s allocated in-house counsel costs described below, which shall not be required to be “out-of-pocket”) of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent (including reasonable allocated costs of in-house counsel employed by the Administrative Agent) and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with

(a) the negotiation, preparation, syndication, closing, due diligence, administration, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby (or thereby) are consummated;

(b) the preparation, filing, recording, refiling or rerecording of any Loan Document or any UCC financing statements relating thereto, all searches related thereto and all amendments, supplements, consents, waivers, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or the terms of any Loan Document;

(c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document;

(d) the preparation of any information or response required with respect to any investigative request or inquiry, approval, findings of suitability or any other response or communication involving a Governmental Agency arising out of this Agreement, any other Loan Document or any Obligation evidenced by the Loan Documents or the participation in any public or investigatory hearing or meeting; and

(e) the use of any Platform (other than any use for the posting of items which are not Approved Communications), including any fees and expenses required to keep the Platform available for use.

Borrower also agrees to reimburse the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, the Issuing Lender and each Lender upon demand for all out-of-pocket expenses, including attorneys’ fees and legal expenses of counsel (including the fees and out-of-pocket expenses of counsel to the Administrative Agent, the Issuing Lender and any Lender (including allocated costs of in-house counsel employed by the Administrative Agent, the Issuing Lender and any Lender) and of local counsel, if any, who may be retained by counsel to the Administrative Agent, the Issuing Lender and any Lender) and fees and expenses of consultants to the Administrative Agent, the Issuing Lender and the Lenders incurred by the Administrative Agent, the Issuing Lender or such Lenders in connection with (i) the negotiation of any restructuring or “work-out” with Borrower, whether or not consummated, of any Obligations and the preparation of any documentation related thereto, (ii) the enforcement or attempted enforcement of any Obligations and any matter related thereto and (iii) any bankruptcy of Borrower, Parent or any of their Subsidiaries. Any amount payable to the Administrative Agent or any Lender under this Section 11.3 shall bear interest from the fifth Banking Day following the date of demand, if not then paid, for payment at the Default Rate.

11.4 Nature of Lenders’ Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower, Parent or any Subsidiary or Affiliate of Borrower or Parent. A default by any Lender will not increase the Commitment of any other Lender or the Pro Rata Share of the Revolving Facility attributable to any other Lender. Any Lender not in default may, if it desires, assume (in such proportion as the nondefaulting Lenders agree) the obligations of any Lender in default, but no Lender is obligated to do so.

11.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties pursuant to any Loan Document, will survive the making of the Advances and the issuance of the Letters of Credit hereunder and the execution and delivery of the Loan Documents, and have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

11.6 Notices.

(a) General. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by telecopier it will be effective when sent during normal business hours on a Banking Day when sent; if dispatched by commercial courier, on the delivery date; or if given by personal delivery, when delivered. Notices given by Borrower under Article 2 shall be deemed given on actual receipt by the Administrative Agent or the Issuing Lender, as applicable.

(b) Platform. Borrower agrees that the Administrative Agent may make any of the following items available to the Lenders by posting such items on a Platform: (i) items delivered pursuant to Sections 7.1(a), (b), (e) and (k) and Section 7.2, (ii) any of the Loan

Documents (including without limitation, all amendments, waivers, consents, and other documents executed in connection therewith and instructions related thereto), (iii) any notices and information required to be or which may be delivered by the Administrative Agent to the Lenders other than notices and information provided by any Party (including, without limitation, notices regarding any Default or Event of Default), and (iv) any other materials approved by Borrower, which approval shall not be unreasonably withheld or delayed and which approval shall not be required after the occurrence and during the continuance of an Event of Default (all such materials, notices and information described in clauses (i), (ii), (iii) and (iv) are herein referred to individually as an “Approved Communication” and collectively as the “Approved Communications”). As used herein, “Platform” means (i) Intralinks and (ii) any other electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent) approved by the Borrower, which approval shall not be unreasonably withheld or delayed. Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Approved Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Approved Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Approved Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Approved Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c) Other Electronic Communication. Without limiting clause (b) above, notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites in addition to the Platform as contemplated above) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes and except as to any Notice and Approved Communication contemplated by clause (b) above (which shall be governed by the terms of clause (b) above), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as return e-mail or other written acknowledgement (but specifically excluding the “return receipt requested” function, the “auto-reply” function, the “out of the office” function or any similar function)), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

11.8 Binding Effect; Assignment.

(a) This Agreement and the other Loan Documents to which Borrower is a Party shall be binding upon and inure to the benefit of Borrower, the Administrative Agent, each of the Lenders, and their respective successors and assigns, except that Borrower and its Affiliates may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Any assignment by Borrower or its Affiliates without the prior written consent of the Lenders shall be null and void; provided that no Person other than the Administrative Agent and the Lenders shall have any rights under this sentence. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge or grant a security interest in its Note, this Agreement or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank or in connection with a securitization or conduit transaction, but no such pledge or grant shall release that Lender from its obligations hereunder or substitute any such pledgee or grantee for such Lender hereunder absent foreclosure of such pledge or security interest, and neither the Administrative Agent nor any Lender shall grant a security interest in any of the Collateral except to a Federal Reserve Bank or in connection with a securitization or conduit transaction, and in any event, subject to Section 9 of the Security Agreement and the analogous provision in any other Security Document, the Administrative Agent shall, upon (i) the full, complete and final payment of the non-contingent Obligations, (ii) the cash collateralization of or other provision for all outstanding Letters of Credit in form and substance satisfactory to the Administrative Agent, (iii) the cash collateralization in an amount satisfactory to the

Administrative Agent for all claims for indemnity made on or prior to the date of payment, and (iv) the termination of the Commitments hereunder, release all Liens created under the Security Documents or pursuant to this Section 11.8(a).

(b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it, risk participations and the Note or Notes held by it); provided that, subject to subsection (f) below, (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Administrative Agent and Borrower (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by an Assignment and Acceptance, a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining rights and obligations of the assigning Lender under this Agreement, the assignment shall not assign a portion of such assigning Lender’s Commitments and/or Advances owing to such assigning Lender that is equivalent to less than $5,000,000, and (iv) the effective date of any such assignment shall be as specified in the Assignment and Acceptance, but not earlier than the date which is five (5) Banking Days after the date the Administrative Agent has received the Assignment and Acceptance unless the Administrative Agent otherwise agrees. Upon the effective date of such Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Commitments, risk participations and/or Advances therein set forth and, to the extent of such Commitments, risk participations and/or Advances, the assigning Lender shall be released from its further obligations under this Agreement to the extent of such assignment. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of such Lender’s Notes) to such assignee Lender, Notes evidencing that assignee Lender’s Commitments, risk participations and/or Advances, and to the assigning Lender, Notes evidencing the remaining balance of the Commitments, risk participations and/or Advances retained by the assigning Lender.

(c) By executing and delivering an Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the rights and obligations hereunder being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Pro Rata Share of the Commitments held by each Lender, giving effect to each Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Administrative Agent. After receipt of a completed Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,500 from such Lender or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule 1.1 giving effect thereto. Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Shares of the Revolving Facility listed therein for all purposes hereof, and no assignment or transfer of any Lender’s rights and obligations hereunder shall be effective, in each case unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Share of the Revolving Facility shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Share of the Revolving Facility.

(e) Each Lender may from time to time grant participations to one or more banks or other financial institutions in or to all or a portion of its rights and/or obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.5, 3.6, 11.11 and 11.21 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of the Lender granting such participation absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender’s Pro Rata Share of the Revolving Facility as it then exists and shall not restrict an increase in the Revolving Facility (or the aggregate Commitments pertaining thereto), or in the granting Lender’s rights and obligations hereunder, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Obligations, any fee or any other monetary amount payable to the Lenders, (C) reduce the amount of any installment of principal due on the Obligations, or (D) release any Guarantor from its Guaranty, other than in connection with a Disposition of all or substantially all of the equity interests in such Guarantor or of all or substantially all of its assets, in either case to the extent permitted by this Agreement.

(f) Borrower agrees that upon the occurrence and during the continuance of any Event of Default, each Lender shall be entitled to assign its rights hereunder and under the Loan Documents, or grant participation interests in its rights under this Agreement and the Loan Documents, to any Person, in whole or in any part thereof, notwithstanding any provisions contained herein (including those set forth in subsection (b) above) or in any other Loan Document to the contrary, except that, other than (i) assignments by a Lender to an Affiliate of such Lender or to another Lender or (ii) pledges described in the last sentence of subsection (a) above, no assignment shall be made without the approval of the Administrative Agent.

11.9 Lien on Deposits and Property in Possession of any Lender; Right of Setoff. As security for the prompt payment and performance of all Obligations, Borrower hereby grants to each of the Administrative Agent and the Lenders, each as the representative of the other, as applicable, a security interest in and a right of offset with respect to, all its right, title, and interest in and to any and all deposit accounts now or hereafter maintained with any of the Administrative Agent and the Lenders in and to any and all of its Property and the proceeds thereof now or hereafter in the possession of the Administrative Agent or any of the Lenders. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the UCC and other applicable Laws (including common law) and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations. The Administrative Agent or such Lender agrees promptly to notify Borrower after any such set-off and application made by the Administrative Agent or such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application or any of the Obligations.

11.10 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower or any Guarantor, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall notify the Administrative Agent and shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 11.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased; provided, however, that each Lender agrees that it shall not exercise any right of setoff, banker’s lien or counterclaim with respect to the Obligations without first obtaining the consent of the Requisite Lenders.

11.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Administrative Agent and each Lender and their respective Affiliates, directors, officers, agents, advisors, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all third party claims, demands, litigation, proceeding, actions or causes of action (except a third party claim, demand, litigation, proceeding, action or cause of action for any amount excluded from the definition of “Taxes” in Section 3.11(a)) if the third party claim, demand, litigation, proceeding, action or cause of action arises out of or relates to (i) any act or omission (or alleged act or omission) of Borrower, Parent, any Subsidiary or other Affiliate of Borrower or Parent, or any partner, officer, director, stockholder, or other equity interest holder of Borrower or Parent relating to the Revolving Facility, (ii) the use or contemplated use of proceeds of any Borrowing or in connection with any Letter of Credit, (iii) any information provided to the Administrative Agent or any Lenders by Borrower, Parent or any of their subsidiaries, (iv) the timing of any public disclosures made or not made by Borrower, Parent or any of their Subsidiaries, (v) any related transaction, (vi) any third party brokerage fees other than those expressly agreed to by the Administrative Agent or a Lender, (vii) the sending of any materials or information through electronic, telecommunications or other information transmittal systems, (viii) the relationship of Borrower and the Lenders under this Agreement, (ix) the Commitments, (x) the Collateral, or (xi) the Loan Documents or the Revolving Facility in any other manner or aspect, in each case, regardless of any Indemnitee is a party to any of the foregoing; (b) any administrative or investigative proceeding or investigation by any Governmental Agency arising out of or related to any item described in clause (a) above; and (c) any and all liabilities, losses, damages, reasonable costs or expenses (including reasonable attorneys’ fees and the reasonably allocated costs of in-house attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion, institution or conduction (as applicable) of any foregoing third party claim, demand, litigation, investigation, proceeding, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any liability, loss, damage, cost or expense (a) to the extent arising solely from any claim against such Indemnitee from another Indemnitee or (b) that are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, or gross negligence of such Indemnitee or such Indemnitee’s directors, officers, employees, agents, advisors, attorneys and Affiliates. No Indemnitee shall be liable to Borrower, Parent or any of their Subsidiaries or any Affiliates thereof or to Borrower’s, Parent’s or any of their Subsidiaries’ or any of their Affiliate’s respective security holders or creditors for any special, indirect, consequential or punitive damages relating to the Revolving Facility or any of the other matters described in the preceding sentence or for any damages arising from the use by others of confidential information or other materials sent through electronic, telecommunications or other information transmittal systems. If any third party claim, demand, litigation, investigation, proceeding, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’s obligations under this Section unless such failure materially prejudices Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such third party claim, demand, litigation, proceeding, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and so long as no Event of Default has occurred and is continuing and Borrower is current on all payments under the Loan Documents including under this Section 11.11, such Indemnitee shall obtain Borrower’s prior consent (which shall not be unreasonably withheld or delayed). In connection with any third party claim, demand, litigation, investigation, proceeding, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Administrative Agent) selected by the Administrative Agent; provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 11.11 shall survive the expiration or termination of this Agreement and the repayment of all Borrowings and the payment and performance of all other Obligations owed to the Lenders.

11.12 Nonliability of the Lenders. Borrower acknowledges and agrees that:

(a) Any inspections of any Property of Borrower, Parent or any Subsidiary of Borrower or Parent made by or through the Administrative Agent or the Lenders are for purposes of administration of the Revolving Facility only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;

(c) The relationship between Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders and agent for lenders, as applicable; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower, any Subsidiary of Borrower, Parent or any of their respective Affiliates; neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, Parent or any Subsidiary of Borrower or Parent or any of their respective Affiliates, or to owe any fiduciary duty to Borrower, Parent, any Subsidiary of Borrower or Parent, or any of their respective Affiliates; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower, Parent, any Subsidiary of Borrower or Parent or any of their respective Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower, Parent, any Subsidiary of Borrower or Parent, or any of their respective Affiliates of any matter in connection with their Property or the operations of Borrower, Parent, any Subsidiary of Borrower or Parent or any of their respective Affiliates; Borrower, Parent, any Subsidiary of Borrower or Parent and their respective Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

(d) The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property or other loss, damage, liability or claim caused by the actions, inaction or negligence of Borrower, Parent, any Subsidiary of Borrower or Parent and/or any of their respective Affiliates and Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.

11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Lenders in connection with the Revolving Facility, and is made for the sole benefit of Borrower, the Administrative Agent and the Lenders, and the Administrative Agent’s and the Lenders’ successors and assigns. Except as provided in Sections 11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

11.14 Confidentiality. Each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to other Lenders or Affiliates of a Lender; (b) to legal counsel and accountants for Borrower, Parent, any Subsidiary of Borrower or Parent or any Lender; (c) to other professional advisors to Borrower, Parent or any Subsidiary of Borrower or Parent or any Lender; provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14; (d) to regulatory officials having (or purporting to have) jurisdiction over that Lender; (e) as required by Law or legal process, provided that each Lender agrees to give Borrower prior notice of any such disclosures unless prohibited by applicable Laws or impracticable; (f) in connection with any legal proceeding to which that Lender and Borrower, Parent or any Subsidiary of Borrower or Parent are adverse parties; (g) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its interests hereunder or in participations interests; provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14; (h) to prospective purchasers of any Collateral in connection with any disposition thereof; or (i) if an Event of Default has occurred and is continuing, to the extent that any of the Administrative Agent or the Lenders determines such disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Loan Documents. For purposes of the foregoing, “confidential information” shall mean any information respecting Borrower, Parent or any Subsidiary of Borrower or Parent that a reasonable person would consider confidential or proprietary; provided, however that the terms does not include (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously or subsequently published in any public medium or otherwise publicly known from a source other than, directly or indirectly, that Lender, and (iii) information previously or subsequently disclosed by Borrower, Parent or such Subsidiary of Borrower or Parent to any Person not associated with Borrower, Parent or such Subsidiary of Borrower or Parent which does not owe a professional duty of confidentiality to Borrower, Parent or such Subsidiary of Borrower or Parent or which has not executed an appropriate confidentiality agreement with Borrower, Parent or such Subsidiary of Borrower or Parent. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to Borrower, Parent or any Subsidiary of Borrower or Parent. Nothing in this Section 11.14 shall limit the use of any Platform as described in Section 11.6(b).

11.15 Further Assurances. Borrower shall, at its expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

11.16 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof including, except to the extent expressly set forth therein, the that certain commitment letter dated as of August 27. 2004 between Borrower and Wells Fargo but excluding the Fee Letter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.17 Governing Law. EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN A STATE OR FEDERAL COURT LOCATED IN THE STATE OF CALIFORNIA. THE PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO THE JURISDICTION OF ANY STATE COURT IN SAN FRANCISCO COUNTY, CALIFORNIA OR ANY FEDERAL COURT IN THE CENTRAL DISTRICT OF CALIFORNIA IN ANY ACTION OR PROCEEDING COMMENCED IN ANY SUCH COURT, AND THE PARTIES HEREBY WAIVE ANY OBJECTION THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY ANY SUCH COURT. FURTHERMORE, THE PARTIES HEREBY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO ASSERT THE DOCTRINE OF “FORUM NON CONVENIENS” OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.17. Whenever possible, each provision of this Agreement and the Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement and the Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto. Borrower and the Administrative Agent shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with a valid provision the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision. This Agreement and the Loan Documents shall be construed in accordance with their intent and with the fair meaning of their provisions and without regard to any presumption or other rule requiring construction against the party which caused the same to be drafted.

11.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

11.19 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

11.20 Time of the Essence. Time is of the essence of the Loan Documents.

11.21 Hazardous Material Indemnity. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (a) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (b) any activity carried on or undertaken on or off any Real Property by Borrower, Parent, any Subsidiary of Borrower or Parent or any of their predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower, Parent, any Subsidiary of Borrower or Parent or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower, Parent, any Subsidiary of Borrower or Parent or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property, except to the extent any of the foregoing results from the gross negligence or willful misconduct of any indemnified person. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on, in, under or about any Real Property, the presence of which is caused by the Administrative Agent or the Lenders. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section shall be unlimited obligations of Borrower and shall not be secured by any Lien on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section 11.21 shall survive the expiration or termination of this Agreement and the repayment of all Advances and the payment and performance of all other Obligations owed to the Lenders.

11.22 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.23 Purported Oral Amendments. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

11.24 Arbitration.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Obligations and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination, or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this subsection.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 100 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 100 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. The arbitration provisions set forth in this Section 11.24 shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

[THIS SPACE INTENTIONALLY LEFT BLANK -

SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WEST MARINE PRODUCTS, INC., a California corporation

By	/s/ John Edmondson
John Edmondson
Chief Executive Officer

Address for Borrower:

500 Westridge Drive
Watsonville, CA 95076

Attn: Eric Nelson

Telecopier: (831) 761-4406
Telephone: (831) 761-6925

With a copy to:

Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, N.W.
Suite 800
Washington, D.C. 20036-6802
Attn: Jon Hill
Telecopier: (202) 776-2222
Telephone: (202) 776-2725

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By	/s/ Patrick Bishop
Patrick Bishop
Vice President

Address for notices to Administrative Agent for borrowings and payments:

Wells Fargo Bank, National Association
65 West Alisal Street, 2nd Floor
Salinas, CA 93901
Attn: Patrick Bishop

Telecopier: (831) 757-7345
Telephone: (831) 754-5078

With a copy to:

Wells Fargo Bank, National Association
201 Third Street, 8th Floor
San Francisco, California 94103
Attn: Deborah Moore

Telecopier: (415) 546-6353
Telephone: (415) 477-5404

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, the Issuing Lender and the Swing Line Lender

By	/s/ Patrick Bishop
Patrick Bishop
Vice President

Address:

Wells Fargo Bank, National Association
65 West Alisal Street, 2nd Floor
Salinas, CA 93901
Attn: Patrick Bishop

Telecopier: (831) 757-7345
Telephone: (831) 754-5078

UNION BANK OF CALIFORNIA, N.A., as Syndication Agent and a Lender

By	/s/ Matt Tanzi
Matt Tanzi
Vice President

Address:

Union Bank of California, N.A.
99 Alamaden Boulevard
Suite 200
San Jose, California 95113-1687
Attn: William E. Hinch

Telecopier: (408) 279-7730
Telephone: (408) 280-7163

BANK OF AMERICA, N.A., as Documentation Agent and a Lender

By	/s/ Ronald J. Drobny
Ronald J. Drobny
Senior Vice President

Address:

Bank of America, N.A.
315 Montgomery
13th Floor
San Francisco, California 94104
Attn: Ronald J. Drobny

Telecopier: (415) 953-9023
Telephone: (415) 953-9023

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ James W. Henken
James W. Henken
Vice President

Address:

U.S. Bank National Association
101 S. Capitol Blvd.
Suite 807
Boise, Idaho 83702
Attn: James Henken
Telecopier: (208) 383-7574
Telephone: (208) 383-7823

BANK OF THE WEST, as a Lender

By	/s/ Mark L. Horn
Mark L. Horn
Regional Vice President

Address:

Bank of the West
One Almaden Blvd.
Suite 200
San Jose, California 95113
Attn: Mark L. Horn
Telecopier: (408) 292-4092
Telephone: (408) 299-1631

Exhibit I

(Last Days of Borrower’s Fiscal Quarters)

Fiscal Year 2004

1st Quarter	April 3, 2004
2nd Quarter	July 3, 2004
3rd Quarter	October 2, 2004
4th Quarter	January 1, 2005

Fiscal Year 2005

1st Quarter	April 2, 2005
2nd Quarter	July 2, 2005
3rd Quarter	October 1, 2005
4th Quarter	December 31, 2005

Fiscal Year 2006

1st Quarter	April 1, 2006
2nd Quarter	July 1, 2006
3rd Quarter	September 30, 2006
4th Quarter	December 30, 2006

Fiscal Year 2007

1st Quarter	March 31, 2007
2nd Quarter	June 30, 2007
3rd Quarter	September 29, 2007
4th Quarter	December 29, 2007

Fiscal Year 2008

1st Quarter	March 29, 2008
2nd Quarter	June 28, 2008
3rd Quarter	September 27, 2008
4th Quarter	December 27, 2008

Fiscal Year 2009

1st Quarter	March 28, 2009
2nd Quarter	June 27, 2009
3rd Quarter	September 26, 2009
4th Quarter	December 26, 2009

and, if applicable at any time after the Closing Date, the last day of each of Borrower’s Fiscal Quarters thereafter.